     As Filed with the Securities and Exchange Commission on June 25, 1999
                                                Registration No. 333-[_________]
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                        APPLIED CELLULAR TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

            MISSOURI                   3661                        43-1641533
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                          400 Royal Palm Way, Suite 410
                            Palm Beach, Florida 33480
                                 (561) 366-4800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

             ------------------------------------------------------
            Garrett A. Sullivan              Copies of all correspondence to:
       400 Royal Palm Way, Suite 410              Denis P. McCusker, Esq.
         Palm Beach, Florida 33480                    Bryan Cave LLP
               (561) 366-4800                    One Metropolitan Square
 (Name, address,  including zip code,             211 North Broadway,
    and telephone number,                       Suite  3600  St.  Louis,
including  area  code,  of agent for  service)    Missouri 63102-2750
                                                    (314) 259-2000

     Approximate date of commencement of proposed sale to public: From time to time.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.                                               [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]
     If delivery of the  prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              [ ]
================================================================================
                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
   Title of each class of         Amount to be        Proposed maximum      Proposed maximum         Amount of
 securities to be registered       registered        offering price per    aggregate offering    registration fee
                                                          unit(1)               price(1)
===================================================================================================================
   Common Stock, $.001 par
       value per share          8,279,858 shares           $3.1875             $26,133,716            $7,265
-------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the proposed offering price and registration fee has been calculated on the basis of the average of the high and low trading prices for the Common Stock on June 23, 1999 as reported on the Nasdaq Stock Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED June 25, 1999

                                8,279,858 Shares
                                [GRAPHIC OMITTED]

                        APPLIED CELLULAR TECHNOLOGY, INC.
                                  Common Stock
                               ------------------
     This prospectus relates to 8,279,858 shares of our Common Stock, par value $.001 per share, which will be sold at various times by the Selling Shareholders listed in this prospectus starting on page 50. More information about the shares is under "Description of Capital Stock."

     The Selling Shareholders may sell the shares of Common Stock in one or more transactions (which may include "block transactions") on the NASDAQ Stock
Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sales, at prices related to such prevailing market prices or at negotiated prices.

     Our shares are listed on the NASDAQ Stock Market under the symbol "ACTC." On June 23, 1999, the last reported sale price of the Common Stock was $3 3/16 per share. On or about July 1, 1999, our corporate name will change to Applied Digital Solutions, Inc., and our trading symbol will be "ADSX."

     We  will  not  receive  any  proceeds  from  shares  sold  by  the  Selling
Shareholders and we will bear all the expenses incurred in connection with registering this offering of Common Stock.

     The Selling Shareholders may sell the shares of Common Stock directly or through underwriters, dealers or agents. They may also pledge some of the shares of Common Stock. This prospectus also relates to any sale of shares of Common Stock that might take place following any foreclosure of such a pledge. More information about the way the Selling Shareholders may distribute the Common Stock is under the heading "Plan of Distribution."

     See the information under the heading "Risk Factors" starting on page 6, which describes certain factors you should consider before purchasing the Common Stock.

     Our principal office is at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480, and our telephone number is (561) 366-4800.
                     -------------------------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                           --------------------------

              The date of this prospectus is [_____________], 1999.

                                TABLE OF CONTENTS

Summary........................................................................3
Selected Financial Data........................................................5
Risk Factors...................................................................6
Selected Financial Data........................................................9
Our Business..................................................................11
Management's Discussion and Analysis of Financial Condition
  and Results of Operations...................................................17
Dividend Policy...............................................................33
Price Range of Common Stock...................................................33
Properties....................................................................34
Legal Proceedings.............................................................35
Management....................................................................36
Option Exercises and Fiscal Year-End Values...................................43
Certain Relationships and Related Transactions................................46
Beneficial Ownership of Common Stock..........................................48
Selling Shareholders..........................................................50
Description of Capital Stock..................................................53
Plan of Distribution..........................................................53
Shares Eligible for Future Sale...............................................54
Legal Opinion.................................................................54
Experts.......................................................................55
Additional Information........................................................55
Index To Financial Statements.................................................56

                                     SUMMARY

     You should read the following summary together with the more detailed information and financial statements and related notes thereto appearing elsewhere in this prospectus. This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" contain a discussion of the factors that could contribute to those differences.

                        APPLIED CELLULAR TECHNOLOGY, INC.

Our Business

     We are a full service communications company that offers a wide range of products and services to the wireless, telecommunications and digital data industries. We are building our core business around the following five business segments in the communications industry:

o    Communications Infrastructure

     The Communications Infrastructure division is involved in the fabrication, installation and maintenance of microwave towers and digital personal communications service towers, and the construction and installation of fiber optic and voice/data communications systems. The division also provides complete installation, service and maintenance of power distribution systems such as lighting, standby power, alarms and security and video systems.

o    Network Infrastructure

     Our  Network  Infrastructure  division  provides  an array  of  information
     technology  business  solutions,   including  a  broad  range  of  software
     operating systems and hardware platforms.

o    Telecommunications Systems

     Our Telecommunications division integrates a wide range of voice and data solutions, from business communication systems to computer telephony integration.

o    Internet

     Our Internet division assists customers in taking full advantage of the productivity gained in utilizing the internet for business. This will involve developing electronic commerce sites for businesses and providing internet access services to customers of our other divisions.

o    Application Technology

     The Application Technology division develops and implements the hardware and software technology needed to solve communication requirements, from portable data collection systems to inventory control systems. These solutions are helping end-users convert from analog to digital and from wireline to wireless systems. We are also involved in the design, manufacture and support of satellite communication technology, including satellite modems, data broadcast receivers and wireless global positioning for commercial and military applications.

Customers

     Our customers span virtually all industries and include companies, both public and private, of all sizes. We also provide services to the public sector, including the United States government.

Strategy

     Our goal is to be a single source communications provider that businesses can turn to for integrated communications systems, and we are taking advantage of the communications industry's move from analog to digital and from wireline to wireless systems.

About Us

     We incorporated in Missouri in May 1993. Our principal offices are located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480. Our telephone number is (561) 366-4800.

                                  The Offering

Common Stock offered by the
  Selling Shareholders .......... 8,279,858 shares

Number of shares outstanding .... 43,672,595 shares as of June 18, 1999

NASDAQ National Market Symbol ... ACTC.  Effective with our name change to
                                    Applied Digital Solutions, Inc. on or about
                                    July 1, 1999, our trading symbol will be ADSX.

Dividend Policy ................. We have not paid dividends on our Common Stock and do not anticipate paying dividends.  See
                                    "Dividend Policy", page 33.

Market Price of Common Stock .... The marked price of the Common Stock has ranged from a high of $5 1/2 to a low of $1
                                    17/32 during the 12 months preceding the date of this prospectus.

Risk Factors .................... See "Risk Factors," starting on page 6, for a discussion of factors you should carefully consider before deciding to invest in our
                                            Common Stock.

                             Selected Financial Data

     The following table provides selected financial information concerning our business. This information should be read in conjunction with the audited financial statements and related notes appearing elsewhere in this prospectus.

      (In thousands, except per share    Quarter Ended March 31,                Year Ended December 31,
        data)
                                         ---------------------- -----------------------------------------------------
                                             1999       1998        1998       1997      1996       1995      1994
                                         ---------------------- -----------------------------------------------------

Summary Of Operations
Net Operating Revenue                     $  51,573  $ 38,784    $ 207,081  $103,159  $ 19,883    $2,336   $    323
Cost Of Goods Sold                           33,176    28,298      142,893    69,408    10,524     1,186        270
--------------------------------------------------------------------------------------------------------------------
Gross Profit                                 18,397    10,486       64,188    33,751     9,359     1,150         53
Selling, General And Administrative
  Expenses                                   17,512     9,131       55,253    28,159     8,105       981        533
Restructuring and unusual costs               2,550
--------------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                      (1,665)    1,355        8,935     5,592     1,254       169       (480)
Interest Income                                 134       106          420       192       126        75         --
Interest Expense                               (445)     (234)      (1,653)     (978)     (200)      (15)        (2)
--------------------------------------------------------------------------------------------------------------------
Income (Loss) from Continuing Operations
  Before Provision (Benefit) for Income
  Taxes and Minority Interest
                                             (1,976)    1,227        7,702     4,806     1,180       229       (482)
Provision (Benefit) For Income Taxes           (575)      518        2,588     1,769       362        --         --
--------------------------------------------------------------------------------------------------------------------
Income (Loss) Before Minority Interest       (1,401)      709        5,114     3,037       818       229       (482)
Minority Interest                               244        94          424       697       132        49         --
--------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                            (1,645)      615        4,690     2,340       686       180       (482)
Preferred Stock Dividends                        --        18           44        72        60        --         --
====================================================================================================================
Net Income (Loss) Available To Common
  Stockholders                            $  (1,645) $    597    $   4,646  $  2,268  $    626    $  180   $   (482)
====================================================================================================================
Average Common Shares Outstanding            41,236    23,711       32,318    12,632     3,329     1,792        588
Average Common Shares Outstanding
  Assuming Dilution                          41,909    24,956       34,800    15,245     4,641     1,967        588
Per Common Share Data
Basic Net Income (Loss)                       (0.04)     0.03         0.14      0.18      0.19      0.10      (0.82)
Diluted Net Income (Loss)                     (0.04)     0.02         0.13      0.15      0.15      0.09      (0.82)
Cash Dividends                                   --        --           --        --        --        --         --
Balance Sheet Data
Cash and Cash Equivalents                 $    $698  $  5,923    $   4,555  $  7,657  $   $810    $  125   $      3
Property and Equipment                       15,914     6,597       15,627     5,339     2,915       138         36
Goodwill                                     41,708    16,381       33,430    12,787    14,528       907         --
Total Assets                                132,064    73,067      124,116    61,282    33,208     4,131      1,360
Long-Term Debt                                3,081     2,355        2,838     2,199     1,386        19          9
Total Debt                                   26,599     7,879       27,213     7,825     5,799       352        150
Minority Interest                             3,204     1,869        2,961     1,785       456        57         --
Redeemable Preferred Stock                       --       700           --       900    10,900        --         --
Stockholders' Equity                         70,007    42,834       67,560    36,285     8,252     3,052      1,128


                                  RISK FACTORS

     You should carefully consider the risk factors listed below. These risk factors may cause our future earnings to be less or our financial condition to be less favorable than we expect. You should read this section together with the other information in this prospectus.

Forward-Looking Statements and Associated Risk

     Certain statements under this heading and under the headings "Our Business" and "Management's Discussion and Analysis of Business and Financial Condition" in this prospectus constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All such forward-looking information involves risks and uncertainties and may be affected by many factors, some of which are beyond our control. These factors include:

     o   our growth strategies,

     o   anticipated trends in our business and demographics,

     o our ability to successfully integrate the business operations of recently acquired companies, and

     o   regulatory, competitive or other economic influences.

Uncertainty of Future Financial Results

     While we have been profitable for the last three fiscal years, future financial results are uncertain. There can be no assurance that we will continue to be operated in a profitable manner. Profitability depends upon many factors, including the success of our various marketing programs, the maintenance or reduction of expense levels and our ability to successfully coordinate the
efforts of the different segments of our business.    We incurred a loss in the
first quarter of 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Future Sales of and Market for the Shares

     As of June 18, 1999, there were 43,672,595 shares of Common Stock outstanding. In addition, 1,392,877 shares of Common Stock are reserved for issuance in exchange for certain exchangeable shares issued by two of our subsidiaries. Since January 1, 1999, we have issued an aggregate of 8,117,509 shares of Common Stock, of which 5,928,220 shares of Common Stock were issued as earnout payments in acquisitions, 1,952,263 shares were issued in exchange for such exchangeable shares, 121,465 shares were issued to acquire a minority interest, and 115,561 shares of Common Stock were issued for services rendered, including services under employment agreements and employee bonuses.

     Although we previously announced that we intend to limit the use of stock in future acquisitions, and to focus on cash transactions, we may effect acquisitions or contract for certain services through the issuance of Common Stock or our other equity securities, as we have typically done in the past. In addition, we have agreed to certain "price protection" provisions in acquisition agreements which may result in additional shares of common stock being issued to selling shareholders as of the effective date of the registration of the shares such selling shareholder previously received as consideration from us. Such issuances of additional securities may be dilutive of the value of the Common Stock in certain circumstances and may have an adverse impact on the market price of the Common Stock.

Risks Associated with Acquisitions and Expansion

     We have engaged in a continuing program of acquisitions of other businesses which are considered to be complementary to our lines of business, and we anticipate that such acquisitions will continue to occur. Our total assets were approximately $132 million as of March 31, 1999 and $124 million, $61 million, $33 million and $4 million as of December 31, 1998, 1997, 1996 and 1995, respectively. Net operating revenue was approximately $52 million for the three months ended March 31, 1999 and approximately $207 million, $103 million, $20 million and $2 million for the years ended December 31, 1998, 1997, 1996 and 1995, respectively. Managing these dramatic changes in the scope of our business will present ongoing challenges to management, and there can be no assurance that our operations as currently structured, or as affected by future acquisitions, will be successful.

     We and the businesses acquired by us may require substantial additional capital, and there can be no assurance as to the availability of such capital when needed, nor as to the terms on which such capital might be made available to us. On May 25, 1999, we entered into a credit facility described below under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     It is our policy to retain existing management of acquired companies, under the overall supervision of our senior management. The success of the operations of these subsidiaries will depend, to a great extent, on the continued efforts of the management of the acquired companies.

     We have entered into earnout arrangements with selling shareholders under which they are entitled to additional consideration for their interests in the companies they sold to us. Under these agreements, assuming that all earnouts are achieved, and assuming certain levels of profitability in the future, we are contingently liable for additional consideration amounting to approximately $4.5 million based on achieved 1999 results, approximately $2 million based on achieved 2000 results, approximately $4 million based on achieved 2001 results and approximately $2 million based on each of 2002 and 2004 achieved results. All amounts earned and payable have been accrued in the accompanying balance sheets.

     We have entered into put options with the selling shareholders of those companies in which we acquired less than a 100% interest. These options provide for us to acquire the remaining portion we do not own after periods ranging from 4 to 5 years from the dates of acquisition at amounts per share generally equal to 10% - 20% of the average annual earnings per share of the company before income taxes for, generally, a two-year period ending on the effective date of the put multiplied by a multiple ranging from 4 to 5. The requirements are recorded as changes in minority interest based upon current operating results.

Dependence on Key Individuals

     Our future success is highly dependent upon our ability to attract and retain qualified key employees. We are organized with a small senior management team, with each of our separate operations under the day-to-day control of local managers. If we were to lose the services of any members of our central management team, our overall operations could be adversely affected, and the operations of any of our individual facilities could be adversely affected if the services of the local managers should be unavailable. We have entered into employment contracts with our key officers and employees and certain subsidiaries. The agreements are for periods of one to ten years through June 2009. Some of the employment contracts also call for bonus arrangements based on earnings.

     In July of 1998, we announced that we had formed an executive search committee to locate and interview candidates for the position of President and Chief Operating Officer. We expect to fill this new position by the end of the second quarter of 1999.

Lack of Dividends on Common Stock; Issuance of Preferred Stock

     We do not have a history of paying dividends on our Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. Under the terms of our term and revolving credit agreement, we may declare and pay cash dividends of up to $150,000 in any calendar year. We intend to use any earnings which may be generated to finance the growth of our businesses. The Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the Common Stock as to payment of dividends.

Possible Volatility of Stock Price

     Our Common Stock is quoted on the NASDAQ Stock Market(R), which stock market has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as the significant changes to our business resulting from continued acquisitions and expansions, quarterly fluctuations in our financial results or cash flows, shortfalls in earnings or sales below analyst expectations, changes in the performance of other companies in our same market sectors and the performance of the overall economy and the financial markets could cause the price of our Common Stock to fluctuate substantially. During the 12 months preceding the date of this prospectus, the price per share of our Common Stock has ranged from a high of $5 1/2 to a low of $1 17/32.

Termination Payments

     Our employment agreements with three of our executive officers include "change of control" provisions, under which the employees may terminate their employment within one year after a change of control, and be entitled to receive specified severance payments and/or continued compensation payments for 60 months. Also, the agreements for both Richard Sullivan and Garrett Sullivan provide for certain "triggering events" which include a change in control, the termination of Richard Sullivan's employment other than for cause, or if Richard Sullivan ceases to hold his current positions with us for any reason other than a material breach of the terms of his employment agreement. In that case, we would be obligated to pay, in cash and/or in stock, $12.1 million and $3.5 million, respectively, to Richard Sullivan and to Garrett Sullivan, in addition to certain other compensation.

     Our obligations to make the payments described in this section could adversely affect our financial condition or could discourage other parties from entering into transactions with us which might be treated as a change in control or triggering event for purposes of these agreements. See "Management--Employment Agreements and Executive Compensation."

                             SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statements of operations data for the quarters ended March 31, 1998 and 1997, and the balance sheet data as of March 31, 1999, are derived from the unaudited financial statements included elsewhere in this prospectus. The balance sheet data as of March 31, 1997 is derived from unaudited financial statements not included herein. The statements of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from the audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1996, 1995 and 1994, and the statements of operations data for the years ended December 31, 1995 and 1994, are derived from audited financial statements not included herein. The historical results are not necessarily indicative of results to be expected for future periods.


      (In thousands, except per share    Quarter Ended March 31,                Year Ended December 31,
        data)
                                         ---------------------- -----------------------------------------------------
                                             1999       1998        1998       1997      1996       1995      1994
                                         ---------------------- -----------------------------------------------------

Summary Of Operations
Net Operating Revenue                     $  51,573  $ 38,784    $ 207,081  $103,159  $ 19,883    $2,336   $    323
Cost Of Goods Sold                           33,176    28,298      142,893    69,408    10,524     1,186        270
--------------------------------------------------------------------------------------------------------------------
Gross Profit                                 18,397    10,486       64,188    33,751     9,359     1,150         53
Selling, General And Administrative
  Expenses                                   17,512     9,131       55,253    28,159     8,105       981        533
Restructuring and unusual costs               2,550
--------------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                      (1,665)    1,355        8,935     5,592     1,254       169       (480)
Interest Income                                 134       106          420       192       126        75         --
Interest Expense                               (445)     (234)      (1,653)     (978)     (200)      (15)        (2)
--------------------------------------------------------------------------------------------------------------------
Income (Loss) from Continuing Operations
  Before Provision (Benefit) for Income
  Taxes and Minority Interest
                                             (1,976)    1,227        7,702     4,806     1,180       229       (482)
Provision (Benefit) For Income Taxes           (575)      518        2,588     1,769       362        --         --
--------------------------------------------------------------------------------------------------------------------
Income (Loss) Before Minority Interest       (1,401)      709        5,114     3,037       818       229       (482)
Minority Interest                               244        94          424       697       132        49         --
--------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                            (1,645)      615        4,690     2,340       686       180       (482)
Preferred Stock Dividends                        --        18           44        72        60        --         --
====================================================================================================================
Net Income (Loss) Available To Common
  Stockholders                            $  (1,645) $    597    $   4,646  $  2,268  $    626    $  180   $   (482)
====================================================================================================================
Average Common Shares Outstanding            41,236    23,711       32,318    12,632     3,329     1,792        588
Average Common Shares Outstanding
  Assuming Dilution                          41,909    24,956       34,800    15,245     4,641     1,967        588
Per Common Share Data
Basic Net Income (Loss)                       (0.04)     0.03         0.14      0.18      0.19      0.10      (0.82)
Diluted Net Income (Loss)                     (0.04)     0.02         0.13      0.15      0.15      0.09      (0.82)
Cash Dividends                                   --        --           --        --        --        --         --
Balance Sheet Data
Cash and Cash Equivalents                 $     698  $  5,923    $   4,555  $  7,657  $    810    $  125   $      3
Property and Equipment                       15,914     6,597       15,627     5,339     2,915       138         36
Goodwill                                     41,708    16,381       33,430    12,787    14,528       907         --
Total Assets                                132,064    73,067      124,116    61,282    33,208     4,131      1,360
Long-Term Debt                                3,081     2,355        2,838     2,199     1,386        19          9
Total Debt                                   26,599     7,879       27,213     7,825     5,799       352        150
Minority Interest                             3,204     1,869        2,961     1,785       456        57         --
Redeemable Preferred Stock                       --       700           --       900    10,900        --         --
Stockholders' Equity                         70,007    42,834       67,560    36,285     8,252     3,052      1,128


     Refer to Note 2 to our consolidated financial statements for a description of the business combinations that took place in 1998 and 1997.
     Refer to Note 20 to our consolidated financial statements for a description of the segments of business in which we operate.



QUARTERLY DATA (UNAUDITED)
(In thousands, except per share data)         First        Second       Third      Fourth       Full
Year Ended December 31,                      Quarter       Quarter      Quarter    Quarter      Year
--------------------------------------------------------------------------------------------------------
1999
Net Operating Revenue                         $ 51,573
Gross Profit                                    18,397
Net Income (loss) Applicable to
   Common Stockholders                          (1,645)
Basic Net Income (loss) Per Share                (0.04)
Diluted Net Income (loss) Per Share              (0.04)
--------------------------------------------------------------------------------------------------------
1998
Net Operating Revenue                         $ 38,784     $ 53,680    $ 59,044    $ 55,573   $ 207,081
Gross Profit                                    10,486       17,456      18,949      17,297      64,188
Net Income Available to Common Stockholders        597        2,351       1,654          44       4,646
Basic Net Income Per Share                        0.03         0.07        0.05           -        0.14
Diluted Net Income Per Share                      0.02         0.07        0.05           -        0.13
--------------------------------------------------------------------------------------------------------
1997
Net Operating Revenue                         $ 18,127     $ 24,743    $ 29,195    $ 31,094   $ 103,159
Gross Profit                                     6,048        8,309      10,369       9,025      33,751
Net Income Available to Common Stockholders        279          519       1,174         296       2,268
Basic Net Income Per Share                        0.05         0.07        0.09        0.02        0.18
Diluted Net Income Per Share                      0.04         0.06        0.08        0.01        0.15
--------------------------------------------------------------------------------------------------------

                                  Our Business

General

     We are a full service communications company that provides a wide range of products and services to the wireless, telecommunications and digital data industry. Our goal is to be a single source communications provider that businesses can turn to for integrated communications systems. To achieve this goal, we intend to take advantage of the communication industry's move from analog to digital and from wireline to wireless systems. Our services include the construction and installation of communications infrastructure, the installation of local and wide area networks and the development of specialized software for business applications. We also provide traditional telecommunications services such as long distance toll service, one-number dialing and call centers. We currently operate in the United States, Canada and the United Kingdom.

     In May 1993, our company was incorporated as a Missouri corporation under the name Great Bay Acquisition Company, and acquired Axcom Computer Consultants, which operated as a custom programming and systems house. After acquiring Axcom Computer Consultants, we changed the focus of Axcom's business operations to marketing and sales of emerging cellular data technology hardware and vertically-focused, proprietary software. Subsequently, on May 27, 1993, we changed our name to Axcom Information Technology, Inc. and then changed it again in April 1994 to Applied Cellular Technology, Inc. On June 1, 1998, we moved our principal office from Nixa, Missouri to Palm Beach, Florida. Until June, 1998, we had satellite corporate offices located in Amherst, New Hampshire, Cambridge, Massachusetts and St. Louis, Missouri.

     Under our original Articles of Incorporation, we had the authority to issue up to 10,000,000 common shares. In April 1994, we amended our Articles to allow the issuance of up to 20,000 shares of redeemable Preferred Stock, par value $10.00, per share. In August 1996, we again amended our Articles to increase the number of shares of our authorized Common Stock to 20,000,000, and to increase the number of authorized preferred shares to 1,000,000. In October 1997, we amended our Articles to authorize the issuance of up to 40,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, having terms to be specified by our Board of Directors at the time of issuance. In June 1998, we amended our Articles increase the authorized Common Stock to 80,000,000 shares.

Acquisitions and Developments

     The majority of our current operations are the result of acquisitions completed during the last five years. Our net operating revenues were $207.1 million, $103.2 million, $19.9 million, $2.3 million and $0.3 million respectively, in 1998, 1997, 1996, 1995 and 1994. Since January 1, 1998, we have completed fourteen acquisitions of companies whose aggregate net revenues for the year ended December 31, 1998 were approximately $94.8 million, or 45.8% of our total revenues for 1998. Until 1999, each of these acquisitions was managed independently and was directed by its own management team, and had its own marketing and operations support personnel. Our business has grown over the past five years primarily as a result of the following acquisitions and developments, which include earnout considerations and commissions paid through March 31, 1999:

o In November 1994, we formed a subsidiary, Kedwell International, Inc., and capitalized it by issuing 180,000 shares of our Common Stock. The name of the subsidiary was changed to Tech Tools, Inc. in April, 1995. The subsidiary purchased software in exchange for the 180,000 shares of our Common Stock and 120,000 redeemable Class E Warrants, which were exercised in August 1995 into 120,000 shares of our Common Stock.

o In December 1994, we acquired 570,712 shares of Cadkey, Inc., a software technology company, in exchange for 456,570 shares of our Common Stock, resulting in a 29% investment in Cadkey, Inc.

o During April 1995, we formed a subsidiary, ACT Financial Corp., a Delaware corporation. The subsidiary was formed to hold a note receivable from Cadkey, Inc. We purchased a $1,000,000 note receivable in exchange for 200,000 shares of Common Stock at a market price of $5.00. In November 1996, we received payment of $420,139 on the note receivable from Cadkey, Inc. The balance on the note was $307,768. Additionally, effective as of November 1, 1996, we exchanged our 29% investment in Cadkey for a 76.67% interest in a $750,000 note receivable from DataCAD, L.L.C., a company that purchased one of Cadkey's product lines. Our share in the note is $575,000. The remaining 23.33% of the note ($175,000) is owned by Micro Control System, Inc., the successor corporation to Cadkey.

o In August 1995, we acquired 80% of the common shares of Atlantic Systems, Inc., a developer and manufacturer of software and hardware systems for the retail industry, for 124,066 shares of our Common Stock. In August 1995, we also acquired, for our subsidiary Tech Tools, Inc., certain assets of Baler Software Corporation in exchange for the payment of debt of $14,000 and 113,009 shares of our Common Stock. Baler's assets purchased were the source code, inventory and manuals for a family of software development tools (primarily Visual Baler, a spreadsheet compiler). Selected fixtures and furnishings were also included in the purchase.

o In September 1995, we acquired 80% of the common shares of Elite Computer Services, Inc. for 102,160 shares of our Common Stock. This company's main business is the purchase of mainframe computers which are then stripped and the parts sold.

o Effective as of February 1, 1996, we purchased, for our subsidiary, Atlantic Systems, a liquor store software package (with exclusive rights to sell and support the software, hardware and software support contracts with current customers) and certain equipment from Quality Solutions, Inc. in consideration for cash of $40,784 and 33,494 shares of our Common Stock.

o Effective as of March 1, 1996, we acquired 80% of the outstanding common shares of Burling Instruments, Inc., a manufacturer of digital and analog temperature control devices for home and industry use, in exchange for 9,000 of our 8% redeemable preferred shares, at $100 per share, for a total consideration of $900,000.

o Effective as of September 1, 1996, we acquired 81.9% of the outstanding common shares of CRA-TEK Corp., in exchange for 295,115 shares of our Common Stock.

o In September 1996, we formed a subsidiary company, ACT Communications, Inc., a Delaware company, for the sole purpose of acquiring 100% of the outstanding common shares of Advanced Telecom Holdings, Inc., a telecommunications solutions provider. We issued to the selling shareholders 1,618,180 shares of our Common Stock and 100,000 shares of our 8% redeemable preferred shares at $100 per share. In addition, we issued to Advanced Telecom's selling shareholders 960,000 Class M Warrants evidencing the right to purchase 960,000 shares of our Common Stock at an exercise price of $5.31 per share.

o Effective as of November 1, 1996, we acquired 80% of the outstanding common shares of Universal Commodities Corp., in exchange for 581,818 shares of our Common Stock.

o Effective as of December 1, 1996, we acquired 80% of the outstanding common shares of US Electrical Products Corp., trading as Gavan-Graham Electric Products, in exchange for 258,988 shares of our Common Stock.

o Effective as of January 1, 1997, we acquired 100% of the outstanding common shares of Hopper Manufacturing Co., Inc., a re-manufacturer of and distributor of automotive parts, in exchange for 179,104 shares of our Common Stock.

o Effective as of January 1, 1997, our subsidiary, Universal Commodities Corp., acquired 80% of the outstanding common shares of Pizarro Re-Marketing, Inc., a provided or re-marketing services for the computer disc and tape industry, in exchange for 261,659 shares of our Common Stock.

o Effective as of January 1, 1997, our subsidiary, Universal Commodities Corp., acquired 80% of the outstanding common shares of Norcom Resources, Inc., whose business consists of sales, service and support of mainframe computers, in exchange for 375,420 shares of our Common Stock.

o Effective February 1, 1997, we acquired 100% of the outstanding common shares of MVAK Technologies, Inc., a re-manufacturer of vacuum pumps, in exchange for 389,296 shares of our Common Stock.

o In May 1997, we acquired 80% of Signal Processors, Ltd., a manufacturer of satellite communication technology, in exchange for 1,416,455 shares of our Common Stock.

o In July 1997, we acquired: 80% of Cybertech Station, Inc., a provider of computer memory products, in exchange for 217,085 shares of our Common Stock; 100% of DLS Service Corp., a value added reseller of computer software, in exchange for 57,600 shares of our Common Stock; 100% of Intermatica, Inc., a software sales company, in exchange for 710,953 shares of our Common Stock; 80% of PPL, Ltd., a provider of leasing and rental services, in exchange for 529,264 shares of our Common Stock; and 80% of STC Netcom, Inc., a communications construction contractor, in exchange for 1,670,000 shares of our Common Stock.

o In October 1997, we acquired: 100% of Alacrity Systems, Inc., a software developer and marketer, in exchange for 935,385 shares of our Common Stock; 100% of C.T. Specialists, Inc., a distributor of control systems, in exchange for 757,610 shares of our Common Stock; and 100% of Canadian Network Services, Ltd., a provider of extended area calling services, in exchange for 1,404,447 shares of our Common Stock.

o In January 1998, we acquired 100% of Information Products Center, Inc., a network infrastructure services provider, in exchange for 711,433 shares of our Common Stock and 100% of Winward Electric, a full service electrical and communications systems contractor, in exchange for 1,773,333 shares of our Common Stock.

o In April 1998, we acquired: 80% of Americom Group, a provider of communications infrastructure construction, maintenance, installation and training services, in exchange for 235,507 shares of our Common Stock; 100% of Aurora Electric, Inc., a full service electrical and communications system contractor, in exchange for 1,138,039 shares of our Common Stock; 80% of Blue Star Electronics, a cable assembly manufacturer, in exchange for 222,643 shares of our Common Stock; 100% of Consolidated Micro Components, a reseller of memory, processors and mass storage devices, in exchange for 429,805 shares of our Common Stock; 100% of Data Path Technologies, a seller of computer systems, peripherals, components and software, in exchange for 403,077 shares of our Common Stock; 100% of GDB Software Services, a provider of data processing consulting services, in exchange for 412,308 shares of our Common Stock; 80% of Innovative Vacuum Solutions, Inc., a re-manufacturer of high-end vacuum pumps, in exchange for 276,079 shares of our Common Stock; 80% of Service Transport Company, a transporter of computer systems and electronics, in exchange for 35,000 shares of our Common Stock; and 100% of Teledata Concepts, Inc., an internet and telecommunications services provider, in exchange for 144,828 shares of our Common Stock.

o In May 1998, we acquired 100% of TigerTel Services Limited (formerly, Commstar Ltd.), a call centers, voice messaging and one number dialing services provider, in exchange for 3,417,580 shares of our Common Stock.

o In June 1998, we acquired 85% of Signature Industries, Limited, a manufacturer of high-grade communications and safety devices, in exchange for 3,605,948 shares of our Common Stock; and 85% of Ground Effects, Ltd., a manufacturer of aluminum and steel tubes, in exchange for 1,105,707 shares of our Common Stock.

o In May 1999, we acquired 100% of the outstanding shares of common stock of Port Consulting, Inc., an integrator of information technology application systems and custom application development services in consideration for $621,000 at closing, and the assumption of debt of approximately $579,000.

o In June 1999, our subsidiary Intellesale.com, Inc., agreed to purchase all of the shares of Bostek, Inc. and Micro Components International, Incorporated for $30,055,000, of which $10,055,000 will be payable in cash at closing, $10,000,000 will be payable in stock of Intellesale.com and the remaining amount will be payable in cash over time. The closing of this acquisition is scheduled to occur on the later of June 21, 1999 or the fifth business day following the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Bostek and Micro Components are engaged in the business of acquiring open-box and off-specification computer equipment and selling such equipment, using the internet and other selling channels.

Business Divisions

     Prior to March 1999, our business was organized into three, and then eventually, four business groups, or industry segments: the Services and
Solutions Group (formerly the Retail Group), the Computer Group, the Manufacturing Group and the International Group. Each operating business was conducted through a separate subsidiary company directed by its own management team, and each subsidiary company had its own marketing and operations support personnel. Each management team originally reported to our President, who was responsible for overall corporate control and coordination, as well as financial planning. Later, a Group Vice President was added and the management teams reported to the Group Vice President, who ultimately reported to our President. The Chairman was responsible for our overall business and strategic planning.

     In March 1999, we announced a corporate reorganization at which time we named five new divisions as outlined below. Each division is managed by a division president who reports to the Senior Vice President who in turn reports to the President. Each division either has in place or is in the process of hiring a vice president of marketing and a financial controller. We believe we will attain increased operating efficiencies through this reorganization and believe this structure will facilitate the cross marketing of our products and services.

     Our primary businesses, other than Intellesale.com (formerly Inteletek, Inc.) and the Non-Core Business Group, are now organized into five business divisions:

o Telecommunications -- offers a wide range of communications services including interconnect and computer telephony integration, flat rate extended calling area service for commercial and residential accounts, commercial long distance toll service, toll free service, call centers, one number dialing, voice messaging and commercial long distance calling cards.

o Network Infrastructure -- provides personal computer network infrastructure for the development of local and wide area networks as well as site analysis, configuration proposals, training and customer support services.

o Internet -- is focused on developing electronic commerce sites for businesses and providing internet access services to customers of our other divisions.

o Communications Infrastructure-- provides specialty communications contracting services. It is involved in the fabrication, installation, and maintenance of microwave, cellular and digital personal communication services (PCS) towers and the construction and installation of fiber optic, voice/data communications and switchgear systems. The division also provides complete installation, service and maintenance of power distribution systems such as lighting, standby power, alarms, security, video systems, voice/data, network infrastructure and the installation of fiber optics within customer premises. The Communications Infrastructure division has secured contracts and provided services for national accounts such as Sprint, AT&T Wireless, GTE, MCI WorldCom, Wiltel and Pacific Bell.

o Application Technology-- provides software applications for data acquisition, asset management and decision support systems and develops programs for portable data collection equipment, including wireless hand-held devices. Its Flex Connect System links corporate systems to laptops, PDA's, handheld terminals and other mobile devices via wireless or wireline connections. It is also involved in the design, manufacture and support of satellite communication technology including satellite modems, data broadcast receivers and wireless global positioning systems for commercial and military applications. In addition, the division develops and markets peripheral enhancement software that creates a user-friendly environment for sending faxes, email and scanning, copying and managing documents on a desktop computer with a multi-function peripheral device. Integration of these capabilities into a single multifunction program is particularly advantageous to users in small offices, home offices and small workgroup environments.

     As of December 31, 1998, 1997 and 1996, revenues from these divisions together accounted for 57.0%, 48.8% and 70.1%, respectively, of our total revenues.

Intellesale.com

     Intellesale.com, Inc. (formerly Inteletek, Inc.) provides leasing, re-marketing, parts-on-demand and consulting services for mainframe, midrange and PC systems to industrial, commercial and retail organizations. It utilizes e-commerce and traditional distribution channels to market its products.
Intellesale is also a parts supplier and purchases electronic components and other scrap for de-manufacturing and reclamation of precious materials, steel, aluminum and copper.

     As of December 31, 1998, 1997 and 1996, revenues from Intellesale accounted for 29.4%, 38.2% and 10.0%, respectively, of our total revenues.

     We have announced our intention to seek a separate public listing of Intellesale's shares but will continue to hold a significant majority interest in Intellesale for the foreseeable future. With our recently announced reorganization, we believe that Intellesale should conduct business as a separate publicly traded entity which can yield, over time, far greater returns to its shareholders than under the current business structure. We anticipate that we will file a registration statement for the initial public offering of Intellesale by the end of July 1999, although no assurances can be given that such offering will in fact be completed.

The Non-Core Business Group

     This group is comprised of six individually managed companies whose businesses are as follows:

o CRA-TEK Company is a specialized manufacturer of custom digital and analog industrial electric controls and components.

o C.T. Specialists, Inc. is a distributor and manufacturers representative company, specializing in the application and sales of controls for factory automation, combustion and commercial heating and air conditioning (HVAC).

o Gavin-Graham Electrical Products is a custom manufacturer of electrical products, specializing in digital and analog panelboards, switchboards, motor controls and general control panels. The company also provides custom manufacturing processes such as shearing, punching, forming, welding, grinding, painting and assembly of various component structures.

o Ground Effects, Ltd., based in Windsor, Canada, is a certified manufacturer and tier one supplier of standard and specialized vehicle accessory products to the automotive industry. The company exports over 80% of the products it produces to the United States, Mexico, South America, the Far East and the Middle East.

o    Hopper  Manufacturing Co., Inc.  remanufactures and distributes  automotive
     parts.  This  primarily  includes  alternators,   starters,   water  pumps,
     distributors and smog pumps.

o Innovative Vacuum Solutions, Inc. designs, installs and re-manufactures vacuum systems used in industry.

     As of December 31, 1998, 1997 and 1996, revenues from this business group accounted for 13.6%, 13.0% and 19.3%, respectively, of our total revenues.

     We announced our intention to divest, in the ordinary course of business, these non-core businesses at such time and on such terms as the board of directors determines advisable. There can be no assurance that we will divest of any or all of these businesses or as to the terms of any divestiture transaction.

Growth Strategy

     Our growth strategy is focused on internal expansion and growth through acquisitions. The following are key elements of our strategy:

o Become a Single Source Communications Provider. We believe that our expertise in all five areas of the communications path will enable us to capitalize on the interest of businesses in fulfilling their communications services needs through one supplier.

o Leverage of Existing Customer Relationships. We believe there are significant opportunities within and between each division to cross market our services to our existing client base. We are in the process of hiring a vice president of marketing for each division who will be responsible for identifying these opportunities.

o Profit Center Management. While our corporate management team provides overall guidance, strategic direction and administrative support, our division presidents have responsibility for the day-to-day operations of their respective groups. We operate each business division as a largely autonomous profit center, which is held accountable for achieving its financial goals. We believe this approach to management increases our responsiveness to changes in the marketplace and our customers' requirements and contributes to our ability to grow profitably.

o Acquisitions. Since 1994 we have completed 35 acquisitions. Management analyzes each acquisition opportunity using criteria including profitability over a two to three year period, the strength of its balance sheet, the strength of its customer base and the experience of its management team. Going forward, we intend to make acquisitions that fit within one of our five primary operating divisions.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans and estimated beliefs. Our actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

     Beginning in the fourth quarter of 1998 and continuing into 1999, we reorganized into seven operating segments to more effectively and efficiently provide integrated communications products and services to a broad base of customers. The five operating segments that represent our core competency are:

o Telecommunications - The Telecommunications division provides telephone services and systems, computer telephony integration, interactive voice response, call centers and voice messaging.

o Network Infrastructure - The Network Infrastructure division provides computer systems, local area networks and application servers.

o Internet - The Internet division provides electronic commerce, intranet and extranet services and wide area networks.

o Communications Infrastructure - The Communications Infrastructure division provides communications towers, fiber optics, cabling, power distribution and communications equipment.

o Application Technology - The Application Technology division provides global positioning systems, satellite systems, field automation, asset management, corporate enterprise access, decision support and voice/data technology.

o    Operating segments outside our core competency are:

o Intellesale.com - The Intellesale.com division purchases and sells new and used computer equipment, and provides peripherals, components, consulting, systems integration and transportation of all types of computer systems.

o Non-Core - The Non-Core division provides electrical components, control panels, design engineering, manufacturing engineering, automation systems and vacuum pumps.

Results of Operations

         Three Months ended March 31, 1999 and 1998. The following table summarizes our results of operations as a percentage of net operating revenue for the three month periods ended March 31, 1999 and 1998.

                                                    Relationship to Net
                                                     Operating Revenue
                                                 -------------------------------
                                                 Three Months      Three Months
                                                     Ended             Ended
                                                 March 31, 1999   March 31, 1998
                                                        %                %
                                                 --------------   --------------

        Net operating revenue                       100.0            100.0
        Cost of goods sold                           64.3             73.0
                                                   -------          ------
        Gross margin                                 35.7             27.0
        Selling, general and administrative
          expenses                                   34.0             23.5
        Restructuring and unusual charges             4.9              0.0
                                                   -------          ------
        Operating income (loss)                      (3.2)             3.5
        Interest income                               0.3              0.3
        Interest expense                             (0.9)            (0.6)
                                                   -------          -------
        Income (loss) before provision for
          income taxes (benefit) and minority
          interest                                   (3.8)             3.2
        Provision (benefit) for income taxes          1.1             (1.4)
                                                   -------          -------
        Income (loss) before minority interest       (2.7)             1.8
        Minority interest                            (0.5)            (0.2)
                                                   -------          -------
        Net income (loss)                            (3.2)             1.6
        Preferred stock dividends                     0.0             (0.1)
                                                   =======          =======
        Net income (loss) available to common
          stockholders                               (3.2)             1.5
                                                   =======          =======


     Years Ended December 31, 1998, 1997 and 1996. The following table summarizes our results of operations as a percentage of net operating revenue for the last three years:


                      Relationship to Net Operating Revenue
                -------------------------------------------------
                                                1998         1997         1996
                                                  %            %            %
                                               -------      -------      -------

Net operating revenue                           100.0        100.0        100.0
Cost of goods sold                               69.0         67.3         52.9
                                                ------       ------       ------
Gross margin                                     31.0         32.7         47.1
Selling, general and administrative
   expenses                                      26.7         27.3         40.8
                                                ------       ------       ------
Operating income                                  4.3          5.4          6.3
Interest income                                   0.2          0.2          0.6
Interest expense                                 (0.8)        (0.9)        (1.0)
                                                ------       ------       ------
Income before provision for income taxes
    and minority interest                         3.7          4.7          5.9
Provision for income taxes                        1.2          1.7          1.8
                                                ------       ------       ------
Income before minority interest                   2.5          3.0          4.1
Minority interest                                 0.2          0.7          0.7
                                                ------       ------       ------
Net income                                        2.3          2.3          3.4
Preferred stock dividends                         0.0          0.1          0.3
                                                ======       ======       ======
Net income available to common stockholders       2.3          2.2          3.1
                                                ======       ======       ======

Company Overview

     Revenue

     Three Month Period ended March 31, 1999 and 1998. Revenue for the first three months of 1999 was $51.6 million, an increase of $12.8 million, or 33.0%, from $38.8 million for the first three months of 1998. This significant increase is attributable to growth through acquisition of companies acquired after March 31, 1998.

Revenue generated during the first three months of 1999 and 1998 was:


 (In thousands)                                 1999             1998
                                            ---------       ----------

 Telecommunications                          $ 9,012         $  7,024
 Network Infrastructure                        4,006            5,446
 Internet                                        997             --
 Communications Infrastructure                 9,010           10,001
 Application Technology                        6,755            1,703
 Intellesale.com                              17,107           10,855
 Non-Core                                      6,201            3,776
 Corporate                                    (1,515)             (21)
                                             ========        =========
 Consolidated                                $51,573         $ 38,784
                                             ========        =========


     Years ended December 31, 1998, 1997 and 1996. Revenue for 1998 was $207.1 million, an increase of $103.9 million, or 100.7%, from $103.2 million in 1997. The 1997 revenue represents an increase of $83.3 million, or 418.8% over the $19.8 million reported in 1996. These significant increases are attributable to our growth of existing businesses and to our growth through acquisition.

     In 1997, we exited the cellular phone business, a part of our Telecommunications division, due to increased competition from industry leaders and changes in the marketplace. Revenue from this line of business totaled approximately $12.6 million in 1997. After adjusting for the cellular line of business, revenue from internal operations grew 23.9% in 1998 from 1997, compared to 43.4% in 1997 from 1996. Revenue from external customers for each of the operating segments was:


(In thousands)                           1998              1997           1996
                                     -----------       -----------     ---------

Telecommunications                      $30,369           $32,208       $10,537
Network Infrastructure                   21,282              --            --
Internet                                  2,901              --            --
Communications Infrastructure            43,729             8,545          --
Application Technology                   19,859             9,574         3,394
Intellesale.com                          60,877            39,445         1,993
Non-Core                                 28,064            13,387         3,839
Corporate                                  --                --             120
                                     ===========       ===========     =========
Consolidated                          $ 207,081         $ 103,159       $19,883
                                     ===========       ===========     =========

     Gross Margin

     Three Month Period ended March 31, 1999 and 1998. The gross margin for the first three months of 1999 was $18.4 million, an increase of $7.9 million, or 75.4%, from $10.5 million for the first three months of 1998. As a percentage of revenue, the gross margin was 35.7% for the first three months of 1999 and 27.0% for the first three months of 1998. The change from the prior year is primarily due to the acquisition of several companies with different cost allocations. Also affecting the gross margin percentages were changes within the business mix and shifts in the competitive marketplace. The largest growth of gross margin dollar contributions came from the Intellesale.com, Application Technology and Telecommunications divisions. The Intellesale.com division contributed $5.1 million in gross margin for the first three months of 1999, an increase of $3.2 million or 167.9% over the first three months of 1998. The Application Technology division contributed $3.6 million in gross margin for the first three months of 1999, an increase of $2.3 million or 176.3% over the first three months of 1998. The Telecommunications division contributed $5.1 million in gross margin for the first three months of 1999, an increase of $1.5 million or 42.6% over the first three months of 1998.

     Years ended December 31, 1998, 1997 and 1996. The gross margin for 1998 was $64.2 million, an increase of $30.4 million, or 90.2%, from $33.7 million in 1997. The 1997 gross margin represents an increase of $24.4 million, or 260.6%, over the $9.4 million reported in 1996. As a percentage of revenue, the gross margin decreased to 31.0% in 1998 from 32.7% in 1997 and 47.1% in 1996. This decrease is a result of changes within the business mix, increased competition, and to new acquisitions with lower overall gross margin contributions.

     Selling, General and Administrative Expense

     Three Month Period ended March 31, 1999 and 1998. Selling, general and administrative expenses were $17.5 million for the first three months of 1999, an increase of $8.4 million, or 91.8%, from $9.1 million for the first three months of 1998. As a percentage of revenue, selling, general and administrative expenses were 34.0% and 23.5% for the first three months of 1999 and 1998, respectively. The increase as a percentage of revenue is due to the strengthening of the corporate infrastructure, additional costs incurred as part of our reorganization into seven business segments and additional amortization expense associated with goodwill from acquisitions.

     Years ended December 31, 1998, 1997 and 1996. Selling, general and administrative expenses were $55.3 million in 1998, an increase of $27.1 million, or 96.2%, from $28.2 million in 1997. The 1997 expense represents an increase of $20.1 million or 247.4% over the $8.1 million reported in 1996. As a percentage of revenue, selling, general and administrative expenses have decreased to 26.7% in 1998 from 27.3% in 1997 and 40.8% in 1996. This decrease as a percentage of revenue is due to economies of scale that we were able to recognize as we grew larger. Contributing to the dollar increase as a whole is the additional amortization expense associated with goodwill from acquisitions. Total depreciation and amortization expense included in selling general and administrative expense was $4.5 million, $1.9 million and $0.7 million in 1998, 1997 and 1996 respectively. Information on depreciation and amortization expense by operating segment can be found in Note 20 to our consolidated financial statements.

     Restructuring and Unusual Charges

     Three Month Period ended March 31, 1999 and 1998. As part of our reorganization of our core business into five reportable business groups, we have implemented a restructuring plan. The restructuring plan includes the exiting of selected lines of business within our Telecommunications and Application Technology business groups, and the associated write-off of assets. The restructuring charge of $2.2 million includes asset impairments, primarily software and other intangible assets, of $1.5 million, lease terminations of $.5 million, and employee separations of $.2 million. In addition, during the first quarter of 1999, as part of our core business reorganization, we realigned certain operations within our Telecommunications division and have recognized impairment charges and other related costs of $.3 million.

     Operating Income

     Three Month Period ended March 31, 1999 and 1998. The operating loss was $1.7 million for the first three months of 1999, a decrease of $3.1 million, or 222.9%, from the $1.4 million of operating income for the first three months of 1998. Excluding the $2.6 million restructuring and unusual charges mentioned above, operating income for the first three months of 1999 was $0.9 million.

     Operating income (loss) earned during the first three months of 1999 and 1998 was:

      (In thousands)                                     1999         1998
                                                     -----------  ------------

      Telecommunications                                 $  566         $ 359
      Network Infrastructure                                230           612
      Internet                                              (23)           --
      Communications Infrastructure                         180           410
      Application Technology (1)                           (323)           42
      Intellesale.com                                     2,372           835
      Non-Core                                              101            (9)
      Corporate (including amounts incurred
         during consolidation) (1)                       (4,768)         (894)
                                                       ========       =======
      Consolidated                                     $ (1,665)      $ 1,355
                                                       ========       =======

----------------------------
         (1) Includes restructuring and unusual charges incurred in the first three months of 1999 of $.3 million in the Application Technology division and $2.2 million in the corporate overhead expense.


     Years ended December 31, 1998, 1997 and 1996. Operating income was $8.9 million in 1998, an increase of $3.4 million, or 59.8%, from $5.6 million in 1997. The 1997 operating income represents an increase of $4.3 million, or 345.9% over the $1.3 million reported in 1996.

     Operating income for each of the operating segments was:


(In thousands)                                   1998         1997        1996
                                               --------------------------------

Telecommunications                               $ 852       $1,477       $ 896
Network Infrastructure                           1,563           --          --
Internet                                           272           --          --
Communications Infrastructure                    3,789          348          --
Application Technology                           1,424        2,159         (68)
Intellesale.com                                  4,509        2,356         504
Non-Core                                         1,122          626         444
Corporate  (including  amounts  incurred
  during consolidation)                         (4,596)      (1,374)       (522)
                                                -------      -------    --------
Consolidated                                    $8,935       $5,592     $ 1,254
                                                =======      =======    ========


     Interest Income and Expense

     Three Month Period ended March 31, 1999 and 1998. Interest income was $0.1 million for the first three months of 1999 and 1998. Interest income is earned primarily from short term investments and notes receivable.

     Interest expense was $0.4 million for the first three months of 1999 and $0.2 million for the first three months of 1998. Interest expense is principally associated with revolving credit lines and notes payable.

     Years ended December 31, 1998, 1997 and 1996. Interest income was $0.4 million in 1998, an increase of $0.2 million, or 118.8%, from $0.2 million in

1997. The 1997 interest income represents an increase of $66,000 or 52.4% over the $0.1 million reported in 1996. Interest income is earned primarily from short term investments and notes receivable.

     Interest expense was $1.7 million in 1998, an increase of $0.7 million, or 69.0%, from $1.0 million in 1997. The 1997 expense represents an increase of $0.8 million, or 389.0% over the $0.2 million reported in 1996. Interest expense is principally associated with revolving credit lines and notes payable. Information on interest income and interest expense by operating segment can be found in Note 20 to our consolidated financial statements.

     Income Taxes

     Three Month Period ended March 31, 1999 and 1998. We had an effective income tax benefit rate of 29.1% for the first three months of 1999 and had an effective tax rate of 42.2% for the first three months of 1998. The income tax benefit in 1999 was a result of the loss arising in the quarter, primarily due to the $2.6 million restructuring and unusual charges mentioned above. Changes in the effective rate primarily arise from the effect of purchase accounting, given our acquisition activities in recent years.

     Years ended December 31, 1998, 1997 and 1996. Our effective income tax rate was 33.6%, 36.8% and 30.7% in 1998, 1997 and 1996, respectively. Changes in the effective rate primarily arise from the effect of purchase accounting, given our acquisition activities in recent years.

Segment Overview

     Telecommunications

     Three Month Period ended March 31, 1999 and 1998
         (In thousands)                            1999     %        1998       %
                                                 -------  ------   --------   ------

         Revenue                                 $9,012   100.0    $ 7,024    100.0
         Gross profit                             5,135    57.0      3,602     51.3
         Selling, general and administrative      4,569    50.7      3,243     46.2
         Operating income                        $  566     6.3    $   359      5.1

     The revenue growth in the Telecommunications division came from both internal growth and through acquisition. Expansion into higher margin products and services in Canadian markets, cost control and economies of scale enabled the margins to increase.


Years  ended  December  31,  1998,  1997 and 1996

(In thousands)            1998       %        1997       %       1996        %
                        -------------------------------------------------------

Revenue                 $ 30,369   100.0    $ 32,208    100    $ 10,537   100.0
Gross profit              17,870    58.8      16,215   50.3       5,523    52.4
Selling, general and
   administrative         17,018    56.0      14,738   45.8       4,627    43.9
Operating income             852     2.8       1,477    4.6         896     8.5



     In 1997, we exited the cellular phone business due to increased competition from industry leaders and changes in the marketplace. Revenue and operating income from this line of business totaled approximately $12.6 million and $0.2 million in 1997. Excluding the cellular business, revenue increased 54.7% and 86.4% in 1998 and 1997, respectively. Of those amounts, 23.7% and 3.9% came from internal growth in 1998 and 1997, respectively.

     The cost shift in 1998 from cost of sales to selling, general and administrative expenses is due to different cost allocation methods associated with the Canadian markets entered during 1998. The operating income decrease in 1998 primarily reflected increasing competitive pressures in the telecommunications industry as a whole.

Network Infrastructure

     Three  Month  Period  ended  March  31,  1999 and  1998
     (In thousands)                           1999       %        1998       %
                                            -------    -----     ------    -----
     Revenue                                $4,006     100.0     $5,446    100.0
     Gross profit                              820      20.5      1,140     20.9
     Selling, general and administrative       590      14.7        528      9.7
     Operating income                        $ 230       5.8      $ 612     11.2

     Due to increased competition within the industry, the Network Infrastructure division has begun to transition from sales of hardware to installations and the providing of value added services. During the first three months of 1999, hardware sales were down compared to the first three months of 1998, as evidenced by the lower revenue, but the gross margin held steady due to the higher margins attained from the service business. Selling, general and administrative expenses were fairly consistent for the first three months of 1999 and 1998, but increased as a percentage of revenue as a result of lower revenues.

     Years ended December 31, 1998, 1997 and 1996

(In thousands)                           1998         %        1997      1996
                                       ---------    ------    ------    ------
Revenue                                $ 21,282     100.0     $ --        --
Gross profit                              3,862      18.1       --        --
Selling, general and administrative       2,299      10.8       --        --
Operating income                          1,563       7.3       --        --

     The Network Infrastructure division began operations during 1998.

     Internet

     Three Month Period ended March 31, 1999 and 1998

(In thousands)                             1999       %        1998       %
                                         -------    ------    ------     ----
Revenue                                  $ 997      100.0     $ --        --
Gross profit                               275       27.6       --        --
Selling, general and administrative        298       29.9       --        --
Operating income                         $ (23)      (2.3)      --        --

     The Internet division began operations during the second quarter of 1998.

     Years ended December 31, 1998, 1997 and 1996

(In thousands)                            1998        %        1997       1996
                                         --------   ------    -------    ------
Revenue                                  $ 2,901    100.0     $ --       $ --
Gross profit                               1,200     41.4       --         --
Selling, general and administrative          928     32.0       --         --
Operating income                             272      9.4       --         --

     The Internet division began operations during 1998.

     Communications Infrastructure

     Three Month Period ended March 31, 1999 and 1998

(In thousands)                            1999        %         1998        %
                                         -------    -----     --------    -----
Revenue                                  $ 9,010    100.0     $ 10,001    100.0
Gross profit                               1,743     19.3        1,218     12.2
Selling, general and administrative        1,563     17.3          808      8.1
Operating income                         $   180      2.0        $ 410      4.1

     Revenue in the Communications Infrastructure division for the first three months of 1999 decreased from the first three months of 1998 due to pricing pressures caused by increased competition within the industry. The revenue decline was partially offset by acquisitions made in the second quarter of 1998 which generated approximately $2.2 million during the first three months of 1999. The increase in gross margin percentage came as a result of careful cost management and acquisitions with higher gross margin percentages. The higher selling, general and administrative expenses, both in total and as a percentage of revenue, were due to the strengthening of the division's infrastructure and newly acquired companies with different cost allocations methods.

     Years ended December 31, 1998, 1997 and 1996

(In thousands)                            1998        %        1997       %     1996      %
                                         ---------  ------   -------    -----   -----    ----
Revenue                                  $ 43,729   100.0    $ 8,545    100.0   $ --      --
Gross profit                                8,887    20.3      1,274     14.9     --      --
Selling, general and administrative         5,098    11.7        926     10.8     --      --
Operating income                            3,789     8.7        348      4.1     --      --

     The Communications Infrastructure division began operations during 1997. Revenue increased 411.8% in 1998, 109.1% of which came from growth in internal operations. As a percentage of revenue, operating income was 8.7% and 4.1% in 1998 and 1997, respectively. This increased profitability is a result of the division's successful move to a larger operations base. The selling, general and administrative expenses, as a percentage of revenue, increased to 11.7% in 1998 from 10.8% in 1997 as a result of increased overhead associated with the expansion of this divisions internal infrastructure.

     Application Technology

    Three Month Period ended March 31, 1999 and 1998

(In thousands)                          1999        %         1998         %
                                      --------    ------     -------    -------
Revenue                               $ 6,755     100.0      $ 1,703     100.0
Gross profit                            3,620      53.6        1,310      76.9
Selling, general and administrative     3,943      58.4        1,268      74.5
Operating income                      $  (323)     (4.8)     $    42       2.4

     The Application Technology division has grown mostly though acquisition. Revenue increased 296.7% in the first three months of 1999 over the first three months of 1998. Due to the competitive nature of this industry segment, gross margins declined from 76.9% for the first three months of 1998 to 53.6% for the first three months of 1999 and could decline further in the future. The selling, general and administrative expenses for the first three months of 1999 include a $0.3 million charge for restructuring and unusual items. Excluding this charge, selling, general and administrative expenses would be 53.2% of revenue. The decline in the gross margin combined with increased selling, general and administrative expenses relating primarily to development of new products, has lowered the operating income as a percentage of revenue.

     Years ended December 31, 1998, 1997 and 1996

(In thousands)                              1998          %           1997       %           1996        %
                                           ---------    ------      --------   ------      --------   ------
Revenue                                    $ 19,859     100.0       $ 9,574    100.0       $ 3,394    100.0
Gross profit                                 11,613      58.5         5,846     61.1         1,374     40.5
Selling, general and administrative          10,189      51.3         3,687     38.5         1,442     42.5
Operating income                              1,424       7.2         2,159     22.6           (68)    (2.0)

     The Application Technology division has grown mostly though acquisition. Revenue increased 107.5% and 182.0% in 1998 and 1997, respectively. Due to the competitive nature of this industry segment, gross margins declined from 61.1% in 1997 to 58.5% in 1998 and could decline further in the future. This, combined with increased selling, general and administrative expenses relating to development of new products, has lowered the operating income as a percentage of revenue.

     Intellesale.com

     Three Month Period ended March 31, 1999 and 1998

(In thousands)                               1999       %        1998       %
                                          --------   ------   --------   ------
Revenue                                    $17,107    100.0    $10,855    100.0
Gross profit                                 5,124     30.0      1,913     17.6
Selling, general and administrative          2,752     16.1      1,078      9.9
Operating income                           $ 2,372     13.9     $  835      7.7

     Revenue for the first three months of 1999 increased 57.6% over revenues for the first three months of 1998. Approximately $6.3 million of this increase was contributed by companies acquired subsequent to March 31, 1998. Margins have increased steadily as a result of changes in the product mix and the additional services offered as a result of additional business lines acquired.


     Years ended December 31, 1998, 1997 and 1996

(In thousands)                              1998          %          1997        %          1996         %
                                           ---------    ------     ---------   ------      --------   ------
Revenue                                    $ 60,877     100.0      $ 39,445    100.0       $ 1,993    100.0
Gross profit                                 12,871      21.1         6,243     15.8         1,142     57.3
Selling, general and administrative           8,362      13.7         3,887      9.9           638     32.0
Operating income                              4,509       7.4         2,356      6.0           504     25.3

     Revenue increased 54.3% and 1,880.1% in 1998 and 1997, respectively. Of those amounts, 9.1% and 281.6% came from internal growth in 1998 and 1997, respectively. The tremendous revenue growth in 1997 came at the expense of margins due to the high volume, low profit businesses that were acquired in that year. Internal growth and additional acquisitions in 1998 helped to round out the product mix. Gross margins increased by 5.3% to 21.1% in 1998 from 15.8% in 1997. Gross margins had declined by 42.5% to 15.8% in 1997 from 57.3% in 1996 as the business expanded into high volume but lower margin hardware sales. Selling, general and administrative expenses, which were as high as 32.0% of revenue in 1996, reduced to 13.7% of revenue in 1998. This decline reflects the economies of scale that have resulted from overall growth in the last two years.

     Non-Core

     Three Month Period ended March 31, 1999 and 1998


(In thousands)                               1999         %       1998         %
                                           --------    ------   --------    ------

Revenue                                    $ 6,201     100.0    $ 3,776     100.0
Gross profit                                 1,661      26.8      1,216      32.2
Selling, general and administrative          1,560      25.2      1,225      32.4
Operating income                           $   101       1.6    $    (9)     (0.2)


     Revenue for the first three months of 1999 increased 64.2% over revenue for the first three months of 1998. Although there has been growth in the level of business, changes in product mix and pressures from a competitive marketplace have resulted in a decline of the gross margin from 32.2% for the first three months of 1998 to 26.8% for the first three months of 1999. Margins may continue to decline in the future. Selling, general and administrative expenses have declined as a percentage of revenue due to the disposition of a subsidiary with relatively higher selling, general and administrative costs as a percentage of revenue and acquisitions of companies with relatively lower selling, general and administrative costs as a percentage of revenue.

     Years ended December 31, 1998, 1997 and 1996


(In thousands)                               1998         %        1997         %       1996         %
                                           ---------    ------   ---------   ------    -------    ------

Revenue                                    $ 28,064     100.0    $ 13,387    100.0     $ 3,839    100.0
Gross profit                                  7,885      28.1       4,173     31.2       1,384     36.1
Selling, general and administrative           6,763      24.1       3,547     26.5         940     24.5
Operating income                              1,122       4.0         626      4.7         444     11.6


     Revenue increased 109.7% and 248.7% in 1998 and 1997, respectively. Of those amounts, 25.4% and 60.2% came from internal growth in 1998 and 1997, respectively. Although there has been substantial growth in the level of business, changes in product mix and pressures from a competitive marketplace have resulted in a gradual decline of the gross margin from 36.1% in 1996 to 28.1% in 1998, which has contributed to the decline in operating income. Margins may continue to decline in the future. Selling, general and administrative expenses have remained relatively steady as a percentage of revenue.

Liquidity and Capital Resources

     As of March 31, 1999, cash and cash equivalents totaled $0.7 million, a decrease of $3.9 million, or 84.7% from $4.6 million at December 31, 1998. Excess cash on hand has been concentrated and applied against our line of credit. Cash of $0.4 million was provided by operations for the first three months of 1999 and cash of $0.7 was used in operations during the first three months of 1998. The cash generated in the first three months of 1999 was due to net income, after adjusting for non-cash expenses. Accounts receivable increased $2.0 million as a result of slower collections. Inventories increased by $1.2 million or 5.8% to $21.9 million at March 31, 1999 from $20.7 million at December 31, 1998. This increase was primarily attributable to the lower sales in the first quarter of 1999 compared to the fourth quarter of 1998. Accounts payable and accrued expenses increased by $3.6 million as a result of careful management of accounts payable to accounts receivable collections. The cash used in the first three months of 1998 was primarily due to net income, after adjusting for non-cash expenses, and increases in inventory of $1.0 million.

     As of December 31, 1998, cash and cash equivalents totaled $4.6 million, a decrease of $3.1 million, or 40.5% from $7.7 million at December 31, 1997. Cash used in operating activities totaled $2.8 million, $3.3 million and $1.4 million in 1998, 1997 and 1996, respectively. In all three years, the cash was used primarily to fund increases in accounts receivable, inventory and prepaid assets and to pay down accounts payable. Accounts and unbilled receivables, net of allowance for doubtful accounts increased by $16.4 million or 90.6% to $34.4 million in 1998 from $18.0 million in 1997. This increase was primarily attributable to the increased volume of business in 1998 over 1997, as well as the increases as a result of businesses acquired in 1998. As a percentage of 1998 and 1997 net operating revenue, accounts and unbilled receivables were 16.6% and 17.5%, respectively. Inventories increased by $9.8 million or 90.0% to $20.7 million in 1998 from $10.9 million in 1997. This increase was primarily attributable to the increased volume of business in 1998 over 1997, as well as the increases as a result of businesses acquired in 1998. As a percentage of 1998 and 1997 cost of goods sold, inventories were 14.5% and 15.7%, respectively. Prepaid expenses and other current assets increased by 61.2% or $0.7 million to $2.0 million in 1998 from $1.3 million in 1997. This increase is attributable to the overall increase in our size in 1998. Accounts payable and accrued expenses increased by $8.6 million or 59.2% to $23.1 million in 1998 from $14.5 million in 1997. This increase was primarily attributable to the increased volume of business in 1998 over 1997, as well as the increases as a result of businesses acquired in 1998. As a percentage of 1998 and 1997 cost of goods sold, accounts payable and accrued expenses were 16.1% and 20.9%, respectively.

     Investing activities used cash of $3.3 million during the first three months of 1999 and $0.4 million during the first three months of 1998. In the first quarter of 1999, cash of $2.4 million was used to pay for the cost of asset and business acquisitions, payments of $0.8 million were made for property, plant and equipment and $0.3 million was spent on other assets. These investments were partially offset by payments received on notes receivable from officers. During the first three months of 1998, $1.3 million in cash was acquired in asset and business acquisitions. This source of cash was offset mostly by payments for property, plant and equipment of $0.6 million, increases in other assets of $0.6 million and increases in notes receivable to officers of $0.2 million.

     Investing activities used cash of $6.8 million in 1998 and provided cash of $4.2 million and $0.8 million in 1997 and 1996, respectively. In 1998, $7.4 million was used principally to increase assets such as notes receivable, property and equipment and other assets, while $0.5 million was received from the sale of assets. In 1997, sources of cash primarily included $4.0 million of cash acquired in acquisitions and $2.3 million in proceeds from the sale of assets. These amounts were partially offset by payments of $2.2 million for property and equipment and other assets. In 1996, $1.2 million of cash was provided by payments received on notes receivable and proceeds from the sales of assets. This was offset slightly by investments of $0.3 million in property and equipment and other assets.

     Cash of $1.0 million and $0.9 million was used in financing activities during the first three months of 1999 and 1998, respectively. In the first three months of 1999, proceeds from long term debt of $2.3 million were offset by $2.9 million paid on notes payable, $0.3 million paid for long term debt and $0.1 million paid for other financing costs. In the first three months of 1998, proceeds from long term debt of $0.3 million were offset by $0.7 million paid toward long term debt, $0.2 million paid for the redemption of preferred shares, $0.2 million paid on notes payable and $0.1 million paid for preferred stock dividends.

     Cash of $6.4 million, $6.0 million and $1.4 million was provided by financing activities in 1998, 1997 and 1996, respectively. In 1998, $13.2 million was obtained through borrowings under notes payable and long term debt and $1.4 million was obtained through the issuance of common shares. Uses of cash in 1998 included repayments of $6.9 million on long term debt, $0.9 million for the redemption of preferred stock and $0.3 million for the repurchase of common stock. In 1997, $9.4 million of cash was provided primarily though the issuance of common stock and from long term debt proceeds. In 1997, $3.3 million of cash was used to pay down notes payable and long term debt. In 1996, $1.6 million of cash came from borrowings under notes payable and the issuance of common stock. $0.2 million of cash was used mostly to pay down long term debt.

     One of our stated objectives is to maximize cash flow, as management believes positive cash flow is an indication of financial strength. However, due to our significant growth rate, our investment needs have increased. Consequently, we may continue, in the future, to use cash from operations and may continue to finance this use of cash through financing activities such as the sale of common stock and/or bank borrowing, if available.

     In August, 1998, we entered into a $20 million line of credit with State Street Bank & Trust Company secured by all of our domestic assets at the prime lending rate or at the London Interbank Offered Rate, at our discretion. In February 1999, the amount of the line of credit was increased to $23 million. As of May 25, 1999, the outstanding balance was approximately $22 million

     On May 25, 1999, we entered into a Term and Revolving Credit Agreement with IBM Credit Corporation. On May 26, 1999 we repaid the amount due to State Street. The Term and Revolving Credit Agreement provides for:

     (a)  a revolving credit line of up to $33.5 million, designated as follows:
          (i) a USA revolving credit line of up to $22 million, (ii) a Canadian revolving credit line of up to $8.5 million, and (iii) a United Kingdom revolving credit line of up to $3 million.

     (b)  a term loan A of up $22 million.

     (c)  a term loan B of up to $35 million, and

     (d) a term loan C designated in Canadian dollars of up to CND$6.645 million.

     The revolving credit line may be used for general working capital requirements, capital expenditures and certain other permitted purposes. The USA revolving credit line bears interest at the 30-day LIBOR rate plus 1.75%; the Canadian revolving credit line bears interest at the base rate as announced by the Toronto-Dominion Bank of Canada each month plus 0.1707%; the UK revolving credit line bears interest at the base rate as announced by the National Westminster Bank PLC of England each month plus 1.4207%.

     Term loan A, which was used to pay off State Street Bank & Trust Company, bears interest at the 30-day LIBOR rate plus 1.75%, will be amortized in quarterly installments over six years and is repayable in full on the third anniversary of the closing date of the loan.

     Term loan B, which may be used for acquisitions, bears interest at the 30-day LIBOR rate plus 1.75%, will be amortized in quarterly installments over six years and is repayable in full on the third anniversary of the closing date of the loan. As of June 18, 1999, no advances had been made under the Term loan B facility.

     Term loan C, which will be used by our Canadian subsidiaries to repay their outstanding loans to their existing lenders, bears interest at the base rate as announced by the Toronto-Dominion Bank of Canada each month plus 0.1707%, will be amortized in quarterly installments over six years and is repayable in full on the third anniversary of the closing date of the loan. As of June 18, 1999, no advances had been made under the Term loan C facility.

     The agreement contains standard debt covenants relating to the financial position and performance as well as restrictions on the declarations and payment of dividends.

     Our sources of liquidity include, but are not limited to, funds from operations and funds available under the credit agreement, which we anticipate extending or refinancing. We may be able to use additional bank borrowings, proceeds from the sale of common and preferred shares, proceeds from the exercise of stock options and warrants, and the raising of other forms of debt or equity through private placement or public offerings. There can be no assurance however, that these options will be available, or if available, on favorable terms. We believe that our current cash position, augmented by financing activities, if available, will provide us with sufficient resources to finance our working capital requirements for the foreseeable future. Our capital requirements depend on a variety of factors, including but not limited to, the rate of increase or decrease in our existing business base; the success, timing, and amount of investment required to bring new products on-line; revenue growth or decline; and potential acquisitions. We believe that we have the financial resources to meet our future business requirements.

Outlook

     Our objective is to continue to grow each of our operating segments internally and through acquisitions, both domestically and abroad. Our strategy has been, and continues to be, to invest in and acquire businesses that complement and add to our existing business base. We have expanded significantly through acquisitions in the last twelve months and continue to do so. Our financial results and cash flows are substantially dependent on not only our ability to sustain and grow existing businesses, but to continue to grow through acquisition. We expect to continue to pursue our acquisition strategy in 1999 and future years, but there can be no assurance that management will be able to continue to find, acquire, finance and integrate high quality companies at attractive prices.

     We are constantly looking for ways to maximize shareholder value. As such, we are continually seeking operational efficiencies and synergies within operating segments as well as evaluating acquisitions of businesses and customer bases which complement our operations. We have retained the services of an investment banking firm to help evaluate strategic initiatives and maximize shareholder value. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divestiture of non-core business units that are not critical to our long term strategy or other restructuring or rationalization of existing operations. We will review all alternatives to ensure maximum appreciation of our shareholders' investments. There can be no assurance however that any initiatives will be found, or if found, that they will be on terms favorable to us.

Year 2000 Compliance

     Background. Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Millennium Bug" or "Year 2000 problem."

     Assessment. The Year 2000 problem could affect computers, software and other equipment used, operated, or maintained by us. Accordingly, we are reviewing our internal computers, software, applications and related equipment and our systems other than information technology systems to ensure that they will be Year 2000 compliant. We believe that our Year 2000 plan will be completed in all material respects prior to the anticipated Year 2000 failure dates. We spent approximately $.2 million in 1998 on our Year 2000 compliance plan and estimate an additional $.5 million will be spent in 1999, most of which relates to new equipment. There can be no assurance however, that the total costs will be limited to this amount.

     Software Sold to Consumers. We are in the process of identifying all potential Year 2000 problems with any of the software products we develop and market. However, management believes that it is not possible to determine with complete certainty that all Year 2000 problems affecting our software products will be identified or corrected due to the complexity of these products. In addition, these products interact with other third party vendor products and operate on computer systems which are not under our control. For non-compliant products, we are providing recommendations as to how an organization may address possible Year 2000 issues regarding that product. Software updates are available for most, but not all, known issues. Such information is the most currently available concerning the behavior of our products and is provided "as is" without warranty of any kind. However, variability of definitions of

"compliance" with the Year 2000 and of different combinations of software, firmware and hardware could likely lead to lawsuits against us. The outcome of any such lawsuits and the impact on us are not estimable at this time.

     Internal Infrastructure. We believe that our major computers, software applications and related equipment used in connection with our internal operations are not subject to significant Year 2000 problems, because the computer programs used by us are primarily off-the-shelf, recently developed programs from third-party vendors. We are in the process of obtaining assurances from such vendors as to the Year 2000 compliance of their products. Most vendors are reluctant to provide written assurances and, although some vendors may make verbal assurances of Year 2000 compliance, there can be no certainty that the systems utilized by us will not be affected. We have assessed all 34 of our operating locations and have determined that 21 of the 34 locations are Year 2000 compliant. Of the remaining 13 locations, 7 are in the process of upgrading their current systems and 4 are replacing their systems. All internal infrastructure systems and equipment are expected to be Year 2000 compliant prior to the anticipated Year 2000 failure dates.

     Systems Other than Information Technology Systems. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators, and other common devices may be affected by the Year 2000 problem. We have assessed all 34 of our operating locations and have determined that 30 of the 34 locations are Year 2000 compliant. The remaining 4 locations are in the process of upgrading or replacing the current systems. All non-information technology systems and equipment are expected to be Year 2000 compliant prior to the anticipated Year 2000 failure dates.

     Suppliers. We have initiated communications with third party suppliers of the major computers, software, and other equipment used, operated, or maintained by us to identify and, to the extent possible, to resolve issues involving the Year 2000 problem. However, we have limited or no control over the actions of these third party suppliers. Thus, while we expect that we will be able to resolve any significant Year 2000 problems with these systems, there can be no assurance that these suppliers will resolve any or all Year 2000 problems with these systems before the occurrence of a material disruption to our business or any of our customers. Any failure of these third parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     Contingency Plans. At certain subsidiaries, where we feel it is necessary, we are preparing contingency plans relating specifically to identified Year 2000 risks and developing cost estimates relating to these plans. Contingency plans may include stockpiling raw and packaging materials, increasing inventory levels, securing alternate sources of supply and other appropriate measures. We anticipate completion of the Year 2000 contingency plans prior to the anticipated Year 2000 failure dates. Once developed, Year 2000 contingency plans and related cost estimates will be tested in certain respects and continually refined as additional information becomes available.

     Most Likely Consequences of Year 2000 Problems. We expect to identify and resolve all Year 2000 problems that could materially adversely affect our business operations and cash flows. However, management believes that it is not possible to determine with complete certainty that all Year 2000 problems affecting us have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, one cannot accurately predict how many Year 2000 problem-related failures will occur or the severity, duration, or financial consequences of these perhaps inevitable failures. As a result, management expects that we may suffer the following consequences:

 o A significant number of operational inconveniences and inefficiencies for us and our clients that may divert management's time and attention and financial and human resources from its ordinary business activities; and

 o A lesser number of serious system failures that may require significant efforts by us or our customers to prevent or alleviate material business disruptions.

     Based on the activities described above, we do not believe that the Year 2000 problem will have a material adverse effect on our business, results of operations or cash flows. The estimate of the potential impact on our financial position, overall results of operations or cash flows for the Year 2000 problem could change in the future. The discussion of our efforts, and management's expectations, relating to Year 2000 compliance are forward-looking statements. Our ability to achieve Year 2000 compliance and the level of incremental costs associated therewith, could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' ability to modify proprietary software, and unanticipated problems identified in the ongoing compliance review.

Impact of Recently Issued Accounting Standards

     In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (FAS) 133, Accounting for Derivative Instruments and Hedging Activities. We do not have any derivative instruments or hedging transactions.

Quantitative and Qualitative Disclosures About Market Risk

     With our Canadian and United Kingdom subsidiaries, we have operations and sales in various regions of the world. Additionally, we may export and import to and from other countries. Our operations may therefore be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries. Sales and expenses may be denominated in local currencies and may be affected as currency fluctuations affect our product prices and operating costs or those of our competitors.

     We presently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks, nor do we invest in speculative financial instruments.

     Our domestic borrowings under our credit agreement are at the London Interbank Offered Rate plus 1.75%. Such rate is subject to adjustment.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     On October 23, 1998, our Board of Directors voted to replace Rubin, Brown, Gornstein & Co. LLP ("RBG") with PricewaterhouseCoopers LLP ("PwC") as our independent accountants for the year ending December 31, 1998.

     The reports of RBG on our financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of our financial statements for each of the two fiscal years ended December 31, 1997 and 1996, and in the subsequent interim period through November 2, 1998, there were no disagreements with RBG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of RBG, would have caused RBG to make reference to the matter in their report.

     During the two most recent fiscal years and in the subsequent interim period through November 2, 1998, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v).

     On November 2, 1998, we engaged PwC as our principal accountants to audit our consolidated financial statements for the year ending December 31, 1998. During fiscal 1996 and 1997 and in the subsequent interim period, we had not consulted PwC on items which concerned the application of accounting principles generally, or to a specific transaction or group of transactions, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements.

     We filed a Current Report on Form 8-K on November 4, 1998 with the Securities and Exchange Commission to report the engagement of PwC. Attached to that report as an exhibit was a letter from RBG addressed to the Securities and Exchange Commission stating that they agreed with the disclosure contained in Current Report on Form 8-K.

Competition

     Each segment of our business is highly competitive, and we expect that competitive pressures will continue. Many of our competitors have far greater financial, technological, marketing, personnel and other resources than us. The areas which we have identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States, Canada and Europe. There can be no assurance that we will have the financial, technical, marketing and other resources required to compete successfully in this environment in the future.

Employees

     At  March  31,  1999,  we,   together  with  our   subsidiaries,   employed
approximately 1,700 employees.

Backlog

     At March 31, 1999, we had a backlog of approximately $15 million, all of which is expected to be filled in 1999.

Compliance with Environmental Regulations

     Federal, state and local laws or regulations which have been enacted or adopted regulating the discharge of materials into the environment have not had, and under present conditions we do not foresee that they will have, a material adverse effect on the capital expenditures, earnings, cash flows or our competitive position. We will continue to monitor our operations with respect to potential environmental issues, including changes in legally mandated standards.

                                 DIVIDEND POLICY

     Holders of our Common Stock are entitled to receive such dividends as may be declared by our Board of Directors. Other than the distribution of warrants pursuant to the Joint Actions by Unanimous Consent of the Board of Directors and Shareholders dated March 25, 1994, since our inception, no dividends on our Common Stock have ever been paid, and we do not anticipate that dividends will be paid on our Common Stock in the foreseeable future. Pursuant to certain restrictions under a term and revolving credit agreement dated as of May 25, 1999 with IBM Credit Corporation, we may declare and pay cash dividends to our shareholders in the aggregate amount of up to $150,000 in any calendar year. In addition, we may only declare or pay dividends on our Common Stock if our subsidiaries, TigerTel Services Limited (formerly Commstar Ltd.) and ACT-GFX Canada, Inc., are able to, and simultaneously do, declare or pay an equivalent dividend on each of their exchangeable shares. The Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences as to payment of dividends.

                           PRICE RANGE OF COMMON STOCK

     Our Common Stock trades on the NASDAQ Stock Market(R) under the symbol "ACTC." Effective with our name change to Applied Digital Solutions, Inc. on or about July 1, 1999, our trading symbol will be "ADSX." The following table sets forth the high and low sale prices of the Common Stock as reported by the NASDAQ for each of the quarters since the beginning of 1997.

                                                            High          Low
     1997
      First Quarter............................            5 7/8         4
      Second Quarter...........................            4 3/8         2 5/8
      Third Quarter ...........................            8 3/4         2 13/16
      Fourth Quarter ..........................            9 3/4         3 25/32
     1998
      First Quarter............................            5 1/2         4 1/32
      Second Quarter...........................            4 7/8         3 1/8
      Third Quarter ...........................            3 1/2         1 9/16
      Fourth Quarter ..........................            5 1/2         1 1/2
     1999
      First Quarter............................            4 3/16        2
      Second Quarter (through June 24, 1999)               3 1/8         2

Holders

     As of June 18,  1999,  there  were  1,227  holders  of record of our Common
Stock.

                                   Properties

     At  March  31,  1999,  we  leased  819,019  square  feet  of our  operating facilities, of which 231,501 square feet is for office facilities, 257,518 square feet is for factory/warehouse use and 330,000 square feet is for exhibition space. These leases expire at various dates through 2009. In addition, we own office and manufacturing facilities, comprising 41,000 square feet, of which 34,500 square feet is for manufacturing and 6,500 square feet is for office space.

     The following table sets forth the principal locations of our properties:

                                                    Square Feet
                               --------------------------------------------------
                                            Factory /      Exhibit /
                                 Office     Warehouse      Other         Total
                               ---------    ----------     ---------   ----------
Alaska                            6,000        23,532         --          29,532
California                        5,574        31,000         --          36,574
Canada                           79,041        73,600         --         152,641
Florida                           9,848          --           --           9,848
Illinois                         19,486         5,400         --          24,886
Louisiana                           500          --           --             500
Massachusetts                     3,781        10,791         --          14,572
Minnesota                         2,000         9,900         --          11,900
Missouri                          5,000          --           --           5,000
New Hampshire                     2,688          --           --           2,688
New Jersey                       43,247        59,370         --         102,617
New York                          3,240        21,000       330,000      354,240
Pennsylvania                     18,196         4,925         --          23,121
Texas                             2,750         2,500         --           5,250
United Kingdom                   32,150        40,000         --          72,150
Utah                              4,500        10,000         --          14,500
                                --------      --------      --------     --------
                                238,001       292,018       330,000      860,019
                                ========      ========      ========     ========

     The following table sets forth our properties by business divisions:

                                                    Square Feet
                               --------------------------------------------------
                                            Factory /      Exhibit /
                                 Office     Warehouse      Other         Total
                               ---------    ----------     ---------   ----------

Telecommunications                106,723      10,325         --         117,048
Network Infrastructure              5,000       1,720         --           6,720
Internet                            5,500        --           5,500          --
Communications Infrastructure      13,974      33,532         --          47,506
Application Technology             53,947      40,000         --          93,947
Inteletek                          15,390      62,200       330,000      407,590
Non--Core                          30,431     144,241         --         174,672
Corporate                           7,036         --          7,036          --
                                 -----------------------------------------------

                                  238,001     292,018       330,000      860,019
                                 ===============================================

                                LEGAL PROCEEDINGS

     We and certain of our subsidiaries are parties to various legal actions as either plaintiff or defendant. In the opinion of management, these proceedings will not have a material adverse effect on the financial position, cash flows or overall trends in our results. The estimate of the potential impact on our financial position, overall results of operations or cash flows for these proceedings could change in the future. We are not subject to any environmental or governmental proceedings.

     On May 17, 1999, we were named as defendants in a suit brought in the United States District Court for the District of New Hampshire, in a matter styled John H. Martin, Jr. v. Applied Cellular Technology, Inc. The plaintiff, a former Vice President of sales and Chief Operating Officer of our former subsidiary, Tech Tools, Inc., alleges that: (i) we verbally agreed to sell our controlling interest in Tech Tools to plaintiff; (ii) we repudiated the sale; and (iii) we caused Tech Tools to commence a wrongful civil action against plaintiff for conversion and to file a false report against plaintiff alleging plaintiff's illegal diversion of Tech Tool's funds which subjected plaintiff to criminal proceedings. Based on these allegations, plaintiff is seeking monetary damages in the amount of $20 million. We believe that plaintiff's claims are without merit and intend to defend ourselves vigorously. We do not expect this litigation to have a material adverse effect on our financial position, overall results of operations or cash flows.

                                   MANAGEMENT

Directors and Executive Officers of the Registrant

     Our directors and executive officers are as follows:

               Name         Age    Position/Committees                            Position Held Since
------------------------------------------------------------------------------------------------------------

Richard J. Sullivan         60     Chairman, CEO (1,2)                            May 1993
Garrett A. Sullivan         64     Director, President, COO (1,3)                 March 1995
Daniel E. Penni             51     Director (1,2,3)                               March 1995
Angela M. Sullivan          39     Director (1,2)                                 April 1996
Arthur F. Noterman          57     Director (1,3)                                 February 1997
Constance K. Weaver         46     Director (1,3)                                 June 1998
Andrew J. Hidalgo           42     Senior Vice President                          March 1999
Marc Sherman                35     Senior Vice President                          March 1999
Scott R. Silverman          35     Senior Vice President                          March 1999
Jerome C. Artigliere        45     Vice President                                 April 1998
Gary A. Gray                46     Vice President, Chief Technology Officer       April 1998
David A. Loppert            44     Vice President, Treasurer, CFO                 February 1997
John F. Reap                50     Vice President                                 November 1998
Tabitha N. Zane             39     Vice President                                 February 1999
----------------------------

(1)  Member of the Executtee
(2)  Member of the Compensation Committee
(3)  Member of the Audit Committee

     Richard J. Sullivan: Mr. Sullivan was elected to the Board of Directors, and named Chief Executive Officer, in May 1993. He is Chairman of the Executive and Compensation Committees of our Board of Directors. He was appointed Secretary in March 1996. Mr. Sullivan is currently Chairman of Great Bay Technology, Inc. From August 1989 to December 1992, Mr. Sullivan was Chairman of the Board of Directors of Consolidated Convenience Systems, Inc., in Springfield, Missouri. He has been the Managing General Partner of The Bay Group, a merger and acquisition firm in New Hampshire since February 1985. Mr. Sullivan was formerly Chairman and Chief Executive Officer of Manufacturing Resources, Inc., an MRP II software company in Boston, Massachusetts and was Chairman and CEO of Encode Technology, a "Computer-Aided Manufacturing" Company, in Nashua, New Hampshire from February 1984 to August 1986. Mr. Sullivan is married to Angela M. Sullivan.

     Garrett A. Sullivan: Mr. Sullivan has been our President since March 1995. He was elected to the Board of Directors in August 1995. He was our acting secretary from March 1995 to March 1996 and acting Chief Financial Officer from March 1995 to February 1997. From 1993 to 1994 he was an Executive Vice President of Envirobusiness, Inc. From 1988 to 1993, he served as president and chief operating officer of two medium sized companies in the electronics and chemical industries which were owned by Philips North America. He was previously a partner in the Bay Group, a merger and acquisition firm in New Hampshire from 1988 to 1993. From 1981 to 1988 Mr. Sullivan was President of Granada Hospital Group, Burlington, Massachusetts. Mr. Sullivan received a Bachelor of Arts degree from Boston University in 1960 and obtained an MBA from Harvard University in 1962.

     Daniel E. Penni: Mr. Penni has served as a Director since March 1995. Since March 1998 he has served as an Area Executive Vice President for Arthur J. Gallagher and Co., an insurance agency since March 1998. He has worked in many sales and administrative roles in the insurance business since 1969. He was President of the Boston Insurance Center, Inc., an insurance agency until 1988.

Mr. Penni was founder and President of BIC Equities, Inc., a broker/dealer registered with the NASD. Mr. Penni graduated with a Bachelor of Sciences degree in 1969 from the School of Management at Boston College.

     Angela M. Sullivan: Ms. Sullivan has served as a Director since April 1996. From 1988 to the present, Ms. Sullivan has been a partner in the Bay Group, a private merger and acquisition firm, President of Great Bay Technology, Inc., and President of Spirit Saver, Inc. Ms. Sullivan received a Bachelor of Science degree in Business Administration in 1980 from Salem State College. Ms. Sullivan is married to Richard J. Sullivan.

     Arthur F. Noterman: Mr. Noterman, a Chartered Life Underwriter, has served as a Director since February 1997, and is Chairman of the Audit Committee. An operator of his own insurance agency, Mr. Noterman is a registered NASD broker affiliated with a Chicago, IL registered broker/dealer. Mr. Noterman attended Northeastern University from 1965 to 1975 and obtained the Chartered Life Underwriters Professional degree in 1979 from The American College, Bryn Mawr, Pennsylvania.

     Constance K. Weaver: Ms. Weaver was elected to the Board of Directors in July 1998. From 1996 to the present, Ms. Weaver has been Vice President, Investor Relations and Financial Communications for AT& T Corporation. From 1995 through 1996 she was Senior Director, Investor Relations and Financial Communications for Microsoft Corporation. From 1993 to 1995 she was Vice President, Investor Relations, and from 1991 to 1993 she was Director of Investor Relations, for MCI Communications, Inc. Ms. Weaver is a director of Primark Corporation and the National Investor Relations Institute (NIRI). Ms. Weaver received a Bachelor of Science degree from the University of Maryland in 1975.

     Andrew J. Hidalgo: Mr. Hidalgo joined us as Vice President of Strategic Relations in January 1998. In March 1999, he was appointed Senior Vice President of our primary business group with overall responsibility for the operations of our Communications Infrastructure, Network Infrastructure, Application Technology, Telecommunications and Internet divisions. From 1995 to 1997 he was Divisional Director of Bentley Systems, Inc. From 1993 to 1995 he was Vice
President, Sales and Marketing, of Cadkey, Inc. Mr. Hidalgo has over twenty years of experience in a variety of sales, marketing, operations and executive management positions with such organizations as 3M Company, Schlumberger/MDSI and General Electric. At General Electric, he was a member of the corporate strategic business development committee. Mr. Hidalgo attended Fairfield University in Fairfield Connecticut where he majored in marketing.

     Marc Sherman: Mr. Sherman is President of our Intellesale.com division. He was appointed as one of our Vice Presidents in April 1998 and Senior Vice President in March 1999. Since 1994, Mr. Sherman has been President of Universal Commodities Corporation, a company acquired by us in November 1996. He has over ten years of experience in marketing, operations and executive management. Mr. Sherman attended Rider University and majored in Business Administration.

     Scott R. Silverman: Mr. Silverman joined us in December 1997 as Vice President of Business Development with a focus on merger and acquisition activity. In March 1999, he was appointed Senior Vice President, Corporate
Development and Legal Affairs. From 1995 to 1996 Mr. Silverman was Vice President and Corporate Counsel of ATI Communications. He was appointed President of ATI in November 1996 after ATI was acquired by us. Mr. Silverman is a licensed attorney. From 1989 to 1995 he practiced law in the Philadelphia and South New Jersey area specializing in commercial litigation and communications law. Mr. Silverman graduated from the University of Pennsylvania in 1985 and Villanova University School of Law in 1988.

     Jerome C. Artigliere: Mr. Artigliere joined a subsidiary of ours as President in December 1997, and was appointed as one of our Vice Presidents in April 1998. From 1996 to 1997 he was Regional Vice President at General Electric Capital Corporation in Portsmouth, NH. Prior to that, from 1994 to 1996 he was

State Vice President at First National Bank in Portsmouth, NH, a commercial bank subsidiary of Peoples Heritage Bank of Portland, MA. He received an undergraduate degree in finance from Seton Hall University in 1977, and an MBA from Fairleigh Dickinson University in 1980.

     Gary A. Gray: Mr. Gray is our Vice President and Chief Technology Officer and President of one of our operating units. He joined us at our founding in 1993 and served as our President from 1993 to 1995. From 1990 to 1992 he was Vice President for Business Development of Consolidated Convenience Systems. Mr. Gray has spent 22 years in the development and marketing of computer software. He is a 1974 graduate of Hope College, Holland, Michigan, with a Bachelor of Science degree in Physics.

     David A. Loppert: Mr. Loppert joined us as Vice President, Treasurer and Chief Financial Officer in February 1997. From 1996 to 1997, he was Chief Financial Officer of Bingo Brain, Inc. From 1994 to 1996, he was Chief Financial Officer of both C.T.A. America, Inc., and Ricochet International, L.L.C. Prior to that he was Senior Vice President, Acquisitions and Due Diligence, of Associated Financial Corporation. Mr. Loppert started his financial career with Price Waterhouse in 1978, in Johannesburg, South Africa, before moving to their Los Angeles Office in 1980 where he rose to the position of Senior Manager. He holds Bachelor degrees in both Accounting and Commerce, as well as a Higher Diploma in Accounting, all from the University of the Witwatersrand, Johannesburg. Mr. Loppert was designated a Chartered Accountant (South Africa) in 1980.

     John F. Reap: Mr. Reap was appointed a Vice President in November 1998. Since October 1997 he has also served as President of one of our operating units. From 1988 to 1994, he was Vice President, Finance, and from 1994 to 1997, he was Executive Vice President of that operating unit. Mr. Reap is a Certified Public Accountant and received a Bachelor of Science degree with a major in accounting firm St. Peters College in 1975.

     Tabitha N. Zane: Ms. Zane joined us in February 1999 as Vice President of Investor Relations. Previously, from 1997 to 1999, she was Director of Investor Relations for Vanguard Cellular System, until that company was acquired by AT&T. From 1993 to 1997, Ms. Zane served as Director of Investor Relations for U.S. Long Distance Corp. Ms. Zane obtained a Bachelor of Arts degree, majoring in political science, from Trinity College, Hartford, CT in 1981.

Board of Directors and Committees

     Board of Directors

     Our business is managed  under the  direction of our Board of Directors and the number of Directors is currently fixed at six. Since 1998, our charter provides that the Board shall be divided into three classes. The members of each class of directors serve for staggered three-year terms, and the class to which each Director has been assigned is designated as Group A, Group B or Group C. Our Board is composed of two Group A Directors (Daniel E. Penni and Angela M. Sullivan), whose terms will expire at the 2002 Annual Meeting of our shareholders, two Group B Directors (Arthur F. Noterman and Constance K. Weaver), whose terms expire at the 2000 Annual Meeting of our shareholders, and two Group C Directors (Richard J. Sullivan and Garrett A. Sullivan), whose terms expire at the 2001 Annual Meeting of our shareholders. Our basic philosophy mandates the inclusion of directors who will be representative of management, employees and our minority shareholders. Directors may only be removed for "cause."

     Board Committees and Meetings

     We have standing Executive, Audit and Compensation Committees of the Board of Directors.

     The Executive Committee consists of Daniel E. Penni, Angela M. Sullivan, Constance K. Weaver, Garrett A. Sullivan and Arthur F. Noterman and Richard J. Sullivan, as Chairman.

     The Audit Committee recommends for approval by the Board of Directors a firm of certified public accountants whose duty it is to audit our consolidated financial statements for the fiscal year in which they are appointed and to monitor the effectiveness of the audit effort, our internal and financial accounting organization and controls and financial reporting. The Audit Committee consists of Daniel E. Penni, Garrett A. Sullivan and Constance K. Weaver and Arthur F. Noterman, as Chairman. The Audit Committee held four meetings during 1998.

     The Compensation Committee administers our 1996 Non-Qualified Stock Option Plan, including the review and grant of stock options to officers and other employees under such plan, and recommends the adoption of new plans. The Compensation Committee also reviews and approves our various other compensation policies and matters and reviews and approves salaries and other matters relating to our executive officers. The Compensation Committee reviews all senior corporate employees after the end of each fiscal year to determine compensation for the subsequent year. Particular attention is paid to each employee's contributions to our current and future success along with their salary level as compared to the market value of personnel with similar skills and responsibilities. The Compensation Committee also looks at accomplishments which are above and beyond management's normal expectations for their positions. The Compensation Committee consists of Daniel E. Penni and Angela M. Sullivan and Richard J. Sullivan, as Chairman. The Compensation Committee held seven meetings during 1998.

     The Board of Directors held 58 meetings during 1998 and acted by written consent 25 times during 1998. During the year, all Directors attended 75% or more of the Board of Directors' meetings and the Board Committees to which they were assigned.

     Compensation of Directors

     Prior to the fourth quarter of 1998, our non-employee Directors received a fee of $250 per meeting, for their attendance at meetings of our Board of Directors. Beginning in the fourth quarter of 1998, the non-employee director compensation was changed to fixed quarterly fees in the amount of $5,000 per non-employee director. In addition, non-employee directors receive a quarterly fee in the amount of $1,000 for each committee on which they are a member. Reasonable travel expenses are reimbursed when incurred.

     Prior to 1996, Richard J. Sullivan, our Chairman and Chief Executive Officer, did not receive direct compensation from us. Starting in 1996, Mr. Sullivan's compensation has been determined taking into account the factors identified in the preceding paragraph. See also "Executive Compensation."

Employment Agreements and Executive Compensation

     We, or our subsidiaries, have entered into employment agreements with the following executive officers:

                                                    Term
                                         --------------------------------             Base
                Name                      Length             Commencing             Salary
                ----                      ------         ----------------            ------

Richard J. Sullivan                       5 years 1      July 1, 1998           $    450,000 2
Garrett A. Sullivan                       5 years 1      June 1, 1998           $   165,000
Andrew J. Hidalgo                         3 years        May 11, 1998           $   150,000  3
Marc Sherman                              3 years        November 13, 1996      $   210,000  4
Scott R. Silverman                        3 years        February 1, 1999       $   240,000  5
Jerome C. Artigliere                      3 years        December 16, 1997      $   100,000  6
Gary A. Gray                              3 years        December 18, 1998      $    42,000  7
David A. Loppert                          5 years 1      June 19, 1998          $   150,000
John F. Reap                              3 years        October 24, 1997      $    120,000
Tabitha Zane                              2 years        February 8, 1999       $   120,000

--------------------------------------


1 -- Automatically  renewed for  successive  additional  one-year terms on each anniversary.
2 -- Provides  for a  minimum  annual  bonus  of  $140,000.
3 -- Effective as of March 9, 1999.  Also contains a bonus provision if certain targets are met.
4 -- Effective as of January 1, 1999
5 -- Provides  for a  minimum  annual  increase  of 10% of  base  salary.
6 -- Effective as of February 1, 1999
7 -- In addition to base compensation, Mr. Gray receives a commission of 10% of gross sales revenue of Applied Cellular Technology of Missouri, Inc.

     In 1997, we entered into employment agreements with Richard J. Sullivan, Chairman; Garrett A. Sullivan, President; and David A. Loppert, Chief Financial Officer. These agreements were amended in 1998 and only covered certain of the employment terms and conditions; the rest of the employment terms remained under negotiation until a final agreement was reached on March 23, 1999. As of that date, each employment agreement for Richard J. Sullivan, Garrett A. Sullivan and David A. Loppert was revised and restated. Such employment agreements, as revised and restated, include certain "change of control" provisions. At the employee's option, he may terminate his employment under the agreement at any time within one year after such change of control. We shall pay to the employee a severance payment equal to the maximum amount which would not result in such payment being an excess parachute payment as defined in the Internal Revenue Code which would be subject to an excise tax. However, if any other amounts payable by us to the employee are subject to the parachute provisions of the Internal Revenue Code and reducing the severance payment would eliminate the excise tax on the severance payment and such other payments and result in a greater net payment, the severance payment may be reduced. Additionally, upon termination of employment for any reason other than for breach under the agreement, each of Garrett Sullivan and David Loppert shall be entitled to receive from us 60 equal monthly payments of 8.333% of his compensation from us over the 12-month period for which his compensation was the greatest, and Richard Sullivan shall receive 60 monthly payments of $37,500 each. These payments are reduced by any severance payments. Richard Sullivan's agreement provides that he may elect to receive a percentage of his salary for each 12-month period in our Common Stock. For the 12-month period commencing July 1, 1998, Richard Sullivan has elected to receive $200,000 of his compensation in stock.

     Additionally, the agreements for both Richard Sullivan and Garrett Sullivan provide for certain "triggering events" which include a change in control of us, the termination of Richard Sullivan's employment other than for cause, or if Richard Sullivan ceases to hold his current positions with us for any reason other than a material breach of the terms of his employment agreement. Within ten days of the occurrence of a triggering event, we shall pay, in cash or in stock, or in a combination thereof, $12.1 million and $3.5 million, respectively, to Richard Sullivan and to Garrett Sullivan. In addition, we shall transfer to Richard Sullivan certain other property valued at approximately $0.5 million. We would also be required to make a gross up payment that covers all federal and state income taxes payable by Richard Sullivan, if any, as a result of the transfer.

     The following table sets forth certain summary information concerning the total remuneration paid in 1998 and the two prior fiscal years to our Chief Executive Officer and our four other most highly compensated executive officers.

                                            Summary Compensation Table
                                                                            Long-Term Compensation
                                                                     ---------------------------------
                                        Annual Compensation                  Awards          Payouts
                                -----------------------------------  ----------------------  ---------
                                                          Other
                                                          Annual       Restricted                       All Other
       Name and                                           Compensa-    Stock      Options/    LTIP      Compen-
Principal Position (1)    Year   Salary       Bonus (2)   tion (3)     Awards     SAR's (4)   Payouts   sation

Richard J. Sullivan       1998   $  345,833   $ 180,000    $  79,882      --    1,500,000    $ --       $ --
Chairman, CEO and         1997   $  116,669   $ 140,000    $   3,623      --    1,000,000    $ --       $ --
Secretary                 1996   $       --   $      --    $  68,816      --    1,130,000    $ --       $ --

Garrett A. Sullivan (5)   1998   $  144,165   $  90,000    $   8,842      --      475,000    $ --       $ --
Director, President       1997   $  105,499   $  75,000    $     811      --      350,000    $ --       $ --
and COO                   1996   $  113,966   $  25,000    $      --      --      150,000    $ --       $ --

Andrew J. Hidalgo (6)     1998   $  122,326   $  25,000    $      --      --       80,000    $ --       $ --
Senior Vice President     1997       N/A      $      --    $      --      --      --         $ --       $ --
                          1996       N/A      $      --    $      --      --      --         $ --       $ --

Scott R. Silverman (7)    1998   $  204,000   $  10,000    $      --      --       50,000    $ --       $ --
Senior Vice President,    1997   $  197,000   $       0    $      --      --                 $ --       $ --
Corporate Development     1996   $  128,000   $       0    $      --      --       50,000    $ --       $ --
  and Legal Affairs

David A. Loppert (8)      1998   $  123,537   $  40,000    $  15,925      --      285,000    $ --       $ --
Vice President,           1997   $   64,423   $  25,000    $      --      --      150,000    $ --       $ --
Treasurer and Chief       1996       N/A      $      --    $      --      --      --         $ --       $ --
  Financial Officer
-----------------------

(1) No executive officer served pursuant to an employment contract through the 1996 fiscal year. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements" below for agreements entered into subsequent to December 31, 1996.
(2) The amounts in the Bonus column were discretionary awards granted by the compensation committee in consideration of the contributions of the respective named executive officers.
(3) Includes, in 1998 for Richard J. Sullivan, $73,394 reimbursed for the payment of taxes. Prior to June 1997, Mr. Sullivan did not receive a salary from the Company.
(4)  Indicates number of securities underlying options.
(5) Mr. Sullivan was Secretary until March 1996 and Acting Chief Financial Officer until February 1997.
(6) Mr. Hidalgo began his employment with the Company in January 1998 as the Vice President of Strategic Relations and was appointed Senior Vice President of the Company in March 1999.
(7) Mr. Silverman was Vice President and Corporate Counsel of a subsidiary of the Company until November 1996, when he was appointed President of that subsidiary. In December 1997, Mr. Silverman was appointed Vice President of Business Development of the Company, and in March 1999 he was appointed Senior Vice President of the Company.
(8) Mr. Loppert was employed as Vice President, Treasurer, and Chief Financial Officer of the Company in February 1997.

Option Grants in Last Fiscal Year

     The following table contains information concerning our grant of Stock Options under our 1996 Non-Qualified Stock Option Plan to the named executive officers during 1998:

                                       Option Grants In Last Fiscal Year
                                              Individual Grants
                           ---------------------------------------------------------
                            Number of      % of Total
                           Securities        Options
                           Underlying      Granted to     Exercise                      Grant Date
                             Options      Employees in      Price    Expiration Date  Present Value
            Name (1)       Granted (#)        1998         ($/Sh)                        (2) ($)
-----------------------------------------------------------------------------------------------------

Richard J. Sullivan         500,000         9.3%           $ 3.51         April-04      $ 635,000
                            500,000         9.3%           $ 3.03          June-04      $ 635,000
                            500,000         9.3%           $ 2.19      December-04      $ 635,000
Garrett A. Sullivan         150,000         2.8%           $ 3.51         April-04      $ 190,500
                            150,000         2.8%           $ 3.03          June-04      $ 190,500
                            175,000         3.3%           $ 2.19      December-04      $ 222,250
Andrew J. Hidalgo            30,000         0.6%           $ 3.03          June-04      $  38,100
                             50,000         0.9%           $ 2.19      December-04      $  63,500
Scott R. Silverman           50,000         0.9%           $ 2.19      December-04      $  63,500
David A. Loppert             35,000         0.7%           $ 3.51         April-04      $  44,450
                            125,000         2.3%           $ 3.03          June-04      $ 158,750
                            125,000         2.3%           $ 2.19      December-04      $ 158,750

(1) Options granted under the 1996 Non-Qualified Stock Option Plan were granted at an exercise price equal to 85% of the fair market value of the Company's common shares on the grant date. These options are exercisable over a five-year period beginning with the first anniversary of the grant date.

(2) Based on the grant date present value of $1.27 per option share which was derived using the Black-Scholes option pricing model in accordance with rules and regulations of the Securities Exchange Commission and is not intended to forecast future appreciation of the Company's common share price. The Black-Scholes model was used with the following assumptions: dividend yield of 0%; expected volatility of 43.69%; risk-free interest rate of 8.5%; and expected lives of 5 years.

                   OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The  following  table  sets  forth  information  with  respect to the named
executive   officers   concerning  the  exercise  of  options  during  1998  and
unexercised options held on December 31, 1998:


 Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                           Number of Securities Underlying        Value of Unexercised
                                                           Unexercised Options at Year End    In-The-Money Options at Year
                                                                      1998 (#)                      End 1998 ($) (1)
                                                          ---------------------------------- -------------------------------

                              Shares
                            Acquired on       Value
          Name             Exercise (#)    Realized ($)     Exercisable    Unexercisable    Exercisable     Unexercisable
 ---------------------    --------------  --------------  --------------  ---------------  -------------  ----------------

 Richard J. Sullivan           --           $     --         1,685,000        1,500,000     $   --         $  5,343,750
 Garrett A. Sullivan           --           $     --           500,000          475,000     $   --         $  1,692,188
 Andrew J. Hidalgo             --           $     --                --           80,000     $   --         $    285,000
 Scott R. Silverman            --           $     --            50,000           50,000     $   --         $    178,125
 David A. Loppert              --           $     --           150,000          285,000     $   --         $  1,015,313



(1) Based on the closing price of the Company's Common Stock on the NASDAQ Stock Market(R)on December 31, 1998 ($3.5625).

Cash and Stock Incentive Compensation Programs

     To reward performance, we provide our executive officers and our divisional executive officers with additional compensation in the form of a cash bonus and/or stock awards. No fixed formula or weighting is applied by the Compensation Committee to corporate performance versus individual performance in determining these awards. The amounts of such awards are determined by the Compensation Committee acting in its discretion. Such determination, except in the case of the award for the Chairman, is made after considering the recommendations of the Chairman and President and such other matters as the Compensation Committee deems relevant. The Committee, acting in its discretion, may determine to pay a lesser award than the maximum specified. The amount of the total incentive is divided between cash and stock at the discretion of the Committee.

Stock Options

     In August 1996, our shareholders approved our 1996 Non-Qualified Stock Option Plan. Pursuant to the terms of the plan, 10,000,000 shares of our Common Stock are reserved for issuance thereunder. The plan is a long-term plan designed to link rewards with shareholder value over time. Stock options are granted to aid in the retention of employees and to align the interests of employees with shareholders. The plan will terminate on March 15, 2006, and no option may be granted pursuant to the plan thereafter. The Board of Directors has the sole right and power to amend the plan at any time; provided, however, that the Board may not amend the plan, without the approval of our shareholders, in a manner which would violate applicable law. Options are granted only to persons who are our employees or employees of one of our subsidiaries who agree to remain in the employ of, and render services to, us or one of our subsidiaries for a period of at least one year from the date of the granting of the option. The term "employee" includes officers, directors, executives and supervisory personnel, as well as our other employees and employees of our subsidiaries.

     The purchase price under each option issued is determined by the Compensation Committee, at the time the option is granted. In no event, however, shall the purchase price under an option be less than 85% of the fair market value of our Common Stock on the date of the grant. All options issued under the plan shall be for such period as the Compensation Committee shall determine, but for not more than ten years from the date of the grant thereunder.

     Grants to our executive officers and to officers of our subsidiaries are made at the discretion of the Compensation Committee. The Committee may also make available a pool of options to each subsidiary to be granted at the discretion of such subsidiary's president. Stock options have value for an employee only if the price of our stock increases above the fair market value on the grant date and the employee remains in our employ for the period required for the stock option to be exercisable, thus providing an incentive to remain employed with us.

     In 1998, stock options for the executive officers were granted upon the recommendation of management and approval of the Compensation Committee based on their subjective evaluation of the appropriate amount for the level and amount of responsibility for each executive officer.

Compensation Pursuant to Other Plans

     Other than as disclosed above, we have no plans pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year or is proposed to be paid or distributed in the future, to the individuals described above.

     Prior to the fourth quarter of 1998, non-employee Directors of the Company received a fee of $250 per meeting, for their attendance at meetings of the Company's Board of Directors. Beginning in the fourth quarter of 1998, the non-employee director compensation was changed to fixed quarterly fees in the amount of $5,000 per non-employee director. In addition, non-employee directors receive a quarterly fee in the amount of $1,000 for each committee on which they are a member. Reasonable travel expenses are reimbursed when incurred. Individuals who become directors of the Company are automatically granted an initial option to purchase 25,000 shares of Common Stock on the date they become directors. Each of such options is granted pursuant to the Company's 1996 Non-Qualified Stock Option Plan on terms and conditions determined by the Board of Directors. In addition, the following options were granted to directors in 1998: Arthur F. Noterman - 30,000 at $3.51 in April 1998, 35,000 at $3.03 in
June 1998, and 100,000 at $2.00 in December 1998; Daniel E. Penni - 30,000 at $3.51 in April 1998, 35,000 at $3.03 in June 1998, and 100,000 at $2.00 in
December 1998; Angela M. Sullivan - 30,000 at $3.51 in April 1998, 35,000 at $3.03 in June 1998, and 100,000 at $2.00 in December 1998; and Constance K. Weaver - 35,000 at $2.76 in July 1998 and 100,000 at $2.00 in December 1998.
Directors who are not also executive officers are not eligible to participate in any other benefit plan of the Company.

1999 Flexible Stock Plan

     In April 1999, our Board of Directors adopted our 1999 Flexible Stock Plan, which was approved by our Shareholders at our Annual Meeting on June 5, 1999. The flexible plan is intended to attract, retain, motivate and reward employees and other individuals and to encourage ownership by employees and other individuals of our Common Stock. The flexible plan provides for benefits to be awarded in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares, cash awards, and other stock based awards. Benefits under the flexible plan may be granted only to persons who are our employees, members of our Board, employees and owners of entities which are not affiliated with us but which have a direct or indirect ownership interest in us or one of our affiliates, individuals who, and employees and owners of entities which, are our or one of our affiliate's customers or suppliers, individuals who, and employees and owners of entities which, render services to us or one of our affiliates, and individuals who, and employees and owners of entities which, have ownership or business affiliations with any individual or entity previously described. The plan is to be administered by a committee which will have complete authority to determine the terms, conditions and provisions of, and restrictions relating to, and to grant, the benefits under the flexible plan.

     The number of shares of our Common Stock which may be issued in connection with benefits granted under the flexible plan shall be 5,000,000 shares plus an annual increase, effective on the first day of each calendar year, equal to 5% of the number of outstanding shares of Common Stock as of the first day of such calendar year, but in no event more than 15,000,000 shares in the aggregate. If there is any change in our Common Stock, the number and class of shares available under the plan, and/or the price thereof, will be appropriately adjusted.

     Our Board of Directors may amend or terminate the plan, but the Board may not amend the plan without the approval of our shareholders, if such amendment would (i) cause the options which are intended to qualify as incentive stock options to fail to qualify as such, (ii) cause the plan to fail to meet the requirements of Rule 16b-3, or (iii) violate applicable law.

     In the event of a change in control, the committee may provide such protection as it deems necessary to maintain a participant's rights, including:
(i) providing for the acceleration of any time periods relating to the exercise or realization of any benefit; (ii) providing for purchase of a benefit upon the participant's request for an amount in cash equal to the amount which could have been attained upon the exercise or realization of the benefit had it been currently exercisable or payable; (iii) making such adjustment to the outstanding benefits as the committee deems appropriate; and/or (iv) causing the outstanding benefits to be assumed, or new benefits substituted therefor, by the surviving corporation.

1999 Employees Stock Option Purchase Plan

     In April 1999, our Board of Directors also adopted our 1999 Employees Stock Option Purchase Plan, which was also approved by our Shareholders at our 1999 Annual Meeting. The stock purchase plan is intended to provide eligible employees an opportunity to acquire an ownership stake in us. Stock ownership by employees ties their interests directly to the performance of our Common Stock. The stock purchase plan provides for the granting of options to employees of the Company and its subsidiaries who are eligible to participate in the stock purchase plan and who elect to participate. Eligibility to participate in the plan will be determined by a committee which will administer the plan.

     The committee will determine all of the terms of each offering of options under the plan, including the entities whose employees may participate in the offering, whether any employees of any such entity who may be excluded are to be excluded, the number of shares to be offered, the maximum number of shares any participant may purchase, each date options are exercised, the length of the offering period, the exercise price per share, and whether interest will be paid on participants' accounts. The exercise price may not be less than the lower of:
(i) 85% of the fair market value of the shares on the date the option is granted; or (ii) 85% of the fair market value of the shares on the date the option is exercised.

     The number of shares for which options may be granted under the stock purchase plan are 1,500,000 shares of Common Stock, plus an annual increase, effective as of the first day of the calendar year, equal to 5% of the number of outstanding shares of Common Stock as of the first day of such calendar year, but in no event more than 3,000,000 shares in the aggregate. If our Common Stock is changed, the number and class of shares available for options and/or the price of such shares shall be appropriately adjusted.

     Our Board of Directors may amend or terminate the stock purchase plan, but the Board may not amend the plan without the approval of our shareholders, if such amendment would (i) cause the stock purchase plan to fail to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, or
(ii) violate applicable law or administrative regulation or rule.

Compensation Committee Interlocks and Insider Participation

     Richard J. Sullivan, our Chief Executive Officer, is Chairman of the Compensation Committee.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Changes in Control

     There are no arrangements, known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of us.

Indebtedness of Management

     Garrett A. Sullivan, our President, has executed two promissory notes in favor of us; one in the amount of $75,000, bearing interest at 7% per annum, and one in the amount of $102,216.19. This promissory note is non-interest bearing and is repayable from the proceeds of the sale of any shares of Common Stock Mr. Sullivan may receive upon the exercise of warrants or options. The entire amounts due on such notes were outstanding on June 18, 1999.

     Scott R. Silverman,  our Senior Vice  President,  has executed a promissory note in favor of us in the amount of $195,000. The promissory note is non-interest bearing and was executed as consideration for the purchase by Mr. Silverman of 75,000 shares of our Common Stock. As of June 18, 1999, $150,000 was outstanding.

     Daniel E. Penni, a member of the Company's Board of Directors, has executed a revolving line of credit promissory note in favor of Applied Cellular
Technology Financial Corp., a subsidiary of the Company, in the amount of $450,000. The promissory note is payable on demand, with interest payable monthly on the unpaid principal balance at the rate equal to one percentage point above the base rate announced by Street Bank and Trust Company (which interest rate shall fluctuate contemporaneously with changes in such base rate). As of June 18, 1999, $175,000 had been advanced under this note.

     Marc Sherman, the President of the Company's Intellesale.com division, and a Vice President of the Company, has executed a promissory note in favor of the Company in the amount of $400,000. The promissory note is non-interest bearing and was executed as consideration for the purchase by Mr. Sherman of 100,000 shares of the Company's Common Stock. $200,000 on such note was outstanding on June 18, 1999. Additionally, Mr. Sherman has executed promissory notes totaling $595,000 in favor of the Company's subsidiary, Universal Commodities Corp. The notes are payable on demand and bear interest at the rate of 6% per annum. As of June 18, 1999, the entire amount due on such notes were outstanding.

     David A. Loppert,  our Chief Financial  Officer,  has executed a promissory note in favor of us in the amount of $260,000. The promissory note is non-interest bearing and was executed as consideration for the purchase by Mr. Loppert of 100,000 shares of our Common Stock. $200,000 on such note was outstanding on June 18, 1999.

Consulting Agreements

     On October 16, 1996, we entered into a Consulting Agreement ("Agreement") with Joseph, Brian & Christopher Associated, a Pennsylvania partnership ("Consultant"). We engaged the Consultant to render acquisition advice to us and to ACT Communications, Inc., one of our wholly owned subsidiaries, for a fee of $10,000 per month. The general partners of the Consultant are the selling shareholders of ATI Communications, a company that was acquired by us effective as of September 1, 1996. This Agreement was terminated in December 1998.

Potential Conflicts of Interest and Related Party Transactions

     Richard J. Sullivan, our Chief Executive Officer, is Managing General Partner of The Bay Group. Until June 1998, The Bay Group conducted business with us and received compensation from it for various services, including assistance in identifying potential acquisition candidates and in negotiating acquisition transactions. The relationships among The Bay Group, Mr. Sullivan and us may involve conflicts of interest. For services rendered in connection with acquisitions which took place in 1998, 1997 and 1996, we paid The Bay Group $597,500, $473,750 and $457,152, respectively, for investment banking services.

     In  December  1998,  we sold  our  eighty-percent  interest  in a  non-core subsidiary to a company controlled by Richard J. Sullivan and Angela M. Sullivan, one of our Directors. In consideration, we received 2,000 shares of redeemable preferred stock valued at $2 million. The sales price was determined based upon competitive offers received by us, and the highest offer was accepted. We had acquired our interest in the subsidiary in 1996 for approximately $1 million.

Earnout Agreements

     We have entered into earnout arrangements with selling shareholders under which they are entitled to additional consideration for their interests in the companies they sold to us. Under these agreements, assuming that all earnouts are achieved, and assuming certain levels of profitability in the future, we are contingently liable for additional consideration amounting to approximately $4.5 million based on achieved 1999 results, approximately $2 million based on achieved 2000 results, approximately $4 million based on achieved 2001 results, and approximately $2 million on each of 2002 and 2004 based on achieved results. All amounts earned and payable have been accrued in the accompanying balance sheets.

Put Options

     We have entered into put options with the selling shareholders of various companies in which we acquired less than a 100% interest. These options allow the minority shareholder to require us to acquire the remaining portion we do not own after periods ranging from four to five years from the dates of acquisition at amounts generally equal to 10% to 20% of the average annual earnings of the company before income taxes for the two-year period ending the effective date of the put multiplied by a multiple ranging from four to five.

Employment Agreements

     At the time we acquire a particular company, we generally enter into employment agreements with the key selling shareholder/officers of the acquired company. The agreements are for periods of two to ten years, and some provide for bonus arrangements based on the earnings of the subsidiary. See "Management-Employment Agreements and Executive Compensation" above.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Common Stock by Management

     The following table sets forth information regarding beneficial ownership of our Common Stock by each director and by each executive officer named in the Summary Compensation Table and by all the directors and executive officers as a group as of June 18, 1999:

                                      Aggregate Number Of         Percent of
                                      Shares Beneficially        Outstanding
           Name                         Owned (1)                  Shares
-----------------------               -------------------        -----------
Daniel E. Penni                         459,065                   1.1%
Arthur F. Noterman                      130,000                    *
Angela M. Sullivan                      807,775 (2)               2.0%
Constance K. Weaver                         --                     *
Richard J. Sullivan                   3,522,024  (2)              8.7%
Garrett A. Sullivan                     800,000                   2.0%
Andrew J. Hidalgo                        31,000                    *
Scott R. Silverman                      110,434                    *
David A. Loppert                        400,000                    *

All Directors and Executive
   Officers as a Group
(15 Persons)                          6,129,427                  15.2%


* Represents less than 1% of the issued and outstanding shares of our Common Stock.

(1) This table includes presently exercisable stock options. The following directors and executive officers hold the number of exercisable options set forth following their respective names: Daniel E. Penni - 125,000; Arthur
     F. Noterman - 125,000; Angela M. Sullivan - 125,000; Richard J. Sullivan - 2,685,000; Garrett A. Sullivan - 800,000; Andrew J. Hidalgo - 30,000; Scott
     R. Silverman - 50,000; David A. Loppert - 310,000; and all directors and executive officers as a group - 4,380,000.

(2) Includes 310,598 shares owned by The Bay Group and 367,177 shares owned by Great Bay Technology, Inc. The Bay Group is controlled by Richard J. Sullivan and Angela M. Sullivan. Great Bay Technology, Inc. is controlled Richard J. Sullivan, Angela M. Sullivan and Stephanie Sullivan.

     The following table sets forth information concerning warrants to purchase shares of our Common Stock which are owned beneficially by directors and our named executive officers individually and as a group as of June 18, 1999:

                                         Class of      Number of    Percent of    Exercise Price
                     Name                 Warrants     Warrants (1)      Class        Per Share
-------------------------------------------------------------------------------------------------

Richard J. Sullivan (2)                  Class K       250,000      100.0%          $   5.31
                                         Class S       600,000      100.0%          $   3.00
Garrett A. Sullivan                      Class H       100,000       22.2%          $   2.00
                                         Class N       100,000       12.5%          $   3.00
Daniel E. Penni                             --            --            --               --
Angela M. Sullivan (2)                   Class K       250,000      100.0%          $   5.31
                                         Class S       600,000      100.0%          $   3.00
Constance K. Weaver                         --            --            --               --
Andrew J. Hidalgo                           --            --            --               --
Scott R. Silverman                          --            --            --               --
David A. Loppert                            --            --            --               --

All Directors and Executive              Class F         40,000      13.3%          $   2.50
   Officers as a Group (13 Persons)      Class H        100,000      22.2%          $   2.00
                                         Class K        250,000     100.0%          $   5.31
                                         Class N        200,000      25.0%          $   3.00
                                         Class S        600,000     100.0%          $   2.00

     Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct a disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

(2)  Represents  warrants  owned  by  Great  Bay  Technology,   Inc.  Great  Bay
     Technology, Inc. is controlled by Richard J. Sullivan, Angela M. Sullivan and Stephanie Sullivan.

Principal Shareholders

     Set forth in the table below is information as of June 18, 1999 with respect to persons known to the Company (other than the directors and executive officers shown in the preceding table) to be the beneficial owners of more than five percent of the Company's issued and outstanding Common Stock:

                                        Number of Shares
           Name and Address            Beneficially Owned       Percent of Class
--------------------------------------------------------------------------------
None

                              SELLING SHAREHOLDERS

     The following tables set forth information regarding the ownership of our Common Stock by the Selling Shareholders and the shares being offered under this prospectus.

     We have issued the shares from time to time (a) in various acquisition transactions, (b) in consideration for services rendered, including services under employment agreements and employee bonuses, and (c) on exercises of warrants or options, all as described in the footnotes to the following tables. The registration of the shares has been effected pursuant to agreements entered into by us with the Selling Shareholders.

                                                                               Shares           Ownership
                                                      Ownership Prior to       Offered          After the
               Selling Shareholder                         Offering            Hereby           Offering
--------------------------------------------------- -----------------------  ------------      ------------
                                                       Shares       %                             Shares
                                                    ------------  -------                      ------------


Bradley A. Haslett                                     549,020     1.3%        10,558 (1)        538,462
James S. Bosshart                                       10,558        *        10,558 (1)              0
John K. Murray                                         501,469     1.2%       501,469 (2)              0
Murray Limited Partnership                             220,751        *       220,751 (3)              0
Anat Ebenstein                                          47,408        *        22,075 (4)         25,333
Sidney L. Karp Holding Company, Inc.                    47,408        *        22,075 (4)         25,333
Capital Alliance Corporation                           140,533        *        30,905 (4)        109,628
Michael Metropolis                                     155,606        *       155,606 (5)              0
Michelle Metropolis                                    152,076        *       152,076 (6)              0
Joseph T. Gabriel                                      230,613        *       150,357 (7)         80,256
David Cairnie                                           16,136        *         5,565 (8)         10,571
John Booker                                             16,904        *        16,904 (8)              0
Robin Tyler                                             16,904        *        16,904 (8)              0
Frederick Bassett                                       11,742        *         4,049 (8)          7,693
Alan Cook                                                3,818        *         1,317 (8)          2,501
Trevor Gage                                              3,818        *         1,317 (8)          2,501
Peter Sayles                                             3,818        *         1,317 (8)          2,501
ECI Ventures Nominees Limited                        1,843,025     4.4%       784,184 (8)      1,058,841
Fisher Karpark Holdings PLC                            937,841     2.2%       399,975 (8)        537,866
Kevin O'Keefe and Associates                            11,631        *        11,631 (9)              0
Hayden, Buczek & Associates                             15,000        *        15,000 (10)             0
Bruce Reale & Margaret Reale Trustees, Bruce           100,000        *       100,000 (11)             0
  Reale Revocable Trust
The BOT Group                                          650,000     1.6%       650,000 (11)             0
John E. Fox                                             43,877        *        43,877 (12)             0
John F. Reap                                            18,193        *         5,053 (13)        13,140
Edward Feldman                                           3,368        *         3,368 (13)             0
Scott Bartolette                                         6,496        *         4,421 (13)         2,075
Brian J. Daly                                            4,421        *         4,421 (13)             0
John Beasley                                             7,560        *         7,560 (13)             0
Charles J. Phillips                                      7,018        *         7,018 (14)             0
Lawrence R. Wasielewski                                 18,327        *         8,327 (15)        10,000
Kerry G. Burst                                         203,494        *       101,740 (16)       101,754
Lance J. Umbertis                                      140,588        *         1,936 (16)       138,652
Eric J. Steinmann                                       56,695        *         1,695 (16)        55,000
Scott A. Capistrano                                      1,934        *           726 (16)         1,208

                                                                               Shares           Ownership
                                                      Ownership Prior to       Offered          After the
               Selling Shareholder                         Offering            Hereby           Offering
--------------------------------------------------- -----------------------  ------------      ------------
                                                       Shares       %                             Shares
                                                    ------------  -------                      ------------

John Dixson                                                484        *           484 (16)             0
Sherri Sheerr                                          123,563        *        70,646 (17)        52,917
Edward L. Cummings                                     106,549        *        41,719 (18)        64,830
Marc Sherman                                           399,419        *        38,451 (19)       360,968
Harvey H. Newman                                       728,906     1.7%       492,034 (20)       236,872
Martin D. Zuckerman                                    680,436     1.6%       433,639 (20)       246,797
Charles Newman                                          11,719        *         1,266 (20)        10,453
David C. Gerber                                      1,210,943     2.9%       289,235 (21)       921,708
Toby J. Quesinberry                                    432,274     1.0%       116,133 (21)       316,141
Albert F. Butters, Jr.                                  78,882        *        78,882 (21)             0
James C. Millerberg                                     49,083        *        49,083 (21)             0
Michael E. Sham                                        606,061     1.4%       606,061 (22)             0
Donn J. Wagner                                         384,615        *       338,461 (23)        46,154
Angela S. Wagner                                       418,615     1.0%       338,461 (23)        80,154
Edward M. Kelly                                        338,461        *       338,461 (23)             0
Eileen E. Kelly                                        424,615     1.0%       338,461 (23)        86,154
Joseph S. Keats                                          9,813        *         6,121 (24)         3,692
Patrick C. Chai                                        489,338     1.2%       303,030 (25)       186,308
Robert W. Borra                                        460,338     1.1%       303,030 (25)       157,308
Dominick & Dominick, Incorporated                      250,000        *       250,000 (26)             0
Craig W. Nelson                                        157,465        *       121,465 (27)        36,000
Great Bay Technology, Inc.                             617,117     1.4%       250,000 (28)       367,117
                                                    -----------            -----------         ----------

Totals                                              14,176,806              8,279,858          5,896,948
                                                    ===========            ===========         ==========


1. Represents "Price Protection" shares issued under the Agreement of Sale in connection with our acquisition of Aurora Electric, Inc.
2. Includes (a) 135,023 "Price Protection" shares issued under the Agreement of Sale in connection with our acquisition of Information Products Center, Inc. and (b) 366,446 shares issued upon achievement of the "Earnout" provision in the Agreement of Sale.
3. Represents shares issued to a partnership designated by the selling shareholder upon the achievement of the "Earnout" provision in the Agreement of Sale in connection with our acquisition of Information Products Center, Inc.
4.   Represents   shares  issued  to  individuals   designated  by  the  selling
     shareholder upon the achievement of the "Earnout" provision in the Agreement of Sale in connection with our acquisition of Information Products Center, Inc.
5. Includes (a) 1,770 "Price Protection" shares issued under the Agreement of Sale in connection with our acquisition of Innovative Vacuum Solutions, Inc., (b) 142,071 shares issued upon achievement of the "Earnout" provision in the Agreement of Sale, and (c) 11,765 shares earned as a bonus.
6. Includes (a) 1,770 "Price Protection" shares issued under the Agreement of Sale in connection with our acquisition of Innovative Vacuum Solutions, Inc., (b) 142,071 shares issued upon achievement of the "Earnout" provision in the Agreement of Sale, and (c) 8,235 shares earned as a bonus.
7. Includes (a) 1,770 "Price Protection" shares issued under the Agreement of Sale in connection with our acquisition of Innovative Vacuum Solutions, Inc., (b) 142,071 shares issued upon achievement of the "Earnout" provision in the Agreement of Sale, and (c) 6,516 shares earned as a bonus.
8. Represents "Price Protection" shares issued under the Agreement of Sale in connection with our acquisition of Signature Industries Limited.

9. Represents "Price Protection" shares issued under the Agreement of Sale in connection with the payment of a finders fee in connection with our acquisition of Signature Industries Limited.
10.  Represents shares issued for services rendered.
11. Represents shares issued in connection with the Earnout Agreement in connection with our acquisition of ATI Communications, Inc. The BOT group is controlled by Bruce Reale.
12. Represents shares issued as a finders fee in connection with our acquisition of TigerTel Services Limited.
13.  Represents  shares earned as a bonus.
14. Represents shares issued in connection with our subsidiary's, Intellesale.com, acquisition of certain assets of Fiscal Advantage Corporation from Mr. Phillips.
15.  Represents shares issued in lieu of compensation.
16. Represents shares issued upon achievement of the "Earnout" provision of the Agreement of Sale in connection with our acquisition of The Americom Group.
17. Represents shares issued upon achievement of the "Earnout" provision of the Agreement of Sale in connection with our subsidiary's, Universal Commodities Corp., acquisition of Cybertech Station, Inc.
18. Represents shares issued upon achievement of the "Earnout" provisions of the Agreements of Sale in connection with our subsidiary's, Universal Commodities Corp., acquisitions of Cybertech Station, Inc., PPL, Ltd, Consolidated Micro Components, Inc, Data Path Technologies, Inc. and GD Software Services, Inc.
19. Represents shares issued upon achievement of the "Earnout" provisions of the Agreements of Sale in connection with our subsidiary's, Universal Commodities Corp., acquisitions of Consolidated Micro Components, Inc, Data Path Technologies, Inc. and GD Software Services, Inc.
20. Represents shares issued upon achievement of the "Earnout" provisions of the Agreement and Plan of Merger in connection with our subsidiary's, Universal Commodities Corp., acquisition of PPL, Ltd.
21. Represents shares issued upon achievement of the "Earnout" provisions of the Agreement of Sale in connection with our acquisitions of Winward Electric, Inc. and the Fromehill Company.
22. Represents shares issued upon achievement of the "Earnout" provisions of the Agreement of Sale in connection with our subsidiary's, Universal Commodities Corp., acquisition of Consolidated Micro Components, Inc.
23. Represents shares issued upon achievement of the "Earnout" provisions of the Agreement and Plan of Class B Reorganization in connection with our subsidiary's, Universal Commodities Corp., acquisition of Data Path Technologies, Inc.
24.  Represents  shares  issued  upon  (a)  the  achievement  of  the  "Earnout"
     provisions of the Agreement and Plan of Class B Reorganization in connection with our subsidiary's, Universal Commodities Corp., acquisition of Data Path Technologies, Inc., and (b) shares issued upon achievement of the "Earnout" provisions of the Agreement of Sale in connection with our subsidiary's, Universal Commodities Corp., acquisition of GDB Software Services, Inc.
25. Represents shares issued upon achievement of the "Earnout" provisions of the Agreement of Sale in connection with our subsidiary's, Universal Commodities Corp., acquisition of GDB Software Services, Inc.
26. Represents shares underlying the issuance of Class "U" warrants to Dominick & Dominick, Incorporated for services rendered. The Class "U" warrants may be converted into shares of our Common Stock at an exercise price of $8.375 per share for a period of five years, commencing June 5, 1998.
27. Represents shares issued in connection with our acquisition of Mr. Nelson's minority interest in Cra-Tek Company, a company in which we acquired an 80% interest in September, 1996.
28. Represents shares underlying the issuance of Class "K" warrants to Great Bay Technology, Inc. in 1996 for services rendered. The shares underlying the issuance of the warrants were previously registered in a registration statement in 1996 which registration statement has been terminated, and by, agreement with the warrantholder, they are being included in this registration. The Class "K" warrants may be converted into shares of our Common Stock at an exercise price of $5.31 per share for a period of five years, commencing September 13, 1996. Great Bay Technology, Inc. is controlled by Richard J. Sullivan, Chairman, Angela M.
     Sullivan, Director, and Stephanie Sullivan.

                          DESCRIPTION OF CAPITAL STOCK

     Our Amended and Restated Articles of Incorporation authorize the issuance of up to 80,000,000 shares of our Common Stock and up to 5,000,000 shares of preferred stock (the "Preferred Stock"). The Preferred Stock may be issued from time to time and on such terms as are specified by our Board of Directors, without further authorization from our shareholders.

     As of June 18, 1999, there were 43,672,595 shares of our Common Stock outstanding. In addition, 1,392,877 shares of Common Stock are reserved for
issuance  in  exchange   for   Exchangeable   Shares  of  two  of  our  Canadian
subsidiaries.

     As of June 18, 1999, (a) there were issued and outstanding warrants to purchase 2,160,000 shares of our Common Stock at a weighted average exercise price of $3.56 per share, and (b) options held by our employees to purchase 9,431,229 shares of our Common Stock at a weighted average exercise price of $3.44 per share. All of the warrants are currently exercisable. Of the outstanding options, 4,755,000 are now exercisable at a weighted average exercise price of $4.01 per share, and the rest become exercisable at various times over the next three years.

     Our Common Stock trades on the NASDAQ Stock Market under the symbol "ACTC." Effective with our name change to Applied Digital Solutions, Inc. on or about July 1, 1999, our trading symbol will be "ADSX."

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the shares offered hereby in one or more transactions (which may include "block" transactions) on the NASDAQ Stock
Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of the Shares for whom they may act as agent or to whom they may sell as principals, or both. The Selling Shareholders may also pledge certain of the Shares from time to time, and this prospectus also relates to any sale of Shares that might take place following any foreclosure of such a pledge. The Selling Shareholders and any agents, dealers or underwriters that act in connection with the sale of the Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

     We will receive no portion of the proceeds from the sale of the shares and will bear all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the Selling Shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the Selling Shareholders.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock in the public market could adversely affect market prices of the Common Stock. Furthermore, sales of substantial amounts of our Common Stock in the public market after various restrictions lapse could also adversely affect the prevailing market price and our ability to raise additional equity capital if we should desire to do so.

     We have outstanding an aggregate of 43,672,595 shares of Common Stock. Of these shares, 30,937,439 shares are generally freely tradeable without restriction or further registration under the Securities Act. The remaining 7,779,858 shares of our Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act.

     In addition, there are outstanding options held by our employees to purchase 9,431,229 shares of our Common Stock at a weighted average exercise price of $3.44 per share, and outstanding warrants to purchase 2,160,000 shares of our Common Stock at a weighted average exercise price of $3.56 per share. We have filed registration statements on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under our employee stock option plans. Shares registered under such registration statements will generally be available for sale in the open market, unless such shares are subject to vesting restrictions with us.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     o one percent of the number of shares of our Common Stock then outstanding; or

     o the average weekly trading volume of the common stock on the NASDAQ Stock Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is deemed not to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the restricted shares for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, such "144(k) shares" may be sold immediately upon the completion of this offering.

                                  LEGAL OPINION

     Bryan Cave LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the Common Stock.

                                     EXPERTS

     Our consolidated financial statements for the year ended December 31, 1998 included in this prospectus have been included herein in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Our consolidated financial statements for the year ended December 31, 1997 included in this prospectus have been included herein in reliance upon the report of audited by Rubin, Brown, Gornstein & Co. LLP, independent public accountants, and are included herein by reference in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

     The  financial  statements of Signature  Industries  Limited at and for the years ended March 31, 1998 and 1997 appearing in this prospectus and registration statement have been audited by Ernst & Young, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 to register the shares of Common Stock offered hereby. This prospectus is a part of that Registration Statement. As allowed by the SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to that registration statement. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits to that registration statement. Statements in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to that exhibit. Each statement in this prospectus relating to a contract or document filed as an exhibit to the registration statement is qualified by the filed exhibits. You can obtain a copy of the registration statement and the exhibits through the SEC or the SEC's web sit as described below.

     In addition, we file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's Web sit at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our reports and other information filed with the SEC at the NASDAQ Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20606-1500.

                          INDEX TO FINANCIAL STATEMENTS

Financial Statements of Applied Cellular Technology, Inc. for the Years ended
    December 31, 1998, 1997 and 1996

Report of Management.........................................................F-1
Reports of Independent Accountants...........................................F-3
Financial Statements
         Consolidated Balance Sheets.........................................F-5
         Consolidated Statements of Operations...............................F-6
         Consolidated Statements of Stockholders' Equity.....................F-7
         Consolidated Statements of Cash Flows...............................F-8
         Notes to Consolidated Financial Statements..........................F-9

Financial Statement Schedule

Valuation and Qualifying Accounts...........................................F-29

Unaudited Financial Statements of Applied Cellular Technology, Inc.
    for the Three Months ended March 31, 1999

         Consolidated Balance Sheets........................................F-30
         Consolidated Statements of Operations..............................F-31
         Consolidated Statements of Stockholders' Equity....................F-32
         Consolidated Statements of Cash Flows..............................F-33
         Notes to Consolidated Financial Statements.........................F-34


Financial Statements of Signature Industries Limited for the year ended
    March 31, 1998

Profit and Loss Accounts....................................................F-39
Balance Sheets..............................................................F-40
Statements of Cash Flows....................................................F-41
Notes to the Accounts.......................................................F-42
Report of Independent Auditors..............................................F-55

Unaudited Pro Forma Condensed Consolidated Statement of Operations
    for the year ended December 31, 1998....................................F-56

                              Report Of Management



Management is responsible for the preparation and integrity of the Consolidated Financial Statements appearing in our Annual Report. The financial statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and, accordingly, include certain amounts based on our best judgments and estimates. Financial information in this Annual Report is consistent with that in the financial statements.

Management is responsible for maintaining a system of internal accounting controls and procedures to provide reasonable assurance, at an appropriate cost/benefit relationship, assets are safeguarded and transactions are authorized, recorded and reported properly. The internal accounting control system is augmented by a program of internal audits and appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel and a written Code of Business Conduct adopted by the Company's Board of Directors, applicable to all employees of the Company and its subsidiaries. In our opinion, the Company's internal accounting controls provide reasonable assurance that assets are safeguarded against material loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements and other data and for maintaining accountability of assets.

The Audit Committee of the Company's Board of Directors, composed of a majority of Directors who are not officers of the Company, meets with the independent accountants, management and internal auditors periodically to discuss internal accounting controls and auditing and financial reporting matters. The Committee reviews with the independent accountants, the scope and results of the audit effort. The Committee also meets periodically with the independent accountants and the director of internal audit without management present to ensure that the independent accountants and the director of internal audit have free access to the Committee.

The independent accountants, PricewaterhouseCoopers LLP, are recommended by the Audit Committee of the Board of Directors, selected by the Board of Directors and ratified by the Company's stockholders. PricewaterhouseCoopers LLP is engaged to audit the Consolidated Financial Statements of Applied Cellular Technology, Inc. and subsidiaries and conduct such tests and related procedures as it deems necessary in conformity with generally accepted auditing standards. The opinion of the independent accountants, based upon their audits of the Consolidated Financial Statements, is contained in this Annual Report.


 /S/ Richard J. Sullivan
-------------------------------------
Richard J. Sullivan
Chairman, Board of Directors and
Chief Executive Officer



 /S/ Garrett A. Sullivan
-------------------------------------
Garrett A. Sullivan
President and Chief Operating Officer



 /S/ David A. Loppert
-------------------------------------
David A. Loppert
Vice President, Treasurer and
Chief Financial Officer

February 19, 1999

                        Report of Independent Accountants



To the Board of Directors and
   Shareholders of Applied Cellular Technology, Inc.


In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Applied Cellular Technology, Inc. and its subsidiaries at December 31, 1998, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



 /S/ PricewaterhouseCoopers LLP
-------------------------------
PricewaterhouseCoopers LLP
St. Louis, Missouri
February 19, 1999

                        Report of Independent Accountants



Board of Directors and Stockholders
Applied Cellular Technology, Inc.


We have audited the accompanying consolidated balance sheet of Applied Cellular Technology, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997. We have also audited the financial statement schedule listed in the accompanying index as of December 31, 1997 and for each of the two years in the period ended December 31, 1997. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Applied Cellular Technology, Inc. and subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



 /S/ Rubin, Brown, Gornstein & Co., LLP
---------------------------------------
Rubin, Brown, Gornstein & Co., LLP
St. Louis, Missouri
February 24, 1998


               APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except par value)

                                     Assets

                                  December 31,
                                                        ----------------------
                                                         1998            1997
                                                        -------         ------
Current Assets
   Cash and cash equivalents                            $   4,555     $   7,657
   Accounts receivable and unbilled receivables
      (net of allowance for doubtful accounts of
      $990 in 1998 and $675 in 1997)                       34,390        18,039
   Inventories                                             20,657        10,872
   Notes receivable                                         3,600         1,040
   Prepaid expenses and other current assets                2,042         1,267
                                                        ---------      --------

         Total Current Assets                              65,244        38,875

Property And Equipment, net                                15,627         5,339

Notes Receivable                                            1,445         1,275

Goodwill, net                                              33,430        12,787

Other Assets                                                8,370         3,006
                                                        ---------     ---------
                                                        $ 124,116     $  61,282
                                                        =========     =========


                      Liabilities And Stockholders' Equity

Current Liabilities
   Notes payable                                        $  23,217       $ 4,783
   Current maturities of long-term debt                     1,158           843
   Accounts payable and accrued expenses                   23,070        14,487
   Other current liabilities                                3,312            --
                                                        ---------     ---------
         Total Current Liabilities                         50,757        20,113

Long-Term Debt                                              2,838         2,199
                                                        ---------     ---------
         Total Liabilities                                 53,595        22,312
                                                        ---------     ---------
Commitments And Contingencies

Minority Interest                                           2,961         1,785
                                                        ---------     ---------
Redeemable Preferred Shares                                    --           900
                                                        ---------     ---------
Stockholders' Equity
   Preferred shares:
      Authorized 5,000 shares in 1998 of $10 par value;  special voting,  issued and outstanding 1 share in 1998, Class B voting, issued and outstanding
         1 share in 1998                                       --            --
   Common shares:
      Authorized  80,000 and 40,000  shares in 1998 and 1997,  respectively,  of
         $.001 par value;  issued 35,683 shares and outstanding 35,577 shares in
         1998 and 20,672 shares issued
         and outstanding in 1997                               36            21
   Common and preferred additional paid-in capital         60,517        33,680
   Retained earnings                                        7,232         2,586
   Treasury stock (carried at cost, 106 shares)              (337)           --
   Accumulated other comprehensive income                     112            (2)
                                                        ---------     ---------
         Total Stockholders' Equity                        67,560        36,285
                                                        ---------     ---------
                                                        $ 124,116      $ 61,282
                                                        =========     =========

        See the accompanying notes to consolidated financial statements.

               APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)


                                                      For The Years Ended December 31,
                                                  --------------------------------------
                                                     1998           1997          1996
                                                  --------------------------------------


Net Operating Revenue                             $ 207,081      $103,159       $ 19,883

Costs Of Goods Sold                                 142,893        69,408         10,524
                                                  ---------      --------       --------
Gross Profit                                         64,188        33,751          9,359

Selling, General And Administrative Expenses         55,253        28,159          8,105
                                                  ---------      --------       --------
Operating Income                                      8,935         5,592          1,254

Interest Income                                         420           192            126

Interest Expense                                     (1,653)         (978)          (200)
                                                  ---------      --------       --------
Income Before Provision For Income
   Taxes And Minority Interest                        7,702         4,806          1,180

Provision For Income Taxes                            2,588         1,769            362
                                                  ---------      --------       --------
Income Before Minority Interest                       5,114         3,037            818

Minority Interest                                       424           697            132
                                                  ---------      --------       --------
Net Income                                            4,690         2,340            686
Preferred Stock Dividends                                44            72             60
                                                  ---------      --------       --------
Net Income Available To Common Stockholders       $   4,646      $  2,268       $    626
                                                  =========      ========       ========
Earnings Per Common Share - Basic                 $     .14      $    .18       $    .19
                                                  =========      ========       ========
Earnings Per Common Share - Diluted               $     .13      $    .15       $    .15
                                                  =========      ========       ========
Weighted Average Number Of Common
   Shares Outstanding - Basic                        32,318        12,632          3,329
                                                  =========      ========       ========
Weighted Average Number Of Common
   Shares Outstanding - Diluted                      34,800        15,245          4,641
                                                  =========      ========       ========



See the accompanying notes to consolidated financial statements.


               APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED STATEMENTS OF
                    STOCKHOLDERS' EQUITY For The Years Ended
                        December 31, 1998, 1997 And 1996
                                 (In thousands)


                                                                                                         Accumulated
                                                                                                         Other       Total
                                        Preferred Stock   Common Stock   Additional Retained             Compre-     Stock-
                                        ----------------  -------------  Paid-In    Earnings   Treasury  hensive     holders
                                        Number   Amount   Number Amount  Capital    (Deficit)  Stock     Income      Equity
                                        ------   ------   ------ ------  --------   ---------  --------  ------     ----------

Balance - December 31, 1995               --     $ --      2,268  $   2  $  3,358   $   (308)  $   --    $  --      $   3,052
   Net income                             --       --         --     --        --        686       --       --            686
   Issuance of common shares              --       --        483      1       132         --       --       --            133
   Issuance of common shares for
      acquisitions                        --       --      2,788      3     3,604         --       --       --          3,607
   Warrants redeemed for common shares    --       --        260     --       650         --       --       --            650
   Payments received on note receivable   --       --         --     --        72         --       --       --             72
   Settlement of note receivable          --       --         --     --       112         --       --       --            112
   Preferred stock dividends paid         --       --         --     --        --        (60)      --       --            (60)
                                        ----     ----     ------   ----  --------   --------   -------   -----       --------
Balance - December 31, 1996               --       --      5,799      6     7,928        318       --       --          8,252
                                        ----     ----     ------   ----  --------   --------   -------   -----       --------

   Net income                             --       --         --     --        --      2,340       --       --          2,340
   Comprehensive income - foreign
     currency translation                 --       --         --     --        --         --       --       (2)            (2)
                                        ----     ----     ------   ----  --------   --------   -------   -----       --------
         Total comprehensive income       --       --         --     --        --      2,340       --       (2)         2,338
   Issuance of common shares              --       --      1,572      2     5,534         --       --       --          5,536
   Issuance of common shares to redeem    --       --
        preferred stock                   --       --      1,354      1     2,499         --       --       --          2,500
   Issuance of common shares for
        acquisitions                      --       --      9,624     10    10,263         --       --       --         10,273
   Warrants redeemed for common shares    --       --      2,323      2     7,456         --       --       --          7,458
   Preferred stock dividends paid         --       --         --     --        --        (72)      --       --            (72)
                                        ----     ----     ------   ----  --------   --------   -------   -----       --------
Balance - December 31, 1997               --       --     20,672     21    33,680      2,586       --       (2)        36,285
                                        ----     ----     ------   ----  --------   --------   -------   -----       --------
   Net income                             --       --         --     --        --      4,690       --       --          4,690
   Comprehensive income - foreign
     currency translation                 --       --         --     --        --         --       --      114            114
                                        ----     ----     ------   ----  --------   --------   -------   -----       --------
         Total comprehensive income       --       --         --     --        --      4,690       --      114          4,804
   Issuance of common shares              --       --         50     --       100         --       --       --            100
   Issuance of common shares for
      acquisitions                        --       --     12,511     12    18,770         --       --       --         18,782
   Issuance of preferred shares           --       --         --     --     6,020         --       --       --          6,020
   Conversion of preferred shares to
        common shares                     --       --      1,600      2        (2)        --       --       --             --
   Warrants redeemed for common shares    --       --        850      1     1,949         --       --       --          1,950
   Preferred dividends paid               --       --         --     --        --        (44)      --       --            (44)
   Common shares repurchased              --       --       (106)    --        --         --     (337)      --           (337)
                                        ----     ----     ------   ----  --------   --------   -------   -----       --------

Balance - December 31, 1998               --     $ --     35,577   $ 36  $ 60,517   $  7,232   $ (337)   $ 112       $ 67,560
                                        ====     ====     ======   ====  ========   ========   =======   =====       ========


See the accompanying notes to consolidated financial statements.

               APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                      For The Years Ended December 31,
                                                                  ----------------------------------------
                                                                        1998            1997          1996
                                                                  ----------------------------------------

Cash Flows From Operating Activities
   Net income                                                     $    4,690       $   2,340    $      686
   Adjustments to reconcile net income to net cash
      used in operating activities:
         Depreciation and amortization                                 4,501           1,874           712
         Minority interest                                               424             697           132
         (Gain) loss on sale of assets                                  (873)         (1,679)            2
         Net change in operating assets and liabilities              (11,525)         (6,549)       (2,974)
                                                                  -----------      ----------   ----------
Net Cash Used In Operating Activities                                 (2,783)         (3,317)       (1,442)
                                                                  -----------      ----------   ----------
Cash Flows From Investing Activities
   (Increase) decrease in notes receivable                            (2,338)            122           607
   Proceeds from sale of assets                                          507           2,296           564
   Payments for property and equipment and other assets               (5,068)         (2,243)         (318)
   (Payments for) proceeds from asset and business acquisitions
      (net of cash balances acquired)                                     57           3,983           (81)
                                                                  -----------      ----------   ----------
Net Cash Provided By (Used In) Investing Activities                   (6,842)          4,158           772
                                                                  -----------      ----------   ----------
Cash Flows From Financing Activities
   Net amounts borrowed (paid) on notes payable                       12,202          (2,847)          663
   Proceeds from long-term debt                                        1,011             335            21
   Payments for long-term debt                                        (6,936)           (494)         (214)
   Issuance of common shares                                           1,354           9,084           945
   Repurchase of common stock                                           (337)             --            --
   Redemption of preferred shares                                       (900)             --            --
   Preferred stock dividends paid                                        (44)            (72)          (60)
                                                                  -----------      ----------   ----------
Net Cash Provided By Financing Activities                              6,350           6,006         1,355
                                                                  -----------      ----------   ----------
Net Increase (Decrease) In Cash                                       (3,275)          6,847           685

Effect Of Exchange Rate Changes On Cash                                  173              --            --

Cash And Cash Equivalents - Beginning Of Year                          7,657             810           125
                                                                  -----------      ----------   ----------
Cash And Cash Equivalents - End Of Year                           $    4,555       $   7,657    $      810
                                                                  ==========       =========    ==========

Supplemental Disclosure Of Cash Flow Information
   Income taxes paid                                              $    2,430       $     964    $        3
   Interest paid                                                       1,534           1,012           162





See the accompanying notes to consolidated financial statements.

               APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 And 1997

1.       Organization And Summary Of Significant Accounting Policies


         Organization


         Applied Cellular Technology, Inc. and subsidiaries (the Company) is a full service communications company that provides a wide range of products and services to the wireless, telecommunications and digital data industry. The Company's goal is to be a single source communications provider to which businesses can turn for integrated communications systems and it intends to take advantage of the communications industry move from analog to digital and from wireline to wireless systems. The Company's services include the construction and installation of communications infrastructure, the installation of local and wide area networks and the development of specialized software for business applications. The Company also provides traditional telecommunications services such as long distance toll service, one-number dialing and call centers. The Company currently operates in the United States, Canada and the United Kingdom.

         Principles of Consolidation

         The consolidated financial statements include the accounts of Applied Cellular Technology, Inc. and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

         As further discussed in Note 2, the Company acquired subsidiaries during 1998 and 1997 all of which have been accounted for under the purchase method of accounting.

         Use of Estimates

         The preparation of the financial statements requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions the Company may undertake in the future, they may ultimately differ from actual results.

         Foreign Currencies

         The Company's foreign subsidiaries use their local currency as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income in stockholders' equity.

         Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, are included in the results of operations as incurred.

         Cash And Cash Equivalents

         The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

         Unbilled Receivables


         Unbilled receivables consist of certain direct costs incurred in connection with projects not yet billed.

         Inventories

         Inventories consist of raw materials, work in process and finished goods. Inventory is valued at the lower of cost or market, determined by the first-in, first-out method. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and the inventory turns by product. Inventory items designated as obsolete or slow-moving are reduced to net realizable value.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)

          Property And Equipment


          Property  and  equipment  are  carried  at  cost,   less   accumulated
          depreciation  and  amortization   computed  using   straight-line  and
          accelerated methods. Building and leasehold improvements are depreciated and amortized over periods ranging from 10 to 40 years and equipment is depreciated over periods ranging from 3 to 10 years.

          Goodwill And Other Intangible Assets

          Goodwill and other intangible assets are stated on the cost basis and are amortized, principally on a straight-line basis, over the estimated future periods to be benefitted (not exceeding 20 years). Goodwill and other intangible assets are periodically reviewed for impairment based on expected future undiscounted cash flows to ensure that they are appropriately valued.

          Purchased Computer Software

          Purchased computer software is stated at cost less accumulated amortization. Amortization is computed over the greater of current revenues divided by the total of expected revenues or straight-line over the number of years of expected revenue. The straight-line life is determined to be no more than five years.

          Proprietary Software In Development

          In accordance with Statement of Financial Accounting Standards (FAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, the Company has capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design which has been confirmed by documenting and tracing the detail program design to product specifications and has been reviewed for high-risk development issues, or to the extent a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Amortization is provided based on the greater of the ratios that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or the straight-line method over the estimated useful life of the product. The straight-line life is determined to be 2 to 5 years.

         Revenue Recognition

         For programming, consulting and software licensing services and construction contracts, the Company recognizes revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is the Company's policy to record contract losses in their entirety in the period in which such losses are foreseeable. For non fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. For product sales, the Company recognizes revenue upon shipment. There are no significant post contract support obligations at the time of revenue recognition. The Company's accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contract, billable upon the occurrence of the post-sale support. Revenue from royalties is recognized when licensed products are shipped. Costs of goods sold are recorded as the related revenue is recognized.

         The Company does not experience significant product returns, and therefore, management is of the opinion that no allowance for sales returns is necessary. The Company has no obligation for warranties on hardware sales, because the warranty is provided by the manufacturer. The Company does not offer a warranty policy for services to customers.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)

          Advertising Costs


          The Company generally expenses production costs of print advertisements as of the first date the advertisements take place. Advertising expense, included in selling, general and administrative expenses, was $0.7 million in 1998, $0.9 million in 1997, $0.5 million in 1996.

          Income Taxes


          The Company accounts for income taxes in accordance with FAS 109, Accounting for Income Taxes, which requires the asset and liability approach for the financial accounting and reporting for income taxes. Income taxes include U.S. and international taxes. The Company and its U.S. subsidiaries file a consolidated federal income tax return. Income taxes are paid by the parent company and are allocated to each subsidiary through intercompany charges.


          Minority Interest

          The Company has recorded the minimum liability for minority interest put rights.


          Earnings Per Common And Common Share Equivalent


          The Company has adopted the provisions of FAS 128, Earnings Per Share, effective December 31, 1997. FAS 128 requires the presentation of basic and diluted earnings per share (EPS). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants, conversion of preferred stock outstanding and contingently issuable shares. All prior period earnings per share amounts have been restated to comply with FAS 128.

          New Accounting Standards


          In 1998, the Company adopted FAS 131, Disclosures about Segments of an Enterprise and Related Information. FAS 131 supersedes FAS 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. FAS 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of FAS 131 did not affect results of operations or financial position but did affect the disclosure of segment information (see Note 20).

          In 1998, the Company adopted FAS 130, Reporting Comprehensive Income, which establishes standards for reporting and disclosure of comprehensive income and its components. The Company's comprehensive income consists of foreign currency translation adjustments and is reported in the consolidated statements of stockholders' equity.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)



2.       Acquisitions


 The following represents acquisitions which occurred in 1998 and 1997 (in thousands):

                                                                               Common/
                                          Date Of    Percent   Acquisition    Preferred
                                       Acquisition   Acquired    Price        Shares Issued Business Description

1998 Acquisitions
Information Products Center, Inc.      01/01/98       100%     $   1,297      1,104  Network Infrastructure services provider
Winward Electric                       01/01/98       100%         3,606      1,773  Full service electrical and communications
                                                                                     systems contractor
Americom Group                         04/01/98        80%           404        227  Provider of communications infrastructure
                                                                                     construction, maintenance, installation and
                                                                                     training services
Aurora Electric, Inc.                  04/01/98       100%         1,897      1,098  Full service electrical and communications
                                                                                     system contractor
Blue Star Electronics                  04/01/98        80%           431        203  Cable assembly manufacturer
Consolidated Micro Components          04/01/98       100%           698        392  Reseller of memory, processors and mass storage
                                                                                     devices
Data Path Technologies                 04/01/98       100%           671        385  Seller of computer systems, peripherals,
                                                                                     components and software
GDB Software Services                  04/01/98       100%           681        385  Provider of data processing consulting services
Ground Effects, Ltd.                   04/01/98        85%         2,046      1,106  Manufacturer of aluminum and steel tubes
Innovative Vacuum Solutions, Inc.      04/01/98        80%           455        276  Re-manufacturer of high-end vacuum pumps
Service Transport Company              04/01/98        80%            89         35  Transporter of computer systems and electronics
Teledata Concepts, Inc.                04/01/98       100%           308        138  Internet and telecommunications services
                                                                                     provider
TigerTel Services, Ltd.                05/01/98       100%         6,384      3,418  Call centers, voice messaging and one number
                                                                                     dialing services provider
Signature Industries, Ltd.             06/01/98        85%         4,963      3,571  Manufacturer of high-grade communications and
                                                                                     safety devices
1997 Acquisitions
Hopper Manufacturing Co., Inc.         01/01/97       100%           287        179  Re-manufacturer and distributor of automotive
                                                                                     parts
Norcom Resources, Inc.                 01/01/97        80%           538        359  Sales, service and support of mainframe
                                                                                     computers
Pizarro ReMarketing, Inc.              01/01/97        80%           356        234  Re-marketing services for the computer disc and
                                                                                     tape industry
MVAK Technologies, Inc.                02/01/97       100%           786        389  Re-manufacturer of vacuum pumps
Advanced Telecommunications, Inc.      05/01/97        80%         3,195      2,824  Telecommunications solutions provider
Signal Processors, Ltd.                05/01/97        80%         1,368      1,391  Manufacturer of satellite communication
                                                                                     technology
Cybertech Station, Inc.                07/01/97        80%           289        222  Provider of computer memory products
DLS Service Corp.                      07/01/97       100%            73         58  Value added reseller of computer software
Intermatica, Inc.                      07/01/97       100%           753        711  Software sales company
PPL, Ltd.                              07/01/97        80%           719        504  Leasing and rental services
STC Netcom, Inc.                       07/01/97        80%         1,415      1,600  Communications construction contractor
Alacrity Systems, Inc.                 10/01/97       100%         1,348        935  Software developer and marketer
C.T. Specialists, Inc.                 10/01/97       100%         1,027        758  Distributor of control systems
Canadian Network Services, Ltd.        10/01/97       100%         1,639      1,404  Provider of extended area calling services

------------------------------------------------------------------------------------------------------------------------------

          All of the above acquisitions have been accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements reflect the results of operations of each company from the date of acquisition. The costs of acquisitions include all payments according to the acquisition agreements plus costs for investment banking services, legal services and accounting services, that were direct costs of acquiring these assets. Goodwill resulting from these acquisitions is being amortized on a straight-line basis, over twenty years. Certain acquisition agreements include the issuance of additional shares contingent on profits of the acquired subsidiary, which continue through 2001. The number of shares to be issued is variable, based upon future earnings levels achieved by the acquired companies. Upon issuance of these shares, the value will be recorded as additional goodwill. The acquisitions above include contingent shares issued upon attainment of certain profits by subsidiaries through December 31, 1998. See Note 22 for unaudited pro forma information for the above acquisitions that occurred in 1998 and 1997.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)

3.       Restructuring

         Towards the end of the third quarter of 1997, the Company made a decision to exit its retail cellular operations. During the fourth quarter of 1997, the Company completed its exit strategy and incurred costs related to the restructuring of these operations, including provisions for terminations of leases and employees and writedown of the carrying values of inventory and other assets. Costs totalling $1.7 million were included in selling, general and administrative expenses in 1997 and no material costs are to be incurred in future periods.
         All amounts were paid in 1997.


4.       Inventories (In thousands)


                                                             1998            1997
Raw materials                                             $   4,437       $   1,962
Work in process                                               2,349           1,085
Finished goods                                               15,246           8,721
                                                           --------        --------
                                                             22,032          11,768
Less:  Allowance for excess and obsolescence                  1,375             896
                                                           --------        --------
                                                          $  20,657       $  10,872
                                                          =========       =========

5.       Notes Receivable (In thousands)



                                                             1998           1997


Due from purchaser of cellular assets, personally
guaranteed by company owners,  bears interest at 6.5%,
$350 due 1/1/99, remaining  payable in monthly
installments of $25 including interest starting
July 1999                                                 $   1,300       $      --


Due from purchaser of interconnect service business,
unsecured, payable in two payments due through December
1999                                                          1,350           1,350


Due from officers of subsidiaries, unsecured, bear
interest at varying interest rates, due on demand             1,594             328


Due from customer, unsecured, bears interest at the
prime rate, due on demand                                       226              62


Due from other,  secured by maker's assets,  bears
interest at 8.7% and provides for monthly  payments of
principal and interest  equal to 10% of the maker's net
cash revenue for each preceding month, balance due
October 2001                                                    575             575

                                                          ---------       ---------
                                                              5,045           2,315
Less:  Current portion                                        3,600           1,040
                                                          ---------       ---------
                                                          $   1,445       $   1,275
                                                          =========       =========

The Company performs a credit evaluation and considers the holders' financial condition before entering into notes receivable.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)

6.       Property And Equipment (In thousands)


                                                            1998           1997

Land                                                     $     755       $     759
Building and leasehold improvements                          4,097             875
Equipment                                                   18,021           8,691
                                                         ---------       ---------
                                                            22,873          10,325
Less:  Accumulated depreciation and amortization             7,246           4,986
                                                         ---------       ---------
                                                         $  15,627       $   5,339
                                                         =========       =========


          Included above are vehicles and equipment acquired under capital lease obligations in the amount of $1,577 and $908 at December 31, 1998 and 1997, respectively. Related accumulated depreciation amounted to $602 and $428 at December 31, 1998 and 1997, respectively.

          Depreciation and amortization charged against income amounted to $2,260, $846 and $207 for the years ended December 31, 1998, 1997 and 1996, respectively.


7.        Goodwill (In thousands)


          Goodwill consists of the excess of cost over fair value of tangible and identifiable intangible assets of companies purchased. The Company applies the principles of Accounting Principles Board (APB) Opinion No. 16, Business Combinations, and uses the purchase method of accounting for acquisitions of wholly owned and majority owned subsidiaries.



                                                         1998          1997


Original balance                                        $  35,920     $  13,790
Accumulated amortization                                   (2,490)       (1,003)
                                                        ----------    ----------
Carrying value                                          $  33,430     $  12,787
                                                        =========     =========


         Amortization expense amounted to $1,487, $670 and $295 for the year ended December 31, 1998, 1997, and 1996, respectively.

         The Company has entered into various earnout arrangements with the selling shareholders of certain acquired subsidiaries. These arrangements provide for additional consideration to be paid in future years if certain earnings levels are met. These amounts are added to goodwill as earned.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)


8.       Other Assets (In thousands)

                                                                   1998            1997


Proprietary software                                              $ 5,586         $ 2,722
Purchased computer software                                           393             387
Other assets                                                          417             272
                                                                  -------         -------
                                                                    6,396           3,381
Less:  Accumulated amortization                                     1,730             976
                                                                  -------         -------
                                                                    4,666           2,405
Investment in preferred stock                                       3,000              --
Other                                                                 704             601
                                                                  -------         -------
                                                                  $ 8,370         $ 3,006
                                                                  =======         =======


         Amortization of other assets charged against income amounted to $754, $358 and $210 for the years ended December 31, 1998, 1997 and 1996, respectively.


9.       Notes Payable (In thousands)

                                                                      1998         1997

         Notes payable - banks, collateralized by business
         assets and by personal guarantees of
         officers/stockholders of certain subsidiaries.
         Interest is payable monthly at rates varying from
         prime plus 1/2% to prime plus 2-1/4% in 1998.  The
         credit lines are due through December 1999.                $ 5,974       $ 4,505

         Revolving credit line - bank,  collateralized by all
         domestic assets of the Company, bearing interest at
         the prime lending rate or the London Interbank Offered
         Rate, as elected by the Company, expiring in July 1999      17,193           --

         Notes payable - other, unsecured, due on demand                 50           278
                                                                   --------       -------
                                                                   $ 23,217       $ 4,783
                                                                   ========       =======

         During the third quarter of 1998, the Company entered into a twenty million dollar line of credit with a bank, collateralized by all domestic assets of the Company (the "Credit Agreement"), at the prime lending rate or at the London Interbank Offered Rate, as elected by the Company. The Credit Agreement expires on July 31, 1999 and contains standard debt covenants relating to financial position and performance as well as restrictions on the declarations and payment of dividends. As of December 31, 1998, the outstanding balance was $17,193 and the availability was $2,807.

         On February 4, 1999, the bank increased the amount available under the revolving line of credit to twenty-three million dollars.

         The weighted average interest rate was 8.8% and 9.8% for the years ended December 31, 1998 and 1997, respectively.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)


10.      Long-Term Debt (In thousands)

                                                                 1998        1997

         Notes payable - banks, collateralized by subsidiaries' business assets, payable in monthly installments totalling $28 plus interest at rates of prime plus 1.5% and prime plus 2.5% in 1997, originally due through May
         2001, paid
         off in 1998                                           $     --    $ 1,105

         Notes payable - bank, collateralized by land,
         building and aassets, payable in monthly
         installments of principal and interest totalling
         $25, bearing interest at rates between 8.15% and
         prime plus 1.5%, due through October 2002                  805         --

         Note payable - bank, collateralized by subsidiary's
         business assets, payable in monthly principal
         payments of $62 plus interest at the prime rate
         plus 1/2%, due in November 2002                          1,402         --

         Mortgage notes payable - bank, collateralized by
         buildings, payable in monthly installments of
         principal and interest  totalling $8, bearing
         interest at rates  ranging from 4.2% to 10.75% in
         1998 and $5,  bearing interest at 9.5% in 1997,
         due through April 2028                                     802        529


         Notes payable - finance companies and banks,
         collateralized by vehicles, payable in monthly
         principal installments of $6, bearing interest at
         rates ranging from 8.0% to 10.9% in 1998 and $6,
         bearing interest at rates ranging from 9.75% to 10.9%
         in 1997, due through June 2003                             132        114

         Notes payable - bank,  collateralized  by business
         assets, payable in monthly installments of principal
         and interest  totalling $23, bearing interest at
         rates ranging from 5.61% to prime plus 2%, due
         through June 2003                                          118        869
           Capital lease obligations                                737        425
                                                                -------    -------
                                                                  3,996      3,042
           Less:  Current maturities                              1,158        843
                                                                -------    -------
                                                                $ 2,838    $ 2,199
                                                                =======    =======


         The scheduled maturities of long-term debt at December 31, 1998 are as follows:


                Year                                            Amount

                1999                                           $ 1,158
                2000                                               907
                2001                                               689
                2002                                               546
                2003                                               177
                Thereafter                                         519
                                                               -------
                                                               $ 3,996
                                                               =======

         Interest expense on the long and short-term notes payable (including notes payable in Note 9) amounted to $1,653, $978 and $200 for the years ended December 31, 1998, 1997, 1996, respectively.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)


11.      Fair Value Of Financial Instruments


         The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

         Cash And Cash Equivalents

         The carrying amount approximates fair value because of the short maturity of those instruments.

         Notes Receivable

         The carrying value of the notes approximate fair value because either the interest rates of the notes approximate the current rate that the Company could receive on a similar note, or because of the short-term nature of the notes.

         Notes Payable

         The carrying amount approximates fair value because of the short-term nature of the notes.

         Long-term Debt


         The carrying amount approximates fair value because either the stated interest rates fluctuate with current market rates or the interest rates approximate the current rates at which the Company could borrow funds on a similar note.

         Accounts Payable and Accrued Expenses

         The carrying amount approximates fair value.

12.      Income Taxes (In thousands)

         The provision for income taxes consists of:

                                                        1998     1997     1996
         Current:

           United States at statutory rates           $1,747    $1,570    $ 477
           International                                 930       533       --
           Current taxes covered by net operating
                loss                                      --       (88)     (32)
                                                      -------   -------   ------
           Current income tax provision                2,677     2,015      445
                                                      -------   -------   ------
         Deferred:
           United States                                  94      (246)     (83)
           International                                (183)      --        --
                                                      -------   -------   ------
           Deferred income taxes provision (credit)      (89)     (246)     (83)
                                                      -------   -------   ------
                                                      $2,588    $1,769    $ 362
                                                      =======   =======   ======

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)

         The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                           1998            1997

             Deferred Tax Assets:
                Liabilities and reserves               $    557        $    269
                Net operating loss carryforwards          3,892           3,749
                                                       --------        --------
                Gross deferred tax assets                 4,449           4,018
                Valuation allowance                      (2,994)         (3,514)
                                                       --------        --------
                                                          1,455             504
                                                       --------        --------
             Deferred Tax Liabilities:
                Accounts Receivable                         719              --
                Notes Receivable                            361              --
                Property and equipment                       10              45
                Intangible assets                           365              59
                                                       --------        --------
                                                          1,455             104
                                                       --------        --------
             Net Deferred Tax Asset                    $     --        $    400
                                                       ========        ========

          The valuation allowance for deferred tax asset decreased by $520 in 1998 and increased by $3,514 in 1997. Management has recorded a valuation allowance as it believes sufficient uncertainty exists regarding the realizability of the net deferred tax asset.

          Approximate domestic and international income before provision for income taxes consists of :


                                          1998        1997          1996


Domestic                                $ 5,082      $ 3,132      $ 1,180
International                             2,620        1,674           --
                                        -------      -------      -------
                                        $ 7,702      $ 4,806      $ 1,180
                                        =======      =======      =======

         At December 31, 1998, the company had aggregate net operating loss carryforwards of approximately $10,200 for income tax purposes which expire in various amounts through 2012. The net operating loss carryforwards were acquired in connection with various 1997 and 1998 acquisitions and are limited as to use in any particular year based on Internal Revenue Code sections related to separate return year and change of ownership restrictions. Utilization of the Company's net operating loss carryforwards are estimated to be limited to approximately $941 per year. When realized, the tax benefit of the acquired net operating loss carryforwards will be recorded a reduction of goodwill or other long-term assets.

         The reconciliation of the effective tax rate with the statutory federal income tax rate is as follows:

                                                  1998        1997        1996
                                                   %           %           %
                                                  ----        ----        ----
Statutory rate                                     34          34          34
State income taxes, net of federal benefits         5           7           4
International tax rates different from the
   the statutory US federal rate                   --          (3)         --
Realization of deferred tax asset valuation
   allowance                                       (6)         (5)         (3)
Other                                               1           4          (4)
                                                  ----        ----        ----
                                                   34          37          31
                                                  ====        ====        ====

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)


13.  Earnings Per Share (In thousands, except per share data)

     In accordance with the disclosure requirements of FAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows:

                                                              1998          1997            1996

           Numerator:
              Net income                                    $ 4,690       $ 2,340         $   686
              Preferred stock dividends                         (44)          (72)            (60)
                                                            --------      --------        --------
           Numerator for basic earnings per share -
              net income available to common
              stockholders                                    4,646         2,268             626

           Effect of dilutive securities:
              Preferred stock dividends                          44            72              60
                                                            --------      --------        --------
           Numerator For Diluted Earnings
              Per Share - Income Available To
              Common Stockholders                           $ 4,690       $ 2,340         $   686
                                                            ========      ========        ========
           Denominator:
              Denominator for basic earnings per
                 share - weighted-average shares             32,318        12,632           3,329
                                                            --------      --------        --------
              Effect of dilutive securities:
                 Redeemable preferred stock                      85           998             580
                 Warrants                                       477           779             628
                 Employee stock options                         266           451             104
                 Contingent stock - acquisitions              1,654           385              --
                                                            --------      --------        --------
              Dilutive potential common shares                2,482         2,613           1,312
                                                            --------      --------        --------
           Denominator For Diluted Earnings
              Per Share - Adjusted Weighted-
              Average Shares And Assumed
              Conversions                                    34,800        15,245           4,641
                                                            ========      ========        ========
           Basic Earnings Per Share                         $   .14       $   .18         $   .19

           Diluted Earnings Per Share                       $   .13       $   .15         $   .15

14.      Commitments And Contingencies

         Rentals of space, vehicles, and office equipment under operating leases amounted to approximately $3.9 million, $2.7 million and $0.8 million for the years ended December 31, 1998, 1997, and 1996, respectively.

         The Company has entered into employment contracts with key officers and employees of the Company and certain subsidiaries. The agreements are for periods of one to ten years through June 2009. Some of the employment contracts also call for bonus arrangements based on earnings of the particular subsidiary.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)

         The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 1998 are (in thousands):



                                            Minimum                  Employment
               Year                         Rental Payments          Contracts
               1999                         $   3,753                 $   7,400
               2000                             3,251                     6,700
               2001                             2,740                     5,000
               2002                             2,195                     4,000
               2003                             1,316                     1,600
               Thereafter                       2,775                       800
                                             --------                  --------
                                             $ 16,030                  $ 25,500
                                             ========                  ========

         The Company has entered into put options with the selling shareholders of various companies in which the Company acquired less than a 100% interest. These options provide for the Company to acquire the remaining portion it does not own after periods ranging from 4 to 5 years from the dates of acquisition at amounts generally equal to 10%-20% of the average annual earnings of the company before income taxes for the two-year period ending the effective date of the put multiplied by a multiple ranging from 4 to 5.

         The employment agreements for three officers of the Company include certain "change of control" provisions. At the employee's option, he may terminate his employment under the agreement at any time within one year after such change of control. The Company shall pay to the employee a severance payment based on formulas relating to parachute payment provisions of the Internal Revenue Code and prior compensation.

         Additionally, the agreements for two officers provide for certain "triggering events" which include a change in control of the Company and the termination of employment other than for cause. Upon the occurrence of a triggering event, the Company shall pay, in cash or in stock, or in a combination thereof, $12.1 million and $3.5 million, respectively, to these two officers.

15.      Profit Sharing Plan

         The Company has a Section 401(k) Plan for the benefit of eligible United States employees. The Company has made no contributions to the
         Section 401(k) Plan.

         The  Company's  International   subsidiaries  operate  certain  defined
         contribution pension schemes. The Company's expense relating to the schemes approximated $0.3 million in 1998.

16.      Redeemable Preferred Shares

         In March 1996, the Company issued nine thousand 8% convertible preferred shares at $100 per share, in exchange for 80% of Burling Instruments, Inc. If, and to the extent, the preferred shares had not been converted to common stock by the second anniversary of the initial issuance of the shares, the Company was required to redeem the preferred shares by paying $100 per share. Each holder of the preferred shares had the ability to convert their preferred shares into common shares by dividing the redemption price ($100) by $5.75 per common share. The shares were redeemed in 1998.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)

          In October 1996, the Company issued one hundred thousand 8% redeemable preferred shares at $100 per share as partial consideration for the 100% purchase of ATI Communications. There was no existing market for these shares. During 1997, the one hundred thousand shares of preferred stock were redeemed for 1.4 million of the Company's common shares, valued at $2,500. The purchase price of ATI Communications has been revised to reflect the fair value of the final consideration given.


17.      Stockholders' Equity

         Preferred Shares

         The Company has authorized 5 million shares of preferred stock, $10.00 par value, to be issued from time to time on such terms as is specified by the Board of Directors.

         In May 1998, in connection with the Company's acquisition of Commstar Limited, an Ontario corporation ("Commstar"), the Board of Directors authorized the issuance of one share of the Company's Preferred Stock ($10.00 par value) designated as the Company's Special Voting Preferred Stock (the "Special Preferred Share"). The Special Preferred Share is entitled to a number of votes equal to the number of outstanding shares of Commstar not owned by the Company that can be exchanged for the Company's common shares. The holder of the Special Preferred Share is not entitled to receive any dividends or participate in any distribution of assets to the stockholders of the Company. When all of Commstar's exchangeable shares have been exchanged or redeemed for shares of the Company's Common Stock, the Special Preferred Share will be cancelled. The Company has the right to call the outstanding exchangeable shares with the occurrence of various events including liquidation of Commstar and at the five-year anniversary date of the acquisition. The Company initially reserved 3.4 million shares of its Common Stock to be exchanged for exchangeable shares held by the Commstar selling shareholders, 1.4 million of which have been exchanged into shares of Common Stock and 2.0 million are reserved at December 31, 1998. On July 30, 1998, Commstar acquired certain assets from Western Inbound Network, Inc., an Ontario corporation, in consideration for 0.4 million exchangeable shares.

         In June 1998, in connection with the Company's acquisition of Ground Effects Limited, an Ontario corporation ("Ground Effects"), the Board of Directors authorized the issuance of one share of the Company's Preferred Stock ($10.00 par value) designated as the Company's Class B Voting Preferred Stock (the "Class B Special Preferred Share"). The Class B Special Preferred Share is entitled to a number of votes equal to the number of outstanding shares of Ground Effects not owned by the Company that can be exchanged for the Company's common shares. The holder of the Class B Special Preferred Share is not entitled to receive any dividends or participate in any distribution of assets to the stockholders of the Company. When all exchangeable shares of Ground Effects have been exchanged or redeemed for shares of the Company's Common Stock, the Special Preferred Share will be cancelled. The Company has the right to call the outstanding exchangeable shares with the occurrence of various events including liquidation of Ground Effects and at the five-year anniversary date of the acquisition. The Company has reserved 1.1 million shares of its Common Stock to be exchanged for exchangeable shares held by Ground Effects selling shareholders, 0.2 million of which have been exchanged into shares of common stock and 0.9 million are reserved as of December 31, 1998.

         Since the Preferred Shares provide votes for the equivalent number of common shares that may be exchanged and the common shares may be exchanged at any time at the holders' option, for purposes of computing basic and diluted earnings per share (Note 13), the reserved common shares are considered to be outstanding for all periods that the Preferred Shares are issued.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)


          Warrants

          Warrants are valued at fair value at the date of grant.

          The Company has issued warrants convertible into shares of common stock for consideration, as follows (in thousands, except exercise price):


Class Of                                                  Exercise                        Exercisable
Warrants       Authorized    Issued       Exercised       Price       Date Of Issue       Period


Class F            300          300           260         $ 2.50         December 1994     5 years
Class H            450          450           350           2.00           August 1995     5 years
Class K            250          250            --           5.31        September 1996     5 years
Class L             51           51            50           5.35          October 1996     5 years
Class L             74           74            --           3.00          October 1996     5 years
Class N            800          800           600           3.00           August 1997     5 years
Class P            520          520            --           3.00        September 1997     5 years
Class Q            250          250           250           8.38        September 1997     5 years
Class R            125          125            --           8.38          October 1997     5 years
Class S            600          600            --           2.00            April 1998     5 years
Class U            250          250            --           8.38         November 1998     5 years
                 -----        -----         -----
                 3,670        3,670         1,510
                 =====        =====         =====

Stock Option Plan


          During 1996, the Company adopted a non-qualified stock option plan (the Option Plan) and applies APB 25 and related Interpretations in accounting for the Option Plan. Under the Option Plan, options are granted at an exercise price equal to fair value on the date of grant. Accordingly, no compensation cost has been recognized. Had compensation cost for the Option Plan been determined based on the fair value at the grant dates for awards under the Option Plan, consistent with the alternative method set forth under FAS 123, Accounting for Stock-Based Compensation, the Company's net income applicable to common stockholders and earnings per common and common equivalent share would have been reduced. The pro forma amounts are indicated below (in thousands, except per share data):


                                                     1998                1997


Net Income Available To Common
  Stockholders
   As reported                                     $ 4,646             $ 2,268
   Pro forma                                       $ 2,408             $ 1,614

Earnings Per Common Share - Basic
   As reported                                      $  .14              $  .18
   Pro forma                                        $  .07              $  .13

Earnings Per Common Share - Diluted

   As reported                                      $  .13              $  .15

   Pro forma                                        $  .07              $  .11

         Under the Option Plan, options for ten million and five million common shares were authorized for issuance to certain officers and employees of the Company at December 31, 1998 and 1997 respectively, of which 9.8 million had been issued through December 31, 1998. The options may not be exercised until one to three years after the options have been granted, and are exercisable for a period of five years.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)


         The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1997: dividend yield of 0% in both years; expected volatility of 43.69% and 44.03%; risk-free interest rate of 8.5% for both years; and expected lives of 5 years for both years. The weighted-average fair value of options granted was $1.27 for the year ended December 31, 1998 and $1.58 for the year ended December 31, 1997.


     A summary of stock option activity for 1998 and 1997 is as follows (in thousands, except for per share data):


                                              1998                    1997
                                       ---------------------   -------------------
                                                   Weighted-             Weighted-
                                                     Average               Average
                                                    Exercise              Exercise
                                       Shares          Price   Shares        Price


Outstanding on January 1                3,835      $  4.39      2,180    $  4.40
Granted                                 5,367         2.80      2,487       4.62
Exercised                                  --                    (650)      4.25
Forfeited                                 (97)        4.79       (182)      4.23
                                        -----      -------      ------   -------
Outstanding on December 31              9,105         3.55      3,835       4.39
                                        -----      -------      ------   -------
Exercisable on December 31              2,885         4.48        705       4.44
                                        -----      -------      ------   -------
Shares available on December 31 for
   options that may be granted            450                   1,145
                                        -----                   ------


The following table summarizes information about stock options at December 31, 1998 (in thousands, except for exercise price data and contractual life):


                                  Outstanding Stock Options                Exercisable Stock Options
                       ------------------------------------------------  -------------------------------
                                            Weighted-
                                              Average        Weighted-                        Weighted-
                                            Remaining          Average                          Average
      Range Of                            Contractual         Exercise                         Exercise
  Exercise Prices             Shares             Life            Price          Shares            Price

   $2.00 to $3.00              2,825             6.22           $ 2.35              70           $ 2.71
   $3.01 to $4.00              3,446             5.49             3.53             930             3.93
   $4.01 to $5.00              1,929             4.70             4.38           1,185             4.38
   $5.01 to $6.00                855             5.03             5.53             700             5.57
   $6.01 to $7.00                 50             5.76             6.99              --               --
                              ------                            ------           -----           ------
   $2.00 to $7.00              9,105                            $ 3.55           2,885           $ 4.48
                              ======                            ======           =====           ======




18.      Legal Proceedings

         The Company is party to various legal proceedings. In the opinion of management, these proceedings are not likely to have a material adverse affect on the financial position or overall trends in results of the Company. The estimate of potential impact on the Company's financial position, overall results of operations or cash flows for the above legal proceedings could change in the future.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)



19.      Supplemental Cash Flow Information

         The changes in operating assets and liabilities are as follows (in thousands):

                                                For The Years Ended December 31,
                                                -----------------------------------

                                                       1998        1997        1996

(Increase) decrease in accounts receivable
   and unbilled receivables                     $   (1,922)   $ (3,992)   $     65
Increase in inventories                             (4,148)       (657)       (826)
Increase in prepaid expenses                          (422)       (676)       (140)
Increase in deferred tax asset                         (89)       (121)        (83)
Increase (decrease) in accounts payable
   and accrued expenses                             (4,944)     (1,103)     (1,990)
                                                 ----------   ---------   ---------
                                                 $ (11,525)   $ (6,549)   $ (2,974)
                                                 ==========   =========   =========

         In the years ended  December 31, 1998,  1997 and 1996,  the Company had
         the  following   noncash   investing  and  financing   activities   (in
         thousands):


                                                1998          1997             1996


Payment of debt in exchange for common stock    $     --       $     521      $     300

Assets acquired for long-term debt                 2,042             490             --

Assets acquired for common stock                  25,408          13,485         14,396

Capital leases                                       593             124            128

Sale of assets for preferred stock                 3,000              --             --

Other                                                132              --             37

         On December 31, 1998, the Company entered into a Purchase and Sale Agreement for the sale of certain of its cellular assets. In consideration, the Company received one thousand shares of 6% first series preferred stock of the purchaser of the cellular assets in the face amount and having a liquidation value of $1 million. The first series preferred stock may be redeemed at any time through December 31, 2004. This sale resulted in a gain of $647,000 included in operating income.

         On December 31, 1998, the Company entered into an Agreement for Sale of Stock for the sale of its investment in a subsidiary company. In consideration, the Company received two thousand shares of 6% preferred stock of the purchaser of the subsidiary in the face amount and having a liquidation value of $2 million, due December 31, 2003. This sale resulted in a gain of $86,000 included in operating income.


20.       Segment Information


          In 1998, the Company adopted FAS No. 131. Prior year information has been restated to present the Company's reportable segments.

          The Company is organized into seven operating segments. The seven segments and their principal products and services are as follows:

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)


           Operating Segment           Principal Products and Services


Telecommunications                    o   Telephone services and systems
                                      o   Computer telephony integration
                                      o   Interactive voice response
                                      o   Call centers
                                      o   Voice messaging

Network Infrastructure                o   Computer systems
                                      o   Local area networks
                                      o   Application servers

Internet                              o   Electronic commerce
                                      o   Intranet
                                      o   Extranet
                                      o   Wide area networks

Communications Infrastructure         o   Communications towers
                                      o   Fiber optics
                                      o   Cabling
                                      o   Power distribution
                                      o   Communications equipment

Application Technology                o   Global positioning systems
                                      o   Field automation
                                      o   Asset management
                                      o   Satellite systems
                                      o   Corporate enterprise access
                                      o   Decision support
                                      o   Voice/data technology

Inteletek                             o   Purchase/sale of new and used computer
                                          equipment
                                      o   Peripherals
                                      o   Components
                                      o   Business continuity services
                                      o   Consulting
                                      o   Systems integration


Non-Core                              o   Transportation
                                      o   Electrical components
                                      o   Control panels
                                      o   Design engineering
                                      o   Manufacturing engineering
                                      o   Automation systems
                                      o   Vacuum pumps



The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices; segment data includes an allocated charge for the corporate headquarters costs; and segment income tax expense is allocated to the segments by an application of the effective tax rate to the profit or loss of each segment. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on stand alone segment operating income.

APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)


     The "Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities and goodwill amortization expense.



                                                                         1998 (In thousands)
                                    Communi-
                                 Network cations
                            Telecommun- Infra-              Infra-    Application                    Corporate  Elimina-  Consol-
                            ications    structure Internet  structure Technology Inteletek Non-Core  Overhead   tions     idated

Net revenue from external
  customers                 $ 30,369    $ 21,282  $ 2,901   $ 43,729  $ 19,859   $ 60,877  $ 28,064  $    --    $     --  $207,081

Intersegment net revenue          --          --       --         --       --       1,949        --       --      (1,949)       --
                            --------    --------  -------   --------  --------   --------  --------  ---------  --------  --------
Total revenue                 30,369      21,282    2,901     43,729    19,859     62,826    28,064       --      (1,949)  207,081
                            ========    ========  =======   ========  ========   ========  ========  =========  ========  ========
Depreciation and
  amortization                   653          39       24        458     1,241        251       477      137       1,221     4,501
Operating income                 852       1,563      272      3,789     1,424      4,509     1,122   (3,376)     (1,220)    8,935
Interest income                  128          14        1         71        47         45        12      686        (584)      420
Interest expense                 468         144       63        111       192        340       448      471        (584)    1,653
Income tax expense
  (benefit)                     (935)        498       43      1,050      (359)       757       163      440         931     2,588

Segment assets                21,066       5,528      923     13,497    22,849     13,595    15,777  147,518    (116,637)  124,116
Expenditures for property        226          46        5        574        73        138       214      674          --     1,950


                                                                      1997 (In thousands)

                                    Communi-
                                 Network cations
                            Telecommun- Infra-              Infra-    Application                    Corporate  Elimina-  Consol-
                            ications    structure Internet  structure Technology Inteletek Non-Core  Overhead   tions     idated

Net revenue from external
  customers                 $ 32,208    $     --  $    --   $  8,545  $  9,574   $ 39,445  $ 13,387  $    --    $     --  $103,159
Intersegment net revenue          --          --       --         --        --      2,127        --       --      (2,127)       --
                            --------    --------  -------   --------  --------   --------  --------  ---------  --------  --------
Total revenue                 32,208          --       --      8,545     9,574     41,572    13,387       --      (2,127)  103,159
                            ========    ========  =======   ========  ========   ========  ========  =========  ========  ========
Depreciation and
  amortization                   300          --       --        104       459        108       173       17         713     1,874
Operating income               1,477          --       --        348     2,159      2,356       626     (665)       (709)    5,592
Interest income                   62          --       --          1        26          1         6      130         (34)      192
Interest expense                 491          --       --         44       103        152       212        9         (33)      978
Income tax expense
  (benefit)                      251          --       --        125       312        883       161     (203)        240     1,769

Segment assets                12,559          --       --      4,490    77,886      8,736     8,177    3,523     (54,089)   61,282
Expenditures for property        118          --       --         62       141        364       216       15          --       916


APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)

                                                                        1996 (In thousands)
                                    Communi-
                                 Network cations
                            Telecommun- Infra-              Infra-    Application                    Corporate  Elimina-   Consol-
                            ications    structure Internet  structure Technology Inteletek Non-Core  Overhead   tions      idated

Net revenue from external
  customers                 $ 10,537    $     --  $    --   $     --  $  3,394   $  1,993  $  3,839  $   120    $     --   $ 19,883
Intersegment net revenue          --          --       --         --        --         --        --       --          --         --
                            --------    --------  -------   --------  --------   --------  --------  ---------  --------   --------
Total revenue                 10,537          --       --         --     3,394      1,993     3,839      120          --     19,883
                            ========    ========  =======   ========  ========   ========  ========  =========  ========   ========
Depreciation and
  amortization                    83          --       --         --       241          2        37        9         340        712
Operating income                 896          --       --         --       (68)       504       444      241        (763)     1,254
Interest income                   31          --       --         --        --          1         4       90          --        126
Interest expense                 137          --       --         --        23         10        23        7          --        200
Income tax expense
  (benefit)                      296          --       --         --      (181)       190       158      (37)        (64)       362
Segment assets                24,280          --       --         --    24,198      1,920     2,608    3,033     (22,831)    33,208
Expenditures for property         25          --       --         --        26          8        13       37          --        109


Revenues are attributed to geographic areas based on the location of the assets producing the revenues. Information concerning principal geographic areas as of and for the years ended December 31, was as follows (in thousands):


                                                 United
                   United States    Canada       Kingdom       Consolidated

1998
Net revenue        $ 172,369        $ 22,017     $ 12,695      $ 207,081
Total assets          91,458          18,137       14,521        124,116


1997
Net revenue        $  96,796        $  1,381     $  4,982      $ 103,159
Total assets          56,177           1,254        3,851         61,282


1996
Net revenue        $  19,883        $    --      $    --       $  19,883
Total assets          33,208             --           --          33,208


APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements (Continued)


21.       Related Party Transactions



          In connection with the acquisitions which took place in 1998, 1997 and 1996, the Company paid a related party, $0.6 million, $0.5 million and $0.5 million, respectively, for investment banking services. These payments were included in the total cost of assets purchased and are being amortized over the life of the related assets.

          In 1998, the Company sold its investment in a subsidiary company to a related party for two thousand shares of preferred stock.


22.       Pro Forma Information (Unaudited)



          The following pro forma consolidated information of the Company for the years ended December 31, 1998 and 1997 gives effect to the acquisitions, disclosed in Note 2, as if they were effective at January 1, 1997. The statement gives effect to the acquisitions under the purchase method of accounting.

          The pro forma information may not be indicative of the results that would have actually occurred if the acquisitions had been effective on the dates indicated or of the results that may be obtained in the future. The pro forma information should be read in conjunction with the consolidated financial statements and notes thereto of the Company.


                                    Pro Forma
                                 (In thousands)
                                  December 31,
                                                    ----------------------------

                                                          1998            1997

Net operating revenue                                $ 230,425       $ 231,151

Net income                                               2,803           2,873

Net income available to common stockholders              2,759           2,312

Earnings per common share - basic                          .08             .08

Earnings per common share - diluted                        .08             .07




                                                   APPLIED CELLULAR TECHNOLOGY, INC.

                                             SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                                            (In Thousands)


                                                                                   Additions
                                                                          --------------------------
                                                            Balance At     Charged To     Valuation                   Balance At
                                                            Beginning       Cost And      Accounts                      End Of
                   Description                              Of Period       Expenses      Acquired     Deductions       Period
------------------------------------------------------------------------- -------------- ----------- ---------------  -----------

Valuation reserve deducted in the balance sheet from the
  asset to which it applies:
      Accounts Receivable:
         1998 Allowance for doubtful accounts                $ 675         $ 1,031        $ 262         $ 978            $ 990
         1997 Allowance for doubtful accounts                  101             328          270            24              675
         1996 Allowance for doubtful accounts                  ---              43          100            42              101
      Inventory:
         1998 Allowance for excess and obsolescence            896             468           11           ---            1,375
         1997 Allowance for excess and obsolescence            ---             ---        1,108           212              896
         1996 Allowance for excess and obsolescence            ---             ---          ---           ---              ---




               APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except par value)
                                   (Unaudited)


                                      Assets
                                                    March 31,     December 31,
                                                       1999             1998
                                                    ----------    ------------
Current Assets
   Cash and cash equivalents                        $     698       $    4,555
   Accounts receivable (net of allowance for
      doubtful accounts of $772 in 1999
      1999 and $990 in 1998)                           36,423           34,390
   Inventories                                         21,847           20,657
   Notes receivable                                     3,224            3,600
   Prepaid expenses and other current assets            2,386            2,042
                                                    ---------       ----------
         Total Current Assets                          64,578           65,244

Property And Equipment, net                            15,914           15,627

Notes Receivable                                        1,538            1,445

Goodwill, net                                          41,708           33,430

Other Assets                                            8,326            8,370
                                                    ---------        ---------

                                                    $ 132,064        $ 124,116
                                                    =========        =========

                      Liabilities And Stockholders' Equity

Current Liabilities
   Notes payable                                     $ 20,283        $  23,217
   Current maturities of long-term debt                 3,235            1,158
   Accounts payable and accrued expenses               32,254           26,382
                                                     --------        ----------
         Total Current Liabilities                     55,772           50,757

Long-Term Debt                                          3,081            2,838
                                                     --------        ----------

         Total Liabilities                             58,853           53,595
                                                    ---------        ----------

Commitments And Contingencies                              --               --
                                                    ---------        ----------

Minority Interest                                       3,204            2,961
                                                    ---------        ----------

Stockholders' Equity
   Preferred shares:
      Authorized 5,000 shares of $10 par value;
         special voting, issued and
         outstanding 1 share, Class B voting,
         issued and outstanding 1 share                    --               --
   Common shares:
      Authorized 80,000 shares of $.001 par
         value;  issued  40,556  shares and
         outstanding 40,450 shares in 1999 and
         issued 35,683 shares and outstanding
         35,577 shares in 1998                             40               36
   Common and preferred additional paid-in
         capital                                       64,719           60,517
   Retained earnings                                    5,587            7,232
   Treasury stock (carried at cost, 106 shares)          (337)            (337)
   Accumulated other comprehensive income                  (2)             112
                                                    ---------        ----------
         Total Stockholders' Equity                    70,007           67,560
                                                    ---------        ----------
                                                    $ 132,064        $ 124,116
                                                    =========        ==========

See the accompanying notes to consolidated financial statements.

               APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                         For The Three Months
                                                            Ended March 31,
                                                       1999              1998
                                                       -----------------------

Net Operating Revenue                                $ 51,573           38,784

Cost of Goods Sold                                     33,176           28,298
------------------------------------------------------------------------------

Gross Profit                                           18,397           10,486
------------------------------------------------------------------------------

Operating Costs and Expenses
   Selling, general and administrative expenses        17,512            9,131
   Restructuring and unusual costs                      2,550               --
------------------------------------------------------------------------------
         Total Operating Costs And Expenses            20,062            9,131
------------------------------------------------------------------------------

Operating Income (Loss)                                (1,665)           1,355

Interest Income                                           134              106

Interest Expense                                         (445)            (234)
                                                       -------          -------

Income (Loss) Before Provision (Benefit) For Income
   Taxes And Minority Interest                         (1,976)           1,227

Provision (Benefit) For Income Taxes                     (575)             518
                                                       -------          ------

Income (Loss) Before Minority Interest                 (1,401)             709

Minority Interest                                         244               94
                                                     ---------         -------

Net Income (Loss)                                      (1,645)             615

Preferred Stock Dividends                                  --               18
                                                     ---------         -------

Net Income (Loss) Available to Common Stockholders   $ (1,645)         $   597
                                                     =========         =======

Net Income (Loss) Per Common Share - Basic           $   (.04)         $   .03
Net Income (Loss) Per Common Share - Diluted         $   (.04)         $   .02

Weighted Average Number Of Common
   Shares Outstanding - Basic                          41,236           23,711
Weighted Average Number Of Common
   Shares Outstanding - Diluted                        41,909           24,956


See the accompanying notes to consolidated financial statements.


               APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            For The Three Month Periods Ended March 31, 1999 And 1998
                                 (In thousands)
                                   (Unaudited)




                                                                                                         Accumulated   Total
                                      Preferred Stock    Common Stock          Additional                Other         Stock-
                                      ---------------  ----------------  Paid-In    Retained   Treasury  Comprehensive holders'
                                       Number  Amount  Number    Amount  Capital    Earnings   Stock     Income        Equity
                                      -------  ------  -------   ------  --------   ---------  --------  ------------- --------

Balance - January 1, 1998                --    $ --    20,672    $ 21    $ 33,680   $  2,586   $   --     $     (3)    $ 36,284
                                      ------   -----   ------    ----    --------   ---------  -------    ---------    --------

   Net income                            --      --        --      --          --        615       --           --          615
   Comprehensive income -
      foreign currency translation       --      --        --      --          --         --       --           32           32
                                      ------   -----   ------    ----    --------   ---------  -------    ---------    --------
         Total comprehensive income      --      --        --      --          --        615       --           32          647
                                      ------   -----   ------    ----    --------   ---------  -------    ---------    --------
   Issuance of common stock              --      --     3,843       4       5,917         --       --           --        5,921
   Preferred stock dividends paid        --      --        --      --          --        (18)      --           --          (18)
                                      ------   -----   ------    ----    --------   ---------  -------    ---------    ---------

Balance - March 31, 1998                 --    $ --    24,515    $ 25    $ 39,597   $  3,183   $   --      $    29     $ 42,834
                                      ======   =====   ======    ====    ========   =========  =======     ========    ========

Balance - January 1, 1999                --    $ --    35,577    $ 36    $ 60,517   $  7,232   $ (337)     $   112     $ 67,560
                                      ------   -----   ------    ----    --------   ---------  -------     --------    --------

   Net loss                              --      --        --      --          --     (1,645)      --           --       (1,645)
   Comprehensive loss -
      foreign currency translation       --      --        --      --          --         --       --         (114)        (114)
                                      ------   -----   ------    ----    --------   ---------  -------    ---------    --------
         Total comprehensive loss        --      --        --      --          --     (1,645)      --         (114)      (1,759)
                                      ------   -----   ------    ----    --------   ---------  -------    ---------    --------
   Issuance of common shares             --      --         5      --          16         --       --           --           16
   Issuance of common shares for
      accquisition                       --      --     4,868       4       4,186         --       --           --        4,190
                                      ------   -----   ------    ----    --------   ---------  -------    ---------    --------

Balance - March 31, 1999                 --    $ --    40,450    $ 40    $ 64,719   $  5,587   $ (337)     $    (2)    $ 70,007
                                      ======   =====   ======    ====    ========   =========  =======    =========    ========



See the accompanying notes to consolidated financial statements.

               APPLIED CELLULAR TECHNOLOGY, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                               For The Three Months
                                                                  Ended March 31,
                                                             -----------------------
                                                                1999         1998
                                                             -----------   ---------

Cash Flows From Operating Activities
   Net income (loss)                                         $   (1,645)   $    615
   Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
         Depreciation and amortization                            1,486         695
         Minority interest                                          244          94
         Gain on sale of equipment                                   --         (14)
         Loss on restructuring                                      205          --
         Change in assets and liabilities:
            (Increase) decrease in accounts receivable           (2,032)         91
            (Increase) in inventories                            (1,190)     (1,011)
            (Increase) in prepaid expenses                         (267)       (352)
            Decrease in deferred tax asset                           --          29
            Increase (decrease) in accounts payable and
               accrued expenses                                   3,617        (894)
                                                             -----------   --------
Net Cash Provided By (Used In) Operating Activities                 418        (747)
                                                             -----------   --------
Cash Flows From Investing Activities
   (Increase) decrease in notes receivable - officers               130        (211)
   (Increase) in other assets                                      (257)       (584)
     Proceeds from sale of property and equipment                    20          86
   Payments for property and equipment                             (757)       (611)
   Proceeds from (payments for) costs of asset and
      business acquisitions (net of cash balances
      acquired)                                                  (2,411)      1,279
                                                             -----------   --------
Net Cash Provided By (Used In) Investing Activities              (3,275)        (41)
                                                             -----------   --------
Cash Flows From Financing Activities
   Net amounts (paid) on notes payable                           (2,935)       (192)
   Proceeds from long-term debt                                   2,331         255
   Payments on long-term debt                                      (289)       (737)
   Redemption of preferred shares                                    --        (200)
   Preferred stock dividends paid                                    --         (72)
   Other financing costs                                           (107)         --
                                                             -----------   --------
Net Cash Provided By (Used In) Financing Activities              (1,000)       (946)
                                                             -----------   --------
Net Decrease In Cash And Cash Equivalents                        (3,857)     (1,734)

Cash And Cash Equivalents - Beginning Of Period                   4,555       7,657
                                                             -----------   --------

Cash And Cash Equivalents - End Of Period                     $     698    $  5,923
                                                             ===========   ========

Supplemental Disclosure Of Cash Flow Information
   Income taxes paid                                          $     178    $    300
   Interest paid                                                    462         154
   Noncash investing and financing activities:
      Property acquired for long-term debt                          279         352
                                                             -----------   --------


See the accompanying notes to consolidated financial statements.

                        APPLIED CELLULAR TECHNOLGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except per share data)
                                   (Unaudited)

1.       Basis of Presentation

         The accompanying unaudited consolidated financial statements of Applied Cellular Technology, Inc. (the "Company") as of and for the three months ended March 31, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of Applied Cellular Technology's management, all adjustments (consisting of only normal recurring adjustments) considered necessary to present fairly the consolidated financial statements have been made.

         The consolidated statement of operations for the three months ended March 31, 1999 is not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 1998.

2.       Principles of Consolidation

         The financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

3.       Inventory

         Inventory at March 31, 1999 and December 31, 1998 consists of:

                                                        March 31,   December 31,
                                                          1999          1998
                                                        ---------   ------------
         Raw materials                                  $  4,515      $ 4,437
         Work in process                                   2,015        2,349
         Finished goods                                   15,919       15,246
                                                        ---------   ----------
                                                          22,449       22,032
         Allowance for excess and obsolescence              (602)      (1,375)
                                                        =========   ==========
                                                        $ 21,847      $20,657
                                                        =========   ==========

4.       Business Restructuring and Unusual Charges

         In the first quarter of 1999, a pre-tax charge of $2,550 was recorded to cover restructuring costs of $2,236 and unusual charges of $314.

Restructuring Charge

         As part of the Company's reorganization of its core business into five reportable business groups, the Company has implemented a restructuring plan. The restructuring plan includes the exiting of selected lines of business within the Company's Telecommunications and Application Technology business groups, and

                        APPLIED CELLULAR TECHNOLGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except per share data)
                                   (Unaudited)

the associated write-off of assets. The restructuring charge of $2,236 includes asset impairments, primarily software and other intangible assets, of $1,522, lease terminations of $541, and employee separations of $173. The total charge reduced net income by $1,588.

         The following table sets forth the rollforward of the liabilities for business restructuring from January 1, 1999 through March 31, 1999:

                                   Balance,                            Balance,
                                   January 1,                          March 31,
        Type of Cost               1999        Additions  Deductions   1999
        ----------------------     ----------  ---------  ----------   ---------


        Asset Impairment            $    0     $ 1,522    $ (1,522)     $     0
        Lease terminations               0         541         (30)         511
        Employee separations             0         173         (30)         143
                                    ======     =======    =========     =======
        Total                       $    0     $ 2,236    $ (1,582)     $   654
                                    ======     =======    =========     =======


         Management   believes   that  the   remaining   reserves  for  business
restructuring are adequate to complete its plan and anticipates completing it by the end of 1999.

Unusual Items

         During the first quarter of 1999, as part of the Company's core business reorganization, the Company realigned certain operations within its Telecommunications division and has recognized impairment charges and other related costs of $314. The total charge reduced net income by $223.

                        APPLIED CELLULAR TECHNOLGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except per share data)
                                   (Unaudited)

5.       Earnings Per Share

         The following is a reconciliation of the numerator and denominator of basic and diluted earnings per share:
                                                           Three Months Ended
                                                                March 31,
                                                          ======================
                                                           1999          1998
                                                          ---------    ---------
         Numerator:
         Net (loss) income                                $ (1,645)    $    615
         Preferred stock dividends                              --          (18)
                                                          ---------    ---------
         Numerator for basic earnings per share -
              Net (loss) income available to common
                stockholders                                (1,645)         597
         Effect of dilutive securities:
             Preferred stock dividends                          --           18
                                                          ---------    ---------
         Numerator for diluted earnings per share -
             Net (loss) income available to common
                stockholders                              $ (1,645)    $    615
                                                          =========    =========
         Denominator:
         Denominator for basic earnings per share -
             Weighted-average shares (1)                    41,236       23,711
                                                          ---------    ---------
         Effect of dilutive securities -
             Redeemable preferred stock                         --          122
             Warrants                                          293          624
             Employee stock options                            380          499
                                                          ---------    ---------
         Dilutive potential common shares                      673        1,245
                                                          ---------    ---------
         Denominator for diluted earnings per share -
             Adjusted Weighted-average shares and
             assumed conversions
                                                            41,909       24,956
                                                          =========    =========

         Basic earnings per share                         $  (0.04)       $0.03
                                                          =========    =========

         Diluted earnings per share                       $  (0.04)       $0.02
                                                          =========    =========
         -----------------------

         1. Includes, for the three month period ended March 31, 1999, 1,257 shares of common stock reserved for issuance to the holders of TigerTel Services Limited's (formerly Commstar Ltd.) Exchangeable Shares and 136 shares of common stock reserved for issuance to the holder's of ACT-GFX Canada, Inc.'s Exchangeable Shares.

                        APPLIED CELLULAR TECHNOLGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except per share data)
                                   (Unaudited)


6.       Segment Information

          In 1998, the Company adopted Statement of Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information. Prior year information has been restated to present our reportable segments.

         The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies in the Company's Annual Report on Form 10-K filed for the year ended December 31, 1998, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. Segment performance is evaluated based on stand-alone segment operating income.

         Following is the selected segment data as of and for the three months ended March 31, 1999:

                       --------- ---------- --------  --------- -------  --------   --------  --------- ------------  ------------
                                                      Communi-  Appli-
                       Tele-     Network              cations   cation
                       communi-  Infra-               Infra-    Tech-    Intelle-             Corporate
                       cations   structure  Internet  structure nology   sale.com   Non-Core  Overhead  Eliminations  Consolidated
                       --------- ---------- --------  --------- -------  ---------  --------  --------- ------------  ------------

External revenue        $9,012     $4,006    $997      $9,010    $6,755   $15,574   $ 6,201      $ 18     $   --       $ 51,573
Intersegment revenue        --         --      --          --        --     1,533        --        --     (1,533)            --
                        ======     ======   ======    =======    ======   =======   =======   ========   ========      =========
 Total revenue           9,012      4,006     997       9,010     6,755    17,107     6,201        18     (1,533)        51,573
                        ======     ======   ======    =======    ======   =======   =======   ========   ========      =========

Operating income
(loss)                     566        230     (23)        180      (323)    2,372       101    (4,381)      (387)        (1,665)
                        ======     ======   ======    =======   =======   =======   =======   =======   ==========     =========

Total assets            23,400      3,516   1,205      12,771    21,501    16,938    16,636   156,361   (120,264)       132,064
                       =======     ======   ======    =======   =======   =======   =======   =======   ==========     =========


         Following is the  selected  segment data as of and for the three months ended March 31, 1998:
                       --------- ---------- --------  --------- -------  --------   --------  --------- ------------  ------------
                                                      Communi-  Appli-
                       Tele-     Network              cations   cation
                       communi-  Infra-               Infra-    Tech-     Intelle-            Corporate
                       cations   structure  Internet  structure nology    sale.com  Non-Core  Overhead  Eliminations  Consolidated
                       --------- ---------- --------  --------- -------   --------- --------  --------- ------------  ------------


External revenue        $7,024     $5,446    $--      $10,001    $1,703   $10,622   $ 3,776   $   212     $   --        $38,784
Intersegment revenue        --         --     --           --        --       233       --        --        (233)           --
                        ======     ======   =====     =======   =======   =======   ========  ========  =========       =======
Total revenue            7,024      5,446     --       10,001     1,703    10,855     3,776       212       (233)        38,784
                        ======     ======   =====     =======   =======   =======   ========  ========  =========       =======

Operating income
(loss)                     359        612     --          410        42       835        (9)     (652)      (242)         1,355
                       =======     ======   =====     =======   =======   =======   ========  ========  =========       =======

Total assets            11,376      3,472     --       11,290     9,329     8,689     8,320    87,253    (66,662)        73,067
                       =======     ======   =====     =======   =======   =======   ========  ========  =========       =======

7.       Subsequent Events

         On May 7, 1999 the Company entered into an agreement to merge its wholly owned Canadian subsidiary, TigerTel Services Limited, with Contour Telecom Management, Inc., a Canadian company. Subject to Contour's shareholder approval, the Company expects to receive, in a reverse merger transaction, 27,257,188 shares of Contour's common stock, representing approximately 80% of the total outstanding shares. The transaction is expected to be accounted for under the purchase method of accounting.

Signature Industries Limited
--------------------------------------------------------------------------------

PROFIT AND LOSS ACCOUNTS
for the years ended 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------




                                                                1998        1997
                                                    Notes (pound)000  (pound)000

TURNOVER                                                2     12,266      14,820
Cost of sales                                                  7,499       8,590
                                                          ----------  ----------
Gross profit                                                   4,767       6,230
Administrative expenses                                        5,693       5,337
                                                          ----------  ----------
OPERATING (LOSS)/PROFIT                                 3       (926)        893
Bank interest receivable                                          26          23
Interest payable                                        6       (138)       (151)
                                                          ----------  ----------
(LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION          (1,038)        765
Taxation                                                7        (57)        145
                                                          ----------  ----------
(LOSS)/PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION             (981)        620
Dividends on non-equity shares                          8        282         332
                                                          ----------  ----------
RETAINED (LOSS)/PROFIT FOR THE YEAR                           (1,263)        288
                                                          ==========  ==========




There are no recognised gains or losses other than as shown above.

A statement of the movement on reserves is shown in note 19 to the accounts.

A summary of the significant adjustments to (loss)/profit on ordinary activities after taxation that would be required if United States generally accepted accounting principles were to be applied instead of those generally accepted in the United Kingdom is shown in note 23 to the accounts.

Signature Industries Limited
--------------------------------------------------------------------------------

BALANCE SHEETS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------



                                                                 1998       1997
                                                       Notes pound)000 pound)000

FIXED ASSETS
Intangible assets                                          9    1,246      1,371
Tangible assets                                           10      951      1,111
Investments                                               11      290        290
                                                              -------    -------
                                                                2,487      2,772
                                                              -------    -------
CURRENT ASSETS
Stocks                                                    12    1,514      1,555
Debtors                                                   13    1,979      3,321
Cash at bank and in hand                                            2      1,032
                                                              -------    -------
                                                                3,495      5,908
CREDITORS: amounts falling due within one year            14    2,944      4,758
                                                              -------    -------
NET CURRENT ASSETS                                                551      1,150
                                                              -------    -------
TOTAL ASSETS LESS CURRENT LIABILITIES                           3,038      3,922

CREDITORS: amounts falling due after more than one year   16      171        159
                                                              -------    -------
                                                                2,867      3,763
                                                              =======    =======
CAPITAL RESERVES
Called up share capital                                   18      370        370
Share premium account                                     19    3,330      3,330
Profit and loss account                                   19     (833)        63
                                                              -------    -------
Shareholders' funds (including non-equity interests)      19    2,867      3,763
                                                              =======    =======

A summary of the significant adjustments to shareholders' funds that would be required if United States generally accepted accounting principles were to be applied instead of those generally accepted in the United Kingdom is shown in note 23 to the accounts.

Signature Industries Limited
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
for the years ended 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------




                                                                     1998          1997
                                                      Notes    (pound)000    (pound)000

NET CASH INFLOW FROM OPERATING ACTIVITIES                 3(b)         24         1,273
                                                              -----------   -----------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                                      26            23
Interest paid                                                         (36)          (75)
Interest element of finance lease rental payments                     (17)           (2)
Preference dividends paid                                            (400)            -
                                                              -----------   -----------
NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS
 AND SERVICING OF FINANCE                                            (427)          (54)
                                                              -----------   -----------
TAXATION
Corporation tax paid                                                 (201)          (10)
                                                              -----------  -----------
CAPITAL EXPENDITURE
Payments to acquire tangible fixed assets                             (79)         (280)
Receipts from sales of tangible fixed assets                            -            16
                                                              -----------   -----------
NET CASH OUTFLOW FROM CAPITAL EXPENDITURE                             (79)         (264)
                                                              -----------   -----------
NET CASH (OUTFLOW)/INFLOW BEFORE FINANCING                           (683)          945
                                                              ===========   ===========
FINANCING
Repayments of borrowings                                 17           500           500
Capital element of finance lease rental payments         17            66            15
                                                              -----------   -----------
NET CASH OUTFLOW FROM FINANCING                                       566           515
(DECREASE)/INCREASE IN CASH                                        (1,249)          430
                                                              -----------   -----------
                                                                     (683)          945
                                                              ===========   ===========


        RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET (DEBT)/FUNDS

                                                                   1998          1997
                                                              (pound)000    (pound)000

(Decrease)/increase in cash in the year                           (1,249)          430
Net cash outflow from decrease in debt and lease financing           566           515
                                                             -----------   -----------
Change in net cash resulting from cash flows                        (683)          945
New finance leases                                                  (115)         (215)
                                                             -----------   -----------
Movement in net (debt)/funds in the year                            (798)          730

Net funds/(debt) at beginning of year                                186          (544)
                                                             -----------   -----------
Net (debt)/funds at end of year                                     (612)          186
                                                             ===========   ===========

A summary of the significant differences between the cashflow statements presented above and those required under United States generally accepted accounting principles were to be applied instead of those generally accepted in the United Kingdom is shown in note 23 to the accounts.

Signature Industries Limited
--------------------------------------------------------------------------------

NOTES TO THE ACCOUNTS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------


1.      ACCOUNTING POLICIES

Accounting convention

The accounts are prepared under the historical cost convention and in accordance with applicable United Kingdom accounting standards.

Group  accounts

The company is not required to prepare group accounts by virtue of S229(5) of the Companies Act 1985, on the grounds that the inclusion of its subsidiary undertaking is not material for the purpose of giving a true and fair view.

The accounts therefore present information about the company as an individual undertaking and not about its group.

Goodwill

Goodwill is the difference between the amount paid on the acquisition of the business and the aggregate fair value of its separable net assets. It is being written off in equal annual instalments over its estimated economic life of 15 years.

Depreciation

Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost less estimated residual value, of each asset evenly over its expected useful life, as follows:

Short leasehold buildings     -      10 - 20 years
Plant and machinery           -      2 - 10 years
Fixtures and fittings         -      10 years
Computer equipment            -      5 years

Stocks

Stocks are stated at the lower of cost and net realisable value as follows:

Cost incurred in bringing each product to its present location and condition:

     Raw materials and goods for resale - purchase cost on a first-in, first-out basis.

     Work in progress and finished goods - cost of direct materials and labour plus attributable overheads based on a normal level of activity.

Net realisable value is based on estimated selling price less any further costs expected to be incurred to completion and disposal.

Research and development

Research and development expenditure is now written off as incurred.

Signature Industries Limited
--------------------------------------------------------------------------------

NOTES TO THE ACCOUNTS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------

1.      ACCOUNTING POLICIES (continued)

Provision for warranties

Provisions for the estimated costs of maintenance under warranties are charged to the profit and loss account in the year of sale.

Deferred taxation

Deferred taxation is provided on the liability method on all timing differences which are expected to reverse in the future without being replaced, calculated at the rate at which it is estimated that taxation will be payable.

Foreign currencies

Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction.

Leasing and hire purchase commitments

Assets held under finance leases, which are leases where substantially all the risks and rewards of ownership of the asset have passed to the company, and hire purchase contracts are capitalised in the balance sheet and are depreciated over their useful lives. The capital elements of future obligations under the leases and hire purchase contracts are included as liabilities in the balance sheet. The interest elements of the rental obligations are charged in the profit and loss account over the periods of the leases and hire purchase contracts and represent a constant proportion of the balance of capital repayments outstanding.

Rentals paid under operating leases are charged to income on a straight line basis over the lease term.

Pensions

The company operates a defined contribution pension scheme. Contributions are charged to the profit and loss account as they become payable in accordance with the rules of the scheme.

Statutory accounts

These accounts do not comprise the company's statutory accounts within the meaning of the Companies Act 1985. Statutory accounts for years ended 31 March 1998 and 1997, on which the auditors reports were unqualified, have been delivered to the registrar of Companies for England and Wales.


2.      TURNOVER

Turnover, which is stated net of value added tax, represents amounts invoiced to third parties and is attributable to the principal activity of the company, all of which is continuing.

An analysis of turnover by geographical market is given below:

                                                  1998             1997
                                            (pound)000       (pound)000

United Kingdom                                  10,065           11,524
Other European Union                             1,325            1,415
Other                                              876            1,881
                                           -----------      -----------
                                                12,266           14,820
                                           ===========      ===========

Signature Industries Limited
--------------------------------------------------------------------------------

NOTES TO THE ACCOUNTS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------

3. OPERATING (LOSS)/PROFIT

(a) This is stated after charging/(crediting):

                                                              1998        1997
                                                        (pound)000  (pound)000

Auditors' remuneration        -      audit services             21          18
                              -      non-audit services         19          18
Depreciation on owned assets                                   306         250
Depreciation on assets held under finance leases                44          14
Amortisation of goodwill                                       125         125
Operating lease rentals       -      plant and machinery        36          33
                              -      land and buildings        213         206
                              -      other                     170         207
Rentals receivable from short term hire of assets             (351)       (168)
Investment and bringing to market new products                 511         459
Redundancy and reorganisation costs                            156           -
                                                        ==========  ==========

(b) Reconciliation of operating (loss)/profit to net cash inflow from operating activities:

                                                               1998        1997
                                                         (pound)000  (pound)000

Operating (loss)/profit                                        (926)        893
Depreciation                                                    350         264
Amortisation of goodwill                                        125         125
Loss/(gain) on disposal of tangible fixed assets                  4          (5)
Loss on disposal of intangible fixed assets                       -          34
Decrease in stocks                                               41         192
Decrease/(increase) in debtors                                1,455        (725)
(Decrease)/increase in creditors                             (1,025)        495
                                                        -----------   ----------
Net cash inflow from continuing operating activities             24       1,273
                                                        ===========   ==========

4.      DIRECTORS' REMUNERATION

                                                               1998         1997
                                                         (pound)000   (pound)000

Payments to third parties in respect of services as directors    46           37
Other emoluments                                                228          259
Pension scheme contributions                                     19           18
Ex Gratia payments                                               22            -
                                                         ----------  -----------
                                                                315          314
                                                        ===========   ==========

The number of directors to whom retirement benefits are accruing in respect of qualifying services under a money purchase scheme is 3 (1997 - 3).

                                                               1998         1997
                                                         (pound)000   (pound)000
Emoluments of the highest paid director:
 Other emoluments                                               101          117
 Pension scheme contributions                                     9            8
                                                        -----------  -----------
                                                                110          125
                                                        ===========   ==========

Signature Industries Limited
--------------------------------------------------------------------------------

NOTES TO THE ACCOUNTS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------

5.      STAFF COSTS

                                                               1998         1997
                                                         (pound)000   (pound)000

Sub-contract/temps                                              526          587
Wages and salaries                                            3,821        3,898
Social security costs                                           325          340
Other pension costs                                              97           97
                                                        -----------  -----------
                                                              4,769        4,922
                                                        ===========   ==========

The average weekly number of employees during the year was as follows:

                                                               1998         1997
                                                                No.          No.

Sales and office management                                     118          119
Manufacturing                                                   145          154
                                                        -----------  -----------
                                                                263          273
                                                        ===========   ==========

6.      INTEREST PAYABLE

                                                               1998         1997
                                                         (pound)000   (pound)000

Bank loan and overdraft and other loans wholly
  repayable within five years                                    36           75
Unpaid preference dividends                                      85           74
Finance charges payable under finance leases
  and hire purchase contracts                                    17            2
                                                        -----------  -----------
                                                                138          151
                                                        ===========   ==========

7.      TAXATION

                                                               1998         1997
                                                         (pound)000   (pound)000

UK corporation tax                                             (110)         145
Corporation tax overprovided in prior year                      (44)           -
ACT written off                                                  97            -
                                                        -----------  -----------
                                                                (57)         145
                                                        ===========   ==========

A deferred tax asset, arising from timing differences in respect of depreciation charged in advance of capital allowances, has not been recognised.

Signature Industries Limited
--------------------------------------------------------------------------------

NOTES TO THE ACCOUNTS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------

8.      DIVIDENDS ON NON-EQUITY SHARES

                                                               1998         1997
                                                         (pound)000   (pound)000

10% cumulative `A' preference shares                            202          185
5% cumulative `B' preference shares                              80           70
Preferred ordinary shares                                         -           77
                                                        -----------  -----------
                                                                282          332
                                                        ===========   ==========

Due to the non-redemption of 400,000 `A' preference shares on 30 April 1996 and 30 April 1997, and the non-redemption of 280,000 `B' preference shares on 30 April 1997, the dividend rate on these shares has increased from 10% to 14% and 5% to 9% respectively with effect from that date.


9.      INTANGIBLE FIXED ASSETS

                                                      Development
                                           Goodwill   expenditure         Total
                                         (pound)000    (pound)000    (pound)000
Cost:
At 1 April 1996                               1,871            46         1,917
Written off during the year                       -           (46)          (46)
                                        -----------   -----------   -----------
At 31 March 1997 and 31 March 1998            1,871             -         1,871
                                        -----------   -----------   -----------
Amortisation:
At 1 April 1996                                 375            12           387
Provided during the year                        125             -           125
Written off                                       -           (12)          (12)
                                        -----------   -----------   -----------
At 31 March 1997                                500             -           500
Provided during the year                        125             -           125
                                        -----------   -----------   -----------
At 31 March 1998                                625             -           625
                                        -----------   ------------  -----------
Net book value at 31 March 1998               1,246             -         1,246
                                        ===========   ===========   ===========
Net book value at 1 April 1997                1,371             -         1,371
                                        ===========   ===========   ===========

Goodwill arising on the acquisition of various divisions from FKI Communications Limited is being amortised over the directors' estimate of its useful economic life of 15 years.

Signature Industries Limited
--------------------------------------------------------------------------------

NOTES TO THE ACCOUNTS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------

10.     TANGIBLE FIXED ASSETS

                                 Short         Plant     Fixtures
                             leasehold           and          and      Computer
                             buildings     machinery     fittings     equipment         Total
                            (pound)000    (pound)000   (pound)000    (pound)000    (pound)000
Cost:
At 1 April 1996                    285           941           62           313         1,601
Additions                            2           445           27            21           495
Disposals                            -           (86)          (6)          (16)         (108)
                           -----------   -----------  -----------   -----------   -----------
At 31 March 1997                   287         1,300           83           318         1,988
Additions                            -           147           19            28           194
Disposals                            -           (21)          (1)           (2)          (24)
                           -----------   -----------  -----------   -----------   -----------
At 31 March 1998                   287         1,426          101           344         2,158
                           -----------   -----------  -----------   -----------   -----------
Depreciation:
At 1 April 1996                     94           381           16           219           710
Provided during the year            32           178           17            37           264
Disposals                            -           (78)          (4)          (15)          (97)
                           -----------   -----------  -----------   -----------   -----------
At 31 March 1997                   126           481           29           241           877
Provided during the year            31           259           17            43           350
Disposals                            -           (17)          (1)           (2)          (20)
                           -----------   -----------  -----------   -----------   -----------
At 31 March 1998                   157           723           45           282         1,207
                           -----------   -----------  -----------   -----------   -----------
Net book value:
At 31 March 1998                   130           703           56            62           951
                           ===========   ===========  ===========   ===========   ===========
At 1 April 1997                    161           819           54            77         1,111
                           ===========   ===========  ===========   ===========   ===========

Included within plant and machinery are assets available for short term hire at a cost of (pound)244,740 (1997 - (pound)193,734) and a related accumulated depreciation charge of (pound)131,866 (1997 - (pound)85,709). Also, included within plant and machinery are assets held under finance leases with a net book value of (pound)264,053 (1997 - (pound)205,224).


                                                                               9

Signature Industries Limited
--------------------------------------------------------------------------------

NOTES TO THE ACCOUNTS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------

11.     INVESTMENTS
                                                     Subsidiary       Subsidiary
                                                    undertaking      undertaking
                                                           1998             1997
                                                     (pound)000       (pound)000

Cost at 31 March 1997 and 31 March 1998                     290              290
                                                    ===========      ===========

The investment represents the cost of 100% of the issued share capital of Keyswitch Varley Limited, a company registered in England and Wales. This company does not trade. The aggregate amount of its capital and reserves at 31 March 1998 was (pound)290,523 (1997 - (pound)290,523).

It is the opinion of the directors that the aggregate value of the investment is not less than the amount stated above.


12.     STOCKS

                                                               1998         1997
                                                         (pound)000   (pound)000

Raw materials and consumables                                   594          734
Work in progress                                                584          716
Finished goods and goods for resale                             336          105
                                                        -----------  -----------
                                                              1,514        1,555
                                                        ===========  ===========

The difference between purchase price or production cost of stocks and their replacement cost is not material.


13.     DEBTORS

                                                               1998         1997
                                                         (pound)000   (pound)000

Trade debtors                                                 1,642        2,964
Corporation tax                                                 113            -
Other debtors                                                    27           30
Prepayments and accrued income                                  197          327
                                                        -----------  -----------
                                                              1,979        3,321
                                                        ===========  ===========


                                                                              10

Signature Industries Limited
--------------------------------------------------------------------------------

NOTES TO THE ACCOUNTS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------

14.     CREDITORS: amounts falling due within one year

                                                               1998         1997
                                                         (pound)000   (pound)000

Current instalment due on bank loan                               -          500
Bank overdraft                                                  365          146
Payments received in advance                                      -          203
Trade creditors                                               1,530        2,288
Obligations under finance leases (note 15)                       78           41
Corporation tax                                                   -          145
Other taxes and social security costs                           229          340
Other creditors                                                 141          561
Accruals                                                        601          534
                                                        -----------  -----------
                                                              2,944        4,758
                                                        ===========  ===========

The bank loan is secured by a fixed and floating charge over the assets of the company.

The overdraft is secured by a mortgage debenture over the assets of the company.

Included within other creditors is(pound)10,107 (1997 -(pound)10,318) relating to outstanding contributions payable to the pension scheme.


15. OBLIGATIONS UNDER FINANCE LEASES AND HIRE PURCHASE CONTRACTS

The maturity of these amounts is as follows:

                                                               1998        1997
                                                         (pound)000  (pound)000
Amounts payable:
 Within one year                                                 91          55
 In two to five years                                           185         184
                                                        ----------- -----------
                                                                276         239
Less:
 Finance charges allocated to future periods                    (27)        (39)
                                                        ----------- -----------
                                                                249         200
                                                        ===========  ===========

Finance leases and hire purchase contracts are analysed as follows:

Current obligations                                              78           41
Non-current obligations                                         171          159
                                                        -----------  -----------
                                                                249          200
                                                        ===========  ===========

16.     CREDITORS: amounts falling due after more than one year
                                                               1998         1997
                                                         (pound)000   (pound)000

Obligations under finance leases (note 15)                      171          159
                                                        ===========  ===========


                                                                              11

Signature Industries Limited
--------------------------------------------------------------------------------

NOTES TO THE ACCOUNTS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------

17.     ANALYSIS OF CHANGES IN NET FUNDS/(DEBT)

                                        At                  Other         At                 Other         At
                                   1 April       Cash    non-cash   31 March       Cash   non-cash   31 March
                                      1996       flow     changes       1997       flow    changes       1998
                                (pound)000  (pound)000  (pound)000 (pound)000 (pound)000 (pound)000 (pound)000

Cash at bank and in hand               542        490                  1,032     (1,030)                    2
Overdrafts                             (86)       (60)                  (146)      (219)                 (365)
                               ------------ ----------             ---------- -----------           ----------
                                       456        430                    886     (1,249)                 (363)
Debt due after one year               (500)       500                      -          -                     -
Debt due within one year              (500)         -                   (500)       500                     -
Finance leases                           -         15        (215)      (200)        66       (115)      (249)
                               ------------ ---------- ----------- ---------- ------------  ------- -------------
                                    (1,000)       515        (215)      (700)       566       (115)      (249)
                               ------------ ---------- ----------- ---------- ------------  ------- -------------
                                      (544)       945        (215)       186       (683)      (115)      (612)
                               ============ ========== =========== ========== ============  ======= =============

18. SHARE CAPITAL

                                                                                      Allotted called up
                                                                  Authorised              and fully paid
                                                           1998         1997          1998          1997
                                                            No.          No.    (pound)000    (pound)000

Ordinary shares of 10p each                             240,000      240,000            24            24
Preferred ordinary shares of 10p each                   360,000      360,000            36            36
`A' preference shares of 10p each                     1,700,000    1,700,000           170           170
`B' preference shares of 10p each                     1,400,000    1,400,000           140           140
                                                --------------- -------------- -----------   -----------
                                                      3,700,000    3,700,000           370           370
                                                =============== ============== ===========   ===========

The `A' and `B' preference shares entitle the holders to a fixed cumulative preferential dividend at the rate of 10% and 5% per annum on the subscription price, respectively. On a winding up the holders are entitled in priority to all other shareholders to participate in the surplus assets of the company to the extent of an amount equal to the subscription price for the preference shares together with any dividend arrears.

The `A' preference shares entitle the holders to attend general meetings of the company but do not entitle the holders to vote upon any resolution unless the dividend thereon is two months or more in arrears or the company fails to redeem the shares on the redemption date or the business of the meeting includes a resolution for the winding up of the company or reducing its share capital or the approval of the giving of financial assistance or the purchase by it of any of its shares, in which event each holder will be entitled to one vote.

The `B' preference shares entitle the holders to attend general meetings of the company but do not entitle the holders to vote upon any resolution unless the resolution directly or indirectly varies, modifies, alters or abrogates any of the rights attaching to the `B' preference shares or is for the winding up of the company or reducing its share capital or the purchase by it of any of its shares, in which event each holder will be entitled to one vote.


                                                                              12

Signature Industries Limited
--------------------------------------------------------------------------------

NOTES TO THE ACCOUNTS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------

18.     SHARE CAPITAL (continued)

The preferred ordinary shares entitle the holders to a cumulative cash dividend of 10% of profit before tax from the accounting period ending 31 March 1996. On a winding up the holders are entitled, subject to the rights of the `A' and `B' preference shareholders but in priority to all other shareholders, to participate in the surplus assets of the company to the extent of an amount equal to the subscription price for the preferred ordinary shares together with any dividend arrears. Thereafter, they shall rank pari-passu with the ordinary shareholders after the ordinary shareholders shall have received an amount equal to the subscription price for the shares. The preferred ordinary shares entitle the holders to attend general meetings of the company and vote on all resolutions.

The `A' and `B' preference shares shall be redeemed at the subscription price at the option of the shareholder on the occurrence of certain events, or with at least 14 days' notice from the company, but in any event, on the following dates:

                                         `A' preference   `B' preference
                                                 shares           shares

30 April 1998                                   400,000          280,000
30 April 1999                                   500,000          280,000
30 April 2000                                         -          280,000
30 April 2001                                         -          280,000

On 30 April 1996 and 30 April 1997 400,000 `A' preference shares were due to be redeemed and on 30 April 1997 280,000 `B' preference shares were due to be redeemed. These redemptions did not take place and hence the dividend on those shares not redeemed has increased from 10% to 14% and 5% to 9% respectively per annum in accordance with the terms of the shareholder agreement.

On the occurrence of certain events, the preferred ordinary shares shall be converted and re-designated as ordinary shares or deferred shares at the option of the shareholder.


19.     MOVEMENTS ON RESERVES AND RECONCILIATION OF SHAREHOLDERS' FUNDS

                                                           Share        Profit
                                              Share      premium      and loss
                                            capital      account       account         Total
                                         (pound)000   (pound)000    (pound)000    (pound)000

At 1 April 1996                                 370        3,330          (231)        3,469
Retained profit for the year                                               288           288
Unpaid preference dividends                                                332           332
Interest on unpaid preference dividends                                     74            74
Transfer to current liabilities                                           (400)         (400)
                                        -----------  -----------   -----------   -----------
At 31 March 1997                                370        3,330            63         3,763
Retained loss for the year                                              (1,263)       (1,263)
Unpaid preference dividends                                                282           282
Interest on unpaid preference dividends                                     85            85
                                        -----------  -----------   -----------   -----------
At 31 March 1998                                370        3,330          (833)        2,867
                                        ===========  ===========   ===========   ===========

                                                                              13

Signature Industries Limited
--------------------------------------------------------------------------------

NOTES TO THE ACCOUNTS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------

19. MOVEMENTS ON RESERVES AND RECONCILIATION OF SHAREHOLDERS' FUNDS (continued) Shareholders' funds are analysed as follows:

                                                          1998             1997
                                                    (pound)000       (pound)000

Equity interests                                        (1,752)            (499)
Non-equity interests:
 Preferred ordinary                                        449              449
 `A' preference shares                                   2,478            2,220
 `B' preference shares                                   1,692            1,593
                                                   -----------      -----------
                                                         2,867            3,763
                                                   ===========      ===========

20.     PENSION COMMITMENTS
The company operates a defined contribution pension scheme for its directors and employees. The assets of the scheme are held separately from those of the company in an independently administered fund.


21.     OTHER FINANCIAL COMMITMENTS
At 31 March 1998 the company had annual commitments under non-cancellable operating leases as set out below:

                                       Land and buildings            Other
                                        1998        1997        1998        1997
                                  (pound)000  (pound)000  (pound)000  (pound)000
Operating leases which expire:
 within one year                           -           -          29          28
 within two to five years                  9           9         114         126
 in over five years                      210         198           -          32
                                 ----------- ----------- -----------  ----------
                                         219         207         143         186
                                 =========== =========== ===========  ==========

22.     POST BALANCE SHEET EVENTS

On 30 April 1998, 400,000 `A' preference shares and 280,000 `B' preference shares were due to be redeemed at the subscription price. This event did not take place and therefore the rate of the preference dividend on those shares not redeemed will increase from 10% to 14% for the `A' shares and from 5% to 9% for the `B' shares until they have been redeemed.

On 8 June 1998 Applied Cellular Technology Inc. purchased 85% of the share capital of Signature Industries Limited. From that date Applied Cellular Technology Inc. became Signature Industries Limited's ultimate parent company. The accounts of that company are available from 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480.


                                                                              14

Signature Industries Limited
--------------------------------------------------------------------------------

NOTES TO THE ACCOUNTS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------

23. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The company prepares its accounts in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differ from United States generally accepted accounting principles ("US GAAP"). The significant differences as they apply to the company are summarised below.

Deferred taxation

Under UK GAAP, the company provides for deferred taxation using the liability method on all timing differences which are expected to reverse in the future without being replaced, calculated at the rate at which it is estimated that taxation will be payable. Deferred tax assets are recognised if their realisation is probable.

Under US GAAP, deferred taxation is provided for on all temporary differences between the book and tax bases of assets and liabilities. Deferred tax assets are recognised to the extent their recoverability is more likely than not.

Consolidation

Under UK GAAP, the company's subsidiary does not have to be consolidated.

Under US GAAP, the subsidiary would be consolidated.

Preference shares

Under US GAAP, the company's `A' and `B' preference shares which are mandatorily redeemable by April 1999 and April 2001, respectively, would not be included in shareholders' equity.

The following is a summary of the significant adjustments to income and shareholders' funds which would be required in US GAAP were to be applied instead of UK GAAP:


                                                                1998        1997
Income                                                    (pound)000  (pound)000

(Loss)/profit on ordinary activities after taxation as reported under
 UK GAAP                                                      (981)         620
Adjustments:
 Deferred tax                                                  135          (91)
 ACT write off                                                  97            -
                                                            ---------   --------
Net (loss)/income under US GAAP                               (749)         529
                                                            =========   ========


                                                              1998         1997
Shareholders' funds                                     (pound)000   (pound)000

Shareholders' funds as reported under UK GAAP                2,867        3,763
Adjustments:
 Deferred tax (assets)                                         135          (91)
 ACT recoverable                                                97            -
Share capital:
 `A' preference shares                                        (170)        (170)
 `B' preference shares                                        (140)        (140)
Share premium                                               (2,790)      (2,790)
                                                            ---------   --------
Shareholders' funds under US GAAP                               (1)         572
                                                            =========   ========

                                                                              15

Signature Industries Limited
--------------------------------------------------------------------------------

NOTES TO THE ACCOUNTS
at 31 March 1998 and 31 March 1997

--------------------------------------------------------------------------------

23. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued) Cash flows The cash flow statements prepared under UK GAAP present substantially the same information as those required under US GAAP but they differ with respect to the classification of items within them and as regards the definition of cash under UK GAAP and cash and cash equivalents under US GAAP.

Under UK GAAP, cash comprises cash at bank and in hand less bank overdrafts. Under US GAAP, cash and cash equivalents would not include bank overdrafts which would be treated as borrowings. Under US GAAP, only three categories of cash flow would be presented: operating, investing and financing as compared with the five under UK GAAP. Under US GAAP, cash flows from taxation and returns on investments and servicing of finance would be included in operating activities, under US GAAP, the payment of dividends would be included as a financing activity and capital expenditure would be included as an investing activity.

The categories of cash flow activity under US GAAP can be summarised as follows:

                                                                1998        1997
                                                          (pound)000  (pound)000

Cash inflow/(outflow) from operating activities                (604)     1,209
Cash inflow/(outflow) from investing activities                 (79)      (264)
Cash inflow/(outflow) from financing activities                (347)      (455)
                                                            --------- ---------
Increase in cash and cash equivalents                         1,030        490
Cash and cash equivalents at 1 April                          1,032        542
                                                            --------- ---------
Cash and cash equivalents at 31 March                             2      1,032
                                                            ========= =========


                                                                             16

REPORT OF INDEPENDENT AUDITORS to the directors of Signature Industries Limited



We have audited the balance sheets of Signature Industries Limited as at 31 March 1998 and 1997, and the related profit and loss accounts and statements of cash flows for each of the years in the period ended 31 March 1998. These accounts are the responsibility of the company's management. Our responsibility is to express an opinion on these accounts based on our audits.

We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the accounts are free of material misstatement. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall accounts presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accounts referred to above present fairly, in all material respects, the financial position of Signature Industries Limited at 31 March 1998 and 1997, and the results of its operations and its cash flows for each of the years in the period ended 31 March 1998 in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those followed in the United States (see note 23 of notes to the accounts).



Ernst & Young
London
England

6 August 1998 except for
note 23 - differences between United Kingdom and United States Generally Accepted Accounting Principles as to which the date is 15 December 1998

              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                  INTRODUCTION

The accompanying unaudited pro forma condensed consolidated statement of operations reflects the consolidated results of operations of Cellular Technology, Inc. (the "Company") for the year ended December 31, 1998 after giving pro forma effect to the purchase of an eighty five percent interest in Signature Industries Limited ("Signature") completed on June 8, 1998.

The unaudited pro forma financial information does not purport to be indicative of actual results that would have been achieved had the acquisition actually been completed as of the date indicated below nor which may be achieved in the future.

                        Applied Cellular Technology, Inc.

       Unaudited Pro Forma Condensed Consolidated Statement of Operations

                      For the year ended December 31, 1998
                                 (In thousands)
                                                Company As                                    Pro Forma
                                                 Reported      Signature                     Consolidated
                                               December 31,   Industries      Pro Forma      December 31,
                                                 1998 (A)         (B)        Adjustments         1998
--------------------------------------------- --------------- ------------ -------------    -------------

Net Revenues                                   $ 207,081      $ 7,464       $ --              $ 214,545
Direct Costs                                     142,893        4,891         --                147,784
                                               ----------     --------      ----------        -----------
Gross Profit                                      64,188        2,573         --                 66,761
Operating Expenses                                55,253        3,907          23  C             59,183
                                               ----------     --------      ----------        -----------
Operating Income (Loss)                            8,935       (1,334)        (23)                7,578
Interest Income                                      420           --         --                    420
Interest Expense                                  (1,653)         (14)        --                 (1,667)
Minority Interest                                   (424)          --         202  D               (222)
Provision for Income Tax                          (2,588)          --         425  E             (2,163)
                                               ----------     --------      ----------        -----------
Net Income (Loss)                                  4,690       (1,348)        604                 3,946
Dividends                                            (44)          --         --                    (44)
                                               ==========     ========      ==========       ============
Net Income (Loss) Available to Common
    Stockholders                                 $ 4,646      $(1,348)      $ 604               $ 3,902
                                               ==========     ========      ==========        ===========

Net Income per Common Share - Basic               $ 0.14                                         $ 0.12
                                               ==========
                                                                                              ===========
Net Income per Common Share - Diluted
                                                  $ 0.13                                         $ 0.11
                                               ==========                                     ===========

Weighted Average Number of Common Shares
    Outstanding - Basic                           32,318                                         32,067
                                               ==========                                     ===========
Weighted Average Number of Common Shares
    Outstanding - Diluted                         34,800                                         34,549
                                               ==========                                   =============

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 gives effect to the consolidated results of operations for the year ended December 31, 1998 as if the acquisition of Signature Industries occurred on January 1, 1998. These results are not necessarily indicative of the consolidated results of operations of the Company as they may be in the future or as they might have been had this event been effective January 1, 1998. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements of the Company and Signature Industries and related notes thereto.

PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998 ARE AS FOLLOWS:

(A) Represents the historical condensed consolidated results of the Company for the year ended December 31, 1998.
(B) Represents the historical condensed results of Signature Industries for the five months ended May 31, 1998.
(C) Represents the net increase to amortization of the cost over the net book value of Signature Industries amortized over a period of twenty years.
(D) Represents the minority interest in the net loss of Signature Industries attributable to the percentage interest not acquired by the Company (15%).
(E) Represents a decrease in the tax provision due to the pro forma reduction in earnings, before non-deductible dividend expense.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Company in connection with the sale and distribution of the shares registered hereby**:

         SEC Registration Fee .................................... $     7,337
         Accounting Fees and Expenses.............................      20,000 *
         Legal Fees and Expenses..................................      20,000 *
         Miscellaneous Expenses...................................       2,663 *
                                                                   -----------
                     Total ....................................... $    50,000 *
                                                                   ============
-------------
*     Estimated
** The Selling Shareholders will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.

Item 14.  Indemnification of Directors and Officers.

     Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

     The bylaws of the Registrant provide that the Registrant shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of the Registrant who has served as a director, officer, employee or agent of the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

     The following table lists all unregistered securities sold by the Registrant from January 1, 1996 through June 18, 1999. These shares were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulatio D promulgated thereunder.

                                                                                                         Number of
            Name/Entity/Nature                   Note            Issued For          Date Issued       Common Shares
--------------------------------------------  ------------   -------------------  ------------------  ----------------
Advanced Telecommunications, Inc.                  1            Acquisition            July-97            2,100,480
Advanced Telecommunications, Inc.                  2            Acquisition         September-98            775,822
Alacrity Systems, Inc.                             3            Acquisition          October-97             640,959
Alacrity Systems, Inc.                             4            Acquisition          January-98             321,768
Amherst Systems                                    5               Assets             August-98              66,667
ATI Communications, Inc.                           6            Acquisition          October-96           1,618,180
ATI Communications, Inc.                           7            Acquisition           March-98              200,000
ATI Communications, Inc.                           8            Acquisition           April-99              550,000
ATI Communications, Inc.                           9          Preferred Stock         June-97-            1,354,167
                                                                 Conversion          October-97
Aurora Electric, Inc.                             10            Acquisition            July-98            1,138,039
Blue Star Electronics, Inc.                       11            Acquisition           August-98             222,643
Burling Industries, Inc.                          12            Acquisition           August-96              22,126
Burling Industries, Inc.                          13               Assets             March-97               36,422
Canadian Network Services, Inc.                   14            Acquisition          December-97          1,116,460
Canadian Network Services, Inc.                   15            Acquisition          January-98             322,512
Commstar Limited                                  16            Acquisition            June-98            3,849,590
Commstar Limited                                  17            Acquisition          February-99             43,877
Consolidated Micro Components, Inc.               18            Acquisition            July-98              429,805
Consolidated Micro Components, Inc.               19            Acquisition            June-99              649,696
Cra-Tek Company                                   20            Acquisition          October-96             310,734
Cra-Tek Company                                   21            Acquisition          October-97               6,726
Cra-Tek Company                                   22            Acquisition            June-99              121,465
CT Specialists, Inc.                              23            Acquisition          December-97            787,914
CT Specialists, Inc.                              24            Acquisition           August-98               7,328
Cybertech Station, Inc.                           25            Acquisition          October-97             167,238
Cybertech Station, Inc.                           26            Acquisition           March-98               49,847
Cybertech Station, Inc.                           27            Acquisition           April-99               49,806
Data Path Technologies, Inc.                      28            Acquisition            July-98              403,077
Data Path Technologies, Inc.                      29            Acquisition            June-99            1,393,230
DLS Service Corporation                           30            Acquisition            July-97               57,600
Employee Stock Award                              31            Stock Award          January-96             167,000
Employee Stock Sales                              32           Stock Purchase        See Note 32            275,000
                                                                   Assets
Fiscal Advantage Corporation                      33               Assets             March-99                7,018
GDB Software Services, Inc.                       34            Acquisition            July-98              412,308
GDB Software Services, Inc.                       35            Acquisition            June-99              627,879
Great Bay Technology, Inc.                        36              Services            March-97              100,000
Ground Effects Limited                            37            Acquisition            June-98            1,105,708

                                      II-2

Hopper Manufacturing Co., Inc.                    38            Acquisition           March-97              196,572
Information Products Center, Inc.                 39            Acquisition           March-98              711,433
Information Products Center, Inc.                 40            Acquisition           April-99              662,252
Innovative Vacuum Solutions, Inc.                 41            Acquisition            July-98              276,079
Innovative Vacuum Solutions, Inc.                 42            Acquisition            June-99              426,213
Intermatica, Inc.                                 43            Acquisition            June-97              710,953
Loan Conversions                                  44                Loan             See Note 44            135,000
                                                                Conversions
MVAK Technologies, Inc.                           45            Acquisition          February-97            408,131
Norcom Resources, Inc.                            46            Acquisition           March-97              300,753
Norcom Resources, Inc.                            47            Acquisition           March-98               74,667
Pizarro Re-Marketing, Inc                         48            Acquisition           March-97              218,936
Pizarro Re-Marketing, Inc                         49            Acquisition           March-98               42,723
PPL, Ltd.                                         50            Acquisition          October-97             528,852
PPL, Ltd.                                         51            Acquisition           April-99              929,230
Private Placements                                52              Private            See Note 52            222,044
                                                                 Placements
Quality Solutions, Inc.                           53               Assets            February-96             33,494
Richard J. Sullivan                               54          Salary Elections       See Note 54            104,249
Service Transportation Company                    55            Acquisition           April-98               37,181
Services                                          56              Services            January-96 -          498,507
                                                                                        June-99
Signal Processors Limited                         57            Acquisition            July-97              488,162
Signal Processors Limited                         58            Acquisition          February-98            928,293
Signature Industries Limited                      59            Acquisition            June-98            3,605,948
STC Netcom, Inc.                                  60            Acquisition         September-97          1,670,000
Stock Options Exercised                           61             Stock Option        November-97            650,000
                                                                   Exercise
Teledata Concepts, Inc.                           62            Acquisition            June-98              144,828
The Americom Group, Inc.                          63            Acquisition            June-98              235,507
The Americom Group, Inc.                          64            Acquisition           April-99              106,581
The Bay Group, Inc.                               65              Services             June-97              193,265
The Bay Group, Inc.                               66              Services             May-98               218,682
Universal Commodities Corp.                       67            Acquisition          November-96            581,818
Universal Commodities Corp.                       68            Acquisition          December-97            260,708
US Electrical Products Corp.                      69            Acquisition                                 258,988
Warrants Exercised                                70              Warrants                                3,433,500
                                                                 Exercised
Winward Electric, Inc.                            71            Acquisition           March-98            1,816,400
Winward Electric, Inc.                            72            Acquisition           April-99              533,333
                                                                                                         ============
Total                                                                                                    43,152,373
--------------------------------------------                                                             ============

1. Includes (a) 2,048,000 shares issued to the selling shareholders to acquire their 80 percent interest in the company and (b) 52,480 shares issued as finder's fees.
2. Represents shares issued in connection with the "price protection" provision of the Agreement of Sale.
3. Includes (a) 622,755 shares issued to the selling shareholders to acquire their 100 percent interest in the company and (b) 18,204 shares issued as finder's fees.
4. Includes (a) 312,630 shares issued to the selling shareholders and (b) 9,138 shares issued as finder's fees all in connection with the "price protection" provision of the Agreement of Sale.
5. Represents shares issued to Amherst Systems to acquire customer lists for the Registrant's subsidiary, Atlantic Systems, Inc.
6. Represents shares issued to the selling shareholders to acquire their 100 percent interest in the company.
7. Represents the first and second installments of shares issued to a selling shareholder in connection with the earnout provision under the Agreement and Plan of Merger.
8. Represents the final installment of shares issued to a selling shareholder in connection with the earnout provision under the Agreement and Plan of Merger.
9. Represents shares issued to the selling shareholders upon conversion of their Redeemable Preferred Stock.
10. Includes (a) 1,098,039 shares issued to selling shareholders to acquire such shareholders' 100 percent interest in the company, and (b) 40,000 shares issued as a finder's fee.
11. Includes (a) 202,667 shares issued to the selling shareholder to acquire such shareholder's 80 percent interest in the company, (b) 19,394 shares issued as a finder's fee, and (c) 582 shares issued for services in connection with the acquisition.

12.  Represents  shares  issued  as  a  finder's  fee  in  connection  with  the acquisition.
13. Represents shares issued in connection with the acquisition of Burling's building.
14. Represents shares issued to the Stage I selling shareholders to acquire their interest in the company.
15. Includes (a) 7,530 shares issued to the Stage I selling shareholders to correct the initial issuance of shares, (b) 170,683 shares issued to the Stage II selling shareholders upon acquisition of their minority interest in 1998, (c) 109,774 shares issued to the Stage I and Stage II selling shareholders in connection with the "price protection" provision of the Agreement of Sale, and (d) 34,525 shares issued as a finder's fee.
16. Represents shares of stock reserved for issuance in exchange for exchangeable shares of TigerTel Services Limited (formerly, Commstar Ltd.), in connection with the Registrant's acquisition of 100 percent of TigerTel, and TigerTel's acquisition of certain assets from Western Inbound Network, Inc. As of June 18, 1999, 2,593,141 exchangeable shares had been converted into shares of the Registrant's common stock, and 1,256,449 shares are reserved for conversion.
17.  Represents  shares  issued  as  a  finder's  fee  in  connection  with  the acquisition.
18. Includes (a) 392,157 shares issued to the selling shareholder to acquire such shareholder's 80 percent interest in the company, and (b) 37,648 shares issued as a finder's fee.
19. Includes (a) 606,061 shares issued in connection with the "earnout" provision of the Agreement of Sale, and (b) 43,635 shares issued as additional finders fees in connection with the "earnout" payment.
20. Represents shares issued to the selling shareholders to acquire their 80 percent interest in the company.
21. Represent shares issued to a selling shareholder to acquire such shareholders minority interest.
22. Represents shares issued to a selling shareholder to acquire such shareholders minority interest.
23. Includes (a) 757,610 shares issued to selling shareholder to acquire such shareholders' 100 percent interest in the company, and (b) 30,304 shares issued as a finder's fee.
24. Represents additional shares issued as finder's fees in connection with the "price protection" provision of the Agreement of Sale.
25. Includes (a) 158,351 shares issued to the selling shareholder to acquire such shareholder's 80 percent interest in the company, and (b) 8,887 shares issued as a finder's fee.
26. Includes (a) 26,444 additional shares issued to the selling shareholder and 805 additional shares issued as finder's fees in connection with the "price protection" provision of the Agreement of Sale, and (b) 22,598 shares issued to the selling shareholder as part of the earnout provision in the Agreement of Sale.
27. Represents shares issued in connection with the "earnout" provision of the Agreement of Sale.
28. Includes (a) 384,616 shares issued to selling shareholders to acquire such shareholders' 100 percent interest in the company, and (b) 18,461 shares issued as a finder's fee.
29. Includes (a) 1,353,844 shares issued in connection with the "earnout" provision of the Agreement of Sale, and (b) 39,386 shares issued as additional finders fees in connection with the "earnout" payment.
30. Represents shares issued to the selling shareholders to acquire their 100 percent interest in the Registrant.
31. Represents shares issued to certain employees of the Registrant as a discretionary bonus.
32. Includes (a) 100,000 shares sold to David A. Loppert, the Chief Financial Officer of the Registrant, in May 1997, (b) 75,000 shares sold to Scott R. Silverman, Senior Vice President, in June 1997, and (c) 100,000 shares sold to Marc Sherman, Senior Vice President, in May 1998.
33. Represents shares issued to acquire certain customer lists for the Registrant's subsidiary, Intellesale.com (formerly Inteletek, Inc.).
34. Includes (a) 384,616 shares issued to the selling shareholder to acquire such shareholder's 80 percent interest in the company, and (b) 27,692 shares issued as a finder's fee.
35. Includes (a) 606,060 shares issued in connection with the "earnout" provision of the Agreement of Sale, and (b) 21,819 shares issued as additional finders fees in connection with the "earnout" payment.
36. Represents shares issued in connection with acquisition services for the Registrant in 1996 and 1997. Great Bay Technology, Inc. is controlled by Richard J. Sullivan, Chairman and CEO of the Registrant, Angela M. Sullivan, a Director of the Registrant, and Stephanie Sullivan.
37. Represents shares of stock reserved for issuance in exchange for exchangeable shares of ACT-GFX Canada, Inc. in connection with the Registrant's acquisition of 85 percent of Ground Effects Limited. As of June 18, 1999, 969,280 exchangeable shares had been converted into shares of the Registrant's common stock and 136,428 shares are reserved for conversion.
38. Includes (a) 179,104 shares issued to the selling shareholders to acquire such shareholders' 100 percent interest in the company, and (b) 17,468 shares issued as a finder's fee.
39. Represents shares issued to the selling shareholder to acquire such shareholder's 100 percent interest in the company.

40. Represents shares issued in connection with the "earnout" provision of the Agreement of Sale.
41. Represents shares issued to selling shareholders to acquire such shareholders' 80 percent interest in the company.
42. Represents shares issued in connection with the "earnout" provision of the Agreement of Sale.
43. Represents shares issued to the selling shareholders to acquire their 100 percent interest in the company.
44. Includes (a) 125,000 shares issued to Great Bay Technology, Inc. in May 1996 upon the conversion of a loan, and (b) 10,000 shares issued to Daniel
     E. Penni, a Director of the Registrant, in September 1997 upon the conversion of a loan.
45. Includes (a) 389,296 shares issued to the selling shareholders to acquire such shareholders' 100 percent interest in the company, and (b) 18,835 shares issued as a finder's fee.
46. Includes (a) 284,444 shares issued to the selling shareholders to acquire such shareholders' 80 percent interest in the company, and (b) 16,309 shares issued as a finder's fee.
47. Represents shares issued in connection with the "earnout" provision of the Agreement of Sale.
48. Includes (a) 190,833 shares issued to the selling shareholder to acquire such shareholder's 80 percent interest in the company, and (b) 28,103 shares issued as a finder's fee.
49. Represents shares issued in connection with the "earnout" provision of the Agreement of Sale.
50. Includes (a) 503,669 shares issued to the selling shareholders to acquire such shareholders' 80 percent interest in the company, and (b) 25,183 shares issued as a finder's fee.
51. Represents shares issued in connection with the "earnout" provision of the Agreement of Sale.
52. Includes (a) 49,822 and 22,222 shares issued to The Bay Group in November 1996 and February 1997, respectively, in Private Placement transactions and
     (b) 150,000 shares issued to a private investment group in March 1997. The Bay Group is controlled by Richard J. Sullivan and Angela M. Sullivan.
53. Represents shares issued to acquire certain software source code from Quality Solutions, Inc. for the Registrant's subsidiary, Atlantic Systems, Inc.
54. Represents 48,109 and 56,140 shares issued to Richard J. Sullivan in June 1997 and August 1998, respectively, in lieu of cash compensation under the terms of his employment agreement with the Registrant for the fiscal years beginning June 1, 1997 and 1998, respectively.
55. Includes (a) 35,000 shares issued to the selling shareholders to acquire such shareholders' 80 percent interest in the company, and (b) 2,181 shares issued for acquisition services.
56. Represents shares issued for professional services or under employment or other such agreements.
57. Includes (a) 475,920 shares issued to the selling shareholders to acquire such shareholders' 80 percent interest in the company, and (b) 12,242 shares issued for acquisition services.
58. Includes (a) 915,167 shares issued to the selling shareholders, and (b) 13,126 shares issued as finder's fees in connection with the "price protection" provision of the Agreement of Sale.
59. Includes (a) 3,571,235 shares issued to selling shareholders to acquire such shareholders' 85 percent interest in the company, and (b) 34,713 shares issued as a finder's fee.
60. Includes (a) 1,600,000 shares issued to the selling shareholders to acquire such shareholders' 80 percent interest in the company, and (b) 70,000 shares issued as a finder's fee.
61. Represents shares issued upon the exercise of Stock Options under the Registrant's 1996 Non-Qualified Stock Option Plan.
62. Includes (a) 140,138 shares issued to the selling shareholder to acquire such shareholder's 100 percent interest in the company, and (b) 4,690 shares issued as a finder's fee.
63. Represents shares issued to the selling shareholder to acquire such shareholder's 80 percent interest in the company.
64. Represents shares issued in connection with the "earnout" provision of the Agreement of Sale.
65. Represents shares issued for investment banking services in connection with certain acquisition made by the Registrant in 1997.
66. Represents shares issued for investment banking services in connection with certain acquisition made by the Registrant in 1998.
67. Represents shares issued to the selling shareholder to acquire such shareholder's 80 percent interest in the company.
68. Includes (a) 152,896 shares issued in connection with the "earnout" provision of the Agreement of Sale and (b) 107,812 shares issued in connection with amendments to the Agreement of sale.
69. Includes (a) 247,278 shares issued to the selling shareholders to acquire such shareholders' 80 percent interest in the company, and (b) 11,710 shares issued as a finder's fee.
70. Includes shares issued upon the exercise of Warrants by the warrant holders, as follows:

                                                        Number of
       Date Exercised          Class of Warrants          Shares
       --------------          -----------------          ------
July 1996                              F                  260,000
March 1997                             H                   10,000
April 1997                             H                   50,000
July 1997                              H                  250,000
August 1997                            H                   40,000
April 1997                             I                   10,000
June 1997                              I                  340,000
July 1997                              I                   50,000
August 1997                            I                   50,000
September 1997                         J                  200,000
October 1997                           L                  123,500
July 1997                              M                  390,000
September 1997                         M                  610,000
April 1998                             N                  600,000
December 1997                          O                  200,000
April 1998                             Q                  250,000
                                                  ================
        Total                                           3,433,500
                                                  ================

71. Includes (a) 1,778,543 shares issued to the selling shareholder to acquire such shareholder's 100 percent interest in the company, and (b) 37,857 shares issued as a finder's fee.
72. Represents shares issued in connection with the "earnout" provision of the Agreement of Sale.


Item 16.  Exhibits and Financial Statements.

     See Exhibit Index and Financial Statements schedule.

Item 17.  Undertakings.

     (a) The undersigned issuer hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                            (ii) To  reflect  in the  prospectus  any  facts  or
                  events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on June 23, 1999.

                              APPLIED CELLULAR TECHNOLOGY, INC.

                              By: /s/ DAVID A. LOPPERT
                                 David A. Loppert, Vice President, Treasurer and
                                            Chief Financial Officer

                                POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Garrett A. Sullivan and David A. Loppert, and each of them (with full power to each of them to act alone), the true and lawful attorney in fact and agent for the undersigned, to act on behalf of and in the name of the undersigned in connection with this Registration Statement, including the authority to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), and each such person ratifies and confirms all that said attorneys in fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            Signature                   Title                       Date
            ---------                   -----                       ----

   /s/ RICHARD J. SULLIVAN   Chairman of the Board of
---------------------------    Directors, Chief Executive        June 23, 1999
  (Richard J. Sullivan)        Officer and Secretary
                               (Principal Executive Officer)

  /s/ GARRETT A. SULLIVAN    President and Director (Principal   June 23, 1999
---------------------------    Operating Officer)
  (Garrett A. Sullivan)

   /S/ DAVID A. LOPPERT      Vice President, Treasurer and
---------------------------    Chief Financial Officer           June 23, 1999
    (David A. Loppert)         (Principal Accounting Officer)
                                                                 June 23, 1999
  /s/ ANGELA M. SULLIVAN     Director
---------------------------
   (Angela M. Sullivan)

  /s/ DANIEL E. PENNI        Director                            June 23, 1999
---------------------------
    (Daniel E. Penni.)

                             Director                            June   , 1999
---------------------------
   (Arthur F. Noterman)

  /s/ CONSTANCE K. WEAVER    Director                            June 23, 1999
---------------------------
  (Constance K. Weaver)

                                                                                                                      SCHEDULE II

                                                   APPLIED CELLULAR TECHNOLOGY, INC.

                                                   VALUATION AND QUALIFYING ACCOUNTS
                                                            (In Thousands)




                                                                                   Additions
                                                                          --------------------------
                                                            Balance At     Charged To     Valuation                   Balance At
                                                            Beginning       Cost And      Accounts                      End Of
                   Description                              Of Period       Expenses      Acquired     Deductions       Period
------------------------------------------------------------------------- -------------- ----------- ---------------  -----------

Valuation reserve deducted in the balance sheet from the
  asset to which it applies:
      Accounts Receivable:
         1998 Allowance for doubtful accounts                $ 675         $ 1,031        $ 262         $ 978            $ 990
         1997 Allowance for doubtful accounts                  101             328          270            24              675
         1996 Allowance for doubtful accounts                  ---              43          100            42              101
      Inventory:
         1998 Allowance for excess and obsolescence            896             468           11           ---            1,375
         1997 Allowance for excess and obsolescence            ---             ---        1,108           212              896
         1996 Allowance for excess and obsolescence            ---             ---          ---           ---              ---




                                  EXHIBIT INDEX

Exhibit
Number                              Description

4.1 Second Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 4.1 to Amendment No 1 to the Registrant's Registration Statement on Form S-1 (File No. 333-57613) filed with the Commission on June 16, 1999)

4.2 Amendment of Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 (File No. 333-59523) filed with the Commission on July 21, 1998)

4.3 Amended and Restated Bylaws of the Registrant dated March 31, 1998 (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 (File No. 333-51067) filed with the Commission on April 27, 1998)

5.1  Opinion of Bryan Cave LLP regarding the validity of the Common Stock

10.1 1996 Non-Qualified Stock Option Plan of Applied Cellular Technology, Inc., as amended through June 13, 1998 (incorporated herein by reference to Exhibit 10.1 to the Registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999 (Commission File Number 000-26020))

10.2 1999 Employees Stock Purchase Plan of the Registrant (incorporated herein by reference to Exhibit 10.2 to Amendment No 1 to the Registrant's Registration Statement on Form S-1 (File No. 333-57613) filed with the Commission on June 16, 1999)

10.3 1999 Flexible Stock Plan of the Registrant (incorporated herein by reference to Exhibit 10.3 to Amendment No 1 to the Registrant's Registration Statement on Form S-1 (File No. 333-57613) filed with the Commission on June 16, 1999)

10.4 Richard J. Sullivan Employment Agreement (incorporated herein by reference to Exhibit 10.4 to the Registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999 (Commission File Number 000-26020))

10.5 Garrett A. Sullivan Employment Agreement (incorporated herein by reference to Exhibit 10.5 to the Registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999 (Commission File Number 000-26020))

10.6 David A. Loppert Employment Agreement  (incorporated herein by reference to
     Exhibit 10.6 to the Registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999 (Commission File Number 000-26020))

10.7 Scott R. Silverman Employment Agreement (incorporated herein by reference to Exhibit 10.7 to the Registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999 (Commission File Number 000-26020))

10.8 Andrew J. Hidalgo Employment Agreement (incorporated herein by reference to
     Exhibit 10.8 to the Registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999 (Commission File Number 000-26020))

10.9 Gary A. Gray  Employment  Agreement  (incorporated  herein by  reference to
     Exhibit 10.9 to the Registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999 (Commission File Number 000-26020))

10.10Jerome C. Artigliere Employment Agreement (incorporated herein by reference to Exhibit 10.10 to the Registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999 (Commission File Number 000-26020))

10.11Tabitha  Zane  Employment  Agreement  (incorporated  herein by reference to
     Exhibit 10.11 to the Registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999 (Commission File Number 000-26020))

10.12Marc  Sherman  Employment  Agreement  (incorporated  herein by reference to
     Exhibit 10.12 to the Registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999 (Commission File Number 000-26020))

10.13John  Reap  Employment  Agreement  (incorporated  herein  by  reference  to
     Exhibit 10.13 to the Registrant's Post-Effective Amendment No. 1 on Form S-1 to Registration Statements Nos. 333-25431, 333-37713, 333-45139,
     333-51067 and 333-64755 filed with the Commission on May 14, 1999)

10.14Term and  Revolving  Credit  Agreement,  dated May 25,  1999,  between  the
     Registrant and IBM Credit Corporation (incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on June 2, 1999 (Commission File Number 000-26020))

10.15Agreement of Purchase and Sale dated as of June 4, 1999, as amended, by and among Intellesale.com, Inc., Applied Cellular Technology, Inc. David Romano and Eric Limont, relating to the acquisition of the shares of Bostek, Inc. and Micro Components International, Incorporated (incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on June 11, 1999 (Commission File Number 000-26020)).

16.1 Letter from Rubin, Brown, Gornstein & Co., LLP ("RBG") concurring with the statements made by the Registrant in the Form 8-K report concerning RBG's resignations as the Registrant's principal accountant (incorporated herein by reference to Exhibit 16 to the Registrant's Current Report on Form 8-K filed with the Commission on November 4, 1998 (Commission File Number 000-26020))

21.1 List of subsidiaries of Applied Cellular Technology, Inc. (incorporated herein by reference to Exhibit 21.1 to the Registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999 (Commission File Number 000-26020))

23.1 Consent of PricewaterhouseCoopers LLP

23.2 Consent of Rubin, Brown, Gornstein & Co., LLP

23.3 Consent of Ernst & Young

23.4 Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1 Power of Attorney (included in signature page)